UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

__________________________

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Meeting

and 2022 Proxy Statement

Date and Time:	Wednesday, January 25, 2023
9:00 a.m., Eastern Time

Virtual:	Participate online at www.virtualshareholdermeeting.com/MSM2023

Notice of 2023 Annual Meeting of Shareholders

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of MSC Industrial Direct Co., Inc., a New York corporation, will be held at 9:00 a.m., Eastern Time, on Wednesday, January 25, 2023 via live audio webcast at www.virtualshareholdermeeting.com/MSM2023, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect the eight directors nominated by the Board of Directors;
2.	To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve the MSC Industrial Direct Co., Inc. 2023 Omnibus Incentive Plan; and
5.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” Items 1, 2, 3 and 4.  The proxy holders will use their discretion to vote on other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders as of the close of business on December 7, 2022, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be held entirely online via live audio webcast at www.virtualshareholdermeeting.com/MSM2023.  There will not be an option to attend the Annual Meeting in person.

Shareholders as of the close of business on the record date may participate in, and submit questions and vote during, the Annual Meeting by visiting www.virtualshareholdermeeting.com/MSM2023.  To log in, you must enter the unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card.  If you are a beneficial shareholder, you may contact the shareholder of record (e.g., your bank, broker or other nominee) if you have questions about obtaining your control number.  If you do not have a control number, you may still access the live audio webcast of the Annual Meeting as a guest, but you will not be able to submit questions or to vote online during the meeting.

Whether or not you expect to participate in the Annual Meeting, your vote is important.  To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in your Notice of Internet Availability of Proxy Materials or proxy card, as promptly as possible.  If you received a copy of the proxy materials by mail, you may complete, sign, date and mail the proxy card in the envelope provided.  Shareholders as of the close of business on the record date participating in the live audio webcast of the Annual Meeting may vote via the Internet during the meeting, even if they have voted via the Internet or by telephone or returned a completed proxy card.  You may revoke your proxy at any time prior to the Annual Meeting.  If you participate in and vote during the Annual Meeting, your proxy will be revoked automatically and your vote during the meeting will be counted.

By Order of the Board of Directors,

Neal Dongre
Vice President, General Counsel and Corporate Secretary
Melville, New York
December 15, 2022

Review the Proxy Statement and Vote in One of Four Ways
Via the Internet Visit www.proxyvote.com	By Mail Complete, sign, date and mail your proxy card or voting instruction form
By Telephone Call the telephone number on your proxy card or voting instruction form	Virtually Participate in the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/MSM2023 and vote online during the meeting

IMPORTANT:  Your vote is very important.  Whether or not you plan to participate in the live audio webcast of the Annual Meeting, we encourage you to read this Proxy Statement and to vote your shares as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 25, 2023:

The Notice of 2023 Annual Meeting and 2022 Proxy Statement and the 2022 Annual Report to Shareholders

are available at https://investor.mscdirect.com/annual-reports.

We are furnishing this Proxy Statement to you in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be used at the 2023 Annual Meeting of Shareholders (the “Annual Meeting”), or at any adjournment or postponement thereof.  This Proxy Statement describes the matters to be presented at the Annual Meeting and related information that will help you vote your shares.  References in this Proxy Statement to “MSC,” the “Company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the United States Securities and Exchange Commission (the “SEC”) that allows us to furnish proxy materials to shareholders online.  We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials.  As a result, on or about December 15, 2022, we mailed to our shareholders of record as of the close of business on December 7, 2022, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the Notice of 2023 Annual Meeting of Shareholders, this Proxy Statement, our 2022 Annual Report to Shareholders and a proxy card.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request one.  If you hold your shares through a bank, broker or other nominee, rather than directly in your own name, your intermediary will either forward to you a printed copy of the proxy materials or provide you with instructions on how you can access the proxy materials electronically.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   i

2022 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement.  This summary does not contain all of the information that you should consider.  You should read the entire Proxy Statement carefully before voting.

2023 Annual Meeting of Shareholders

Date:	Wednesday, January 25, 2023
Time:	9:00 a.m., Eastern Time
Virtual:	Participate online at www.virtualshareholdermeeting.com/MSM2023
Record Date:	December 7, 2022
Voting:

Shareholders as of the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.  Holders of our Class A Common Stock and our Class B Common Stock vote together as a single class, with each holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

Voting Matters

Proposals	Board Vote Recommendation	Page No. for Additional Information
1. Election of the eight directors nominated by the Board of Directors	FOR EACH NOMINEE	8
2. Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023	FOR	29
3. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	61
4. Approval of the MSC Industrial Direct Co., Inc. 2023 Omnibus Incentive Plan	FOR	62

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   1

Director Nominees

					Committee Memberships
Nominee	Age	Principal Occupation	Director Since	Independent	AC	CC	N&CGC
Erik Gershwind	51	President and Chief Executive Officer of MSC	2010	No
Louise Goeser	69	Chief Executive Officer of LKG Enterprises	2009	Yes	✓	✓C
Mitchell Jacobson	71	Non-Executive Chairman of the Board of Directors of MSC	1995	No
Michael Kaufmann	60	Former Chief Executive Officer of Cardinal Health, Inc.	2015	Yes	✓	✓
Steven Paladino	65	Retired Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	2015	Yes	✓	✓	✓C
Philip Peller	83	Retired Partner of Arthur Andersen LLP	2000	Yes	✓C		✓
Rahquel Purcell	52	Chief Transformation Officer, North America of L’Oréal USA	2022	Yes		✓	✓
Rudina Seseri	50	Founder and Managing Partner of Glasswing Ventures, LLC	2020	Yes		✓	✓

___________________

AC	Audit Committee
CC	Compensation Committee
N&CGC	Nominating and Corporate Governance Committee
✓	Member
C	Chairperson

2   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Corporate Governance Highlights

Director Independence	•	Six of our eight director nominees are independent.
	•	The independent directors meet regularly in executive sessions without management present.
	•	We have an independent Lead Director, who serves as the presiding director at the executive sessions of the independent directors.
	•	All committees of the Board are composed exclusively of independent directors.
Board Oversight of Risk Management	•

The Board is responsible for the oversight of the Company’s risk management and reviews our major financial, operational, compliance, cybersecurity, environmental, social and governance (“ESG”), reputational and strategic risks and risks posed by the COVID-19 pandemic, including steps to monitor, manage and mitigate such risks.

Stock Ownership Requirements	•

Each of our non-executive directors must own a minimum number of shares equal to five times his or her annual cash retainer on his or her first year of service on the Board within five years of joining the Board.

	•	Our Chief Executive Officer must own at least six times his annual base salary in our common stock.
•

Each of our Executive Vice Presidents must own at least three times his or her annual base salary in our common stock, each of our Senior Vice Presidents must own at least two times his or her annual base salary in our common stock, and each of our Vice Presidents (who are executive officers) must own at least one time his or her annual base salary in our common stock.

Annual Performance Evaluation	•	The Nominating and Corporate Governance Committee annually reviews the performance of the Board and Board committees.
	•	The Board and each Board committee conduct annual written self-evaluations to help ensure that the Board and each Board committee have the appropriate scope of activities.

Annual Election of Directors	•	All directors stand for election annually.
Board and Board Committee Evaluation and Composition	•	The Nominating and Corporate Governance Committee annually reviews the composition of the Board and Board committees.
•

The annual written self-evaluations conducted by the Board and each Board committee also ensure that the Board and Board committees have the appropriate number and mix of members, skills and experience.

•

The Nominating and Corporate Governance Committee assesses the Board’s composition in the context of the Board’s needs and objectives, including consideration of Board diversity and director tenure, age, skills, background and experience.

Regular Board Reviews of Executive Succession	•	The Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the Chief Executive Officer position.
	•	The Board has contingency plans in place for emergencies such as the departure, death or disability of the Chief Executive Officer or other executive officers.
Other Corporate Governance Practices	•

We maintain a clawback policy to recoup incentive compensation in the event of a significant financial restatement (whether or not a covered officer engaged in misconduct), as well as in cases of breach of non-competition and other covenants.

	•	We are committed to shareholder engagement and maintain a formal investor relations outreach program.
	•	The Nominating and Corporate Governance Committee oversees our ESG efforts and initiatives.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   3

Fiscal Year 2022 Performance Highlights

In fiscal year 2022, we made continued progress on our strategic plan to transform MSC from a leading spot-buy distributor to an essential partner on the plant floors of our customers.  Despite continued challenges related to inflation and global supply chain interruptions this year, we have been able to align our strategy with our operations and make significant progress in reorganizing our cost structure to become a stronger, more resilient Company.  We continue to execute on our initiatives, supporting our business strategy to serve as a mission-critical partner to our customers, which we believe will further expand our market share to deliver on our growth targets, as well as improve our returns on invested capital.

Early in the year we saw a recovery in demand from our traditional manufacturing end-markets, as most pandemic-related restrictions had been lifted.  Additionally, with the lifting of restrictions and the ensuing economic recovery, the United States experienced and continues to experience disruptions in the supply of certain products and services and disruptions in labor availability.  These disruptions contributed to a highly inflationary environment which has affected the price and the availability of certain products and services.  We have implemented price realization strategies and continue to monitor the current economic conditions for the impact on our customers and markets and consider both risks and opportunities that may affect our business and operations.

We continue to make progress on our Mission Critical initiatives to accelerate market share capture and improve profitability through fiscal year 2023.  We plan to accelerate our investment in our market-leading metalworking business by adding to our metalworking specialist team, introducing value-added services to our customers, expanding our vending, Vendor Managed Inventory and in-plant solutions programs, building out our sales force, and diversifying our customers and end-markets.  To help us capitalize on additional opportunities for margin enhancement and operational excellence, we recruited Martina McIsaac to the newly created role of Chief Operating Officer.  Ms. McIsaac will focus on driving industry-leading levels of organic growth and profitability, improving our processes and execution capabilities, and creating a more collaborative, cross-functional operating model.  Our operating performance in fiscal year 2022 was highlighted by the following:

•	our net sales increased 13.8% to $3.7 billion. On an average daily sales (“ADS”) basis, net sales increased 10.7% from the prior fiscal year;
•	our gross profit increased 16.9% to $1.6 billion;
•	our operating expenses increased 9.0% to $1.1 billion, as compared to $994.5 million in the prior fiscal year;
•

we incurred $15.8 million in restructuring and other related costs, comprised primarily of $8.2 million in consulting costs related to the optimization of the Company’s operations and $7.6 million in severance and separation benefits charges and other related costs associated mainly with sales workforce realignment;

•	our operating income was $468.7 million, representing an increase of 55.3% from operating income of $301.8 million in the prior fiscal year;
•	our diluted earnings per share was $6.06 versus $3.87 in the prior fiscal year;
•	we generated $246.2 million of cash from operations;
•

we paid out $167.4 million in regular cash dividends compared to $362.7 million in cash dividends in the prior fiscal year, comprised of special and regular cash dividends of $195.4 million and $167.3 million, respectively; and

•	we repurchased and immediately retired $22.1 million of MSC’s Class A Common Stock and made two acquisitions for aggregate consideration of $58.7 million.

4   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Fiscal Year 2022 Compensation Highlights

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of the Board took the following key actions with respect to named executive officer compensation for fiscal year 2022:

•

Maximum Bonus Payouts for Company Financial Performance.  Based on Company and individual performance, payouts under our performance bonus plan were at 158% of target (the maximum level) for Mr. Gershwind,  Ms. Actis-Grande and Mr. Jones and 145% of target for Ms. Bledsoe.    Mr. Baruch was not eligible for a bonus payout due to the termination of his employment on September 3, 2022.

The table below illustrates how our compensation is aligned with our performance by showing the total cash compensation and total direct compensation for each of our named executive officers in fiscal year 2022 against the competitive market data:

Named Executive Officer	Fiscal Year 2022 Total Cash Compensation ($)(1)	Competitive Positioning(2) of Total Cash Compensation	Fiscal Year 2022 Total Direct Compensation ($)(3)	Competitive Positioning(2) of Total Direct Compensation
Erik Gershwind	3,156,786	>75th percentile	6,406,676	between 50th & 75th percentiles
Kristen Actis-Grande	1,038,546	between 50th & 75th percentiles	1,688,490	between 25th & 50th percentiles
Douglas E. Jones	811,187	approx. 75th percentile	1,361,048	approx. 75th percentile
Elizabeth Bledsoe	642,420	approx. 50th percentile	967,307	between 25th & 50th percentiles
Steven Baruch	400,000	<25th percentile	799,992	between 25th & 50th percentiles

________________________

(1)	Total cash compensation is calculated as the sum of (i) base salary in effect as of the fiscal year end and (ii) actual annual performance bonus.
(2)	Please see “Compensation Discussion and Analysis ― Competitive Positioning” on page 45 for information about our peer companies and our competitive market data.
(3)

Total direct compensation is calculated as the sum of (i) base salary (see Footnote 1 above), (ii) actual annual performance bonus (see Footnote 1 above) and (iii) long-term equity awards granted in fiscal year 2022.

Please see “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   5

Compensation Summary

The following table shows the compensation for our named executive officers for fiscal years 2022 and 2021.  For an explanation of the amounts in the table below, please see “Executive Compensation ― Summary Compensation Table” beginning on page 50 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Erik Gershwind	2022	815,937	—	3,249,890	—	2,362,500	24,916	6,453,243
President and Chief Executive Officer	2021	771,151	500	3,249,925	—	1,124,738	23,789	5,170,103

Kristen Actis-Grande	2022	504,808	—	649,944	—	538,546	6,329	1,699,627
Executive Vice President and Chief Financial Officer	2021	408,654	150,000	749,871	—	256,170	14,808	1,579,503

Douglas E. Jones	2022	449,604	—	549,861	—	375,414	23,069	1,397,948
Executive Vice President and Chief Supply Chain Officer	2021	423,080	500	549,931	—	174,480	22,378	1,170,369

Elizabeth Bledsoe(1)	2022	381,731	—	324,887	—	267,420	21,645	995,683
Senior Vice President and Chief People Officer

Steven Baruch(1)	2022	408,404	—	399,992	—	—	26,386	834,782
Executive Vice President and Chief Strategy & Marketing Officer

________________________

(1)

No compensation information for fiscal year 2021 appears in this table for Ms. Bledsoe or Mr. Baruch as neither were named executive officers during this time.

6   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023.  Although shareholder ratification of the Audit Committee’s appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023 is not required, the Board is submitting the appointment of Ernst & Young LLP to the Company’s shareholders for ratification as a matter of good corporate governance.  The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023.  Please see “Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)”  beginning on page 29 of this Proxy Statement.

Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 3)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers.  This vote is advisory, which means that this vote on executive compensation is not binding on the Company, the Board or the Compensation Committee.  Based on Company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2022 were appropriate and consistent with the philosophy and objectives of the Company’s compensation programs.  The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.  Please see “Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 3)” on page  61 of this Proxy Statement.

Approval of the MSC Industrial Direct Co., Inc. 2023 Omnibus Incentive Plan (Proposal No. 4)

The Board, upon the recommendation of the Compensation Committee, adopted, subject to shareholder approval, the MSC Industrial Direct Co., Inc. 2023 Omnibus Incentive Plan (the “2023 Omnibus Incentive Plan”).  The 2023 Omnibus Incentive Plan was primarily established to attract and retain highly qualified associates, non-executive directors and consultants, promote the growth and success of the Company’s business by providing incentives to such individuals for outstanding performance, and align the long-term interests of associates and non-executive directors with those of our shareholders.  The Board of Directors recommends that you vote “FOR” the approval of the 2023 Omnibus Incentive Plan.  Please see “Approval of the MSC Industrial Direct Co., Inc. 2023 Omnibus Incentive Plan (Proposal No. 4)” beginning on page 62 of this Proxy Statement.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   7

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board of Directors currently consists of eight members and has no vacancies.  On the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the eight persons listed below for election as directors at the Annual Meeting.  If elected, each nominee will serve until his or her term expires at the 2024 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified.  Each nominee has agreed to be named in this Proxy Statement and to serve if elected.  All of the nominees are currently serving as directors.  Except for Rahquel Purcell, who was elected to the Board on December 1, 2022, all of the nominees were elected to the Board at the 2022 Annual Meeting of Shareholders.  Ms. Purcell was recommended to the Board as a potential director by a third-party search firm.

Although the Company knows of no reason why any of the nominees would not be able to serve, if any nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the Board.  There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the Company.

Board and Committee Evaluations; Qualifications of Nominees

The Nominating and Corporate Governance Committee annually reviews the composition and performance of the Board and Board committees, and considers, among other factors, Board diversity and director tenure, age, skills, background and experience.  The Nominating and Corporate Governance Committee is responsible for recruiting, evaluating and recommending candidates to be presented for election or re-election to serve as members of the Board.  The Board and each Board committee conduct annual written self-evaluations to help ensure that the Board and each Board committee have the appropriate number and mix of members, skills and experience and the appropriate scope of activities.  These self-evaluations also provide Board and Board committee members with insight for enhancing the effectiveness of their meetings.  In evaluating the Board, the Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of accounting and business management consulting.  In these positions, they have also gained industry experience and knowledge in core management skills that are important to their service on the Board, such as business-to-business distribution, supply chain management, mergers and acquisitions, strategic and financial planning, financial reporting, compliance, risk management, intellectual property matters and leadership development.  Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters.  The Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business, a high level of education, broad-based business acumen and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on the Board.

8   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Director Nominees

Nominee	Age	Principal Occupation	Director Since
Erik Gershwind	51	President and Chief Executive Officer of MSC	October 2010
Louise Goeser	69	Chief Executive Officer of LKG Enterprises	January 2009
Mitchell Jacobson	71	Non-Executive Chairman of the Board of Directors of MSC	October 1995
Michael Kaufmann	60	Former Chief Executive Officer of Cardinal Health, Inc.	September 2015
Steven Paladino	65	Retired Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	September 2015
Philip Peller	83	Retired Partner of Arthur Andersen LLP	April 2000
Rahquel Purcell	52	Chief Transformation Officer, North America of L’Oréal USA	December 2022
Rudina Seseri	50	Founder and Managing Partner of Glasswing Ventures, LLC	September 2020

Erik Gershwind
Business Experience

Mr. Gershwind has served as our President and Chief Executive Officer since January 2013.  From October 2009 to October 2011, Mr. Gershwind served as our Executive Vice President and Chief Operating Officer and, from October 2011 to January 2013, he served as our President and Chief Operating Officer.  Mr. Gershwind was elected by the Board to serve as a director in October 2010.  Previously, Mr. Gershwind served as our Senior Vice President, Product Management and Marketing from December 2005 to October 2009 and as our Vice President of Product Management from April 2005 to December 2005.  From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management of the Company.  Mr. Gershwind has held various positions of increasing responsibility in product, eCommerce and marketing since joining the Company in 1996 as manager of our acquisition integration initiative.

Specific Skills and Attributes

Mr. Gershwind has held senior management positions responsible for key business functions of the Company and is a key contributor to our current strategy and success.  In addition, as our Chief Executive Officer, he brings critical perspectives to the Board on our strategic direction and growth strategy.

Family Relationships

Mr. Gershwind is the nephew of Mitchell Jacobson, our Non-Executive Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister.  Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders.  There are no other family relationships among any of our directors or executive officers.

Louise Goeser
Business Experience

Ms. Goeser is the Chief Executive Officer of LKG Enterprises, a private advisory firm that she founded in October 2018.  Ms. Goeser previously served as President and Chief Executive Officer of Grupo Siemens S.A. de C.V., where she was responsible for Siemens Mesoamérica, from March 2009 until her retirement in May 2018.  Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors.  Ms. Goeser previously served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008.  Prior to this position, she served as Vice President, Global Quality for Ford Motor Company from 1999 to 2005.  Prior to 1999, Ms. Goeser served as General Manager, Refrigeration and Vice President, Corporate Quality at Whirlpool Corporation and held various leadership positions with Westinghouse Electric Corporation.

Specific Skills and Attributes

Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships

Ms. Goeser is also a director of Watts Water Technologies, Inc. and a member of its Compensation and Governance & Sustainability Committees.  Ms. Goeser previously served as a director of Talen Energy Corporation from June 2015 to December 2016 and as a director of PPL Corporation from April 2003 to June 2015.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   9

Mitchell Jacobson
Business Experience

Mr. Jacobson was elected our President and Chief Executive Officer in October 1995 and held both positions until November 2003.  He continued to serve as our Chief Executive Officer until November 2005.  Mr. Jacobson was elected our Chairman of the Board in January 1998 and became Non-Executive Chairman of the Board in January 2013.  Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly owned and principal operating subsidiary, from June 1982 to November 2005.  Mr. Jacobson also serves as the Executive Chairman of Ambrosia Holdings, L.P., the holding company of TriMark USA.

Specific Skills and Attributes

Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes.  His leadership as Chairman, experience in industrial distribution and strategic input are critically important to the Board.  In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the Company’s shareholders.

Family Relationships

Mr. Jacobson is the uncle of Erik Gershwind, our President and Chief Executive Officer and a director of the Company, and the brother of Marjorie Gershwind Fiverson, Mr. Gershwind’s mother.  There are no other family relationships among any of our directors or executive officers.

Other Directorships

Mr. Jacobson serves as a director, Chairman of the Nominating Committee and a member of the Audit and Compensation Committees of Juniper Industrial Holdings, Inc. Mr. Jacobson previously served as a director of HD Supply Holdings, Inc. from October 2007 to December 2013.  Mr. Jacobson is also a Trustee of the New York University School of Law, and serves as a member of the Board of Trustees of New York Presbyterian Hospital, as well as of the hospital’s Executive, Investment and Patient Experience Committees.

Michael Kaufmann
Business Experience

Mr. Kaufmann served as Chief Executive Officer of Cardinal Health, Inc., a globally integrated healthcare services and products company providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories, physician offices and patients in the home, from January 2018 to September 2022.  Prior to that, he served as Chief Financial Officer of Cardinal Health, Inc. from November 2014 to December 2017 and as Chief Executive Officer of the Pharmaceutical Segment of Cardinal Health, Inc. from August 2009 to November 2014.  From April 2008 to August 2009, he was Group President for the medical distribution businesses of Cardinal Health, Inc.  Mr. Kaufmann served in other executive positions with Cardinal Health, Inc. from 1990 through 2008, and, before that, he worked for almost six years in public accounting with Arthur Andersen LLP.

Specific Skills and Attributes

Mr. Kaufmann’s operational expertise and broad experience as a former senior executive of a major healthcare services and products company make him a valued asset to the Board.  His knowledge of the distribution business and supply chain management expertise provide the Board with critical insights.  In addition, having previously served as a chief financial officer of a large public company, Mr. Kaufmann brings additional finance and accounting expertise to the Board.  Mr. Kaufmann qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Other Directorships	Mr. Kaufmann previously served as a director of Cardinal Health, Inc. from January 2018 to September 2022.

10   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Steven Paladino
Business Experience

Mr. Paladino served as Executive Vice President and Chief Financial Officer of Henry Schein, Inc., a solutions company for healthcare professionals, from 2000 until his retirement in April 2022.  Prior to that, Mr. Paladino served in other key roles with Henry Schein, Inc., including Senior Vice President and Chief Financial Officer from 1993 to 2000, Vice President and Treasurer from 1990 to 1992, and Corporate Controller from 1987 to 1990.   Before joining Henry Schein, Inc., Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP).

Specific Skills and Attributes

Mr. Paladino brings to the Board extensive financial, accounting and distribution industry expertise.  Mr. Paladino’s skills in corporate finance and accounting provide the Board with expertise and depth in public company accounting issues, and his distribution-related experience provides the Board with critical knowledge and perspectives.  Further, his experience as a public company director provides the Board with additional knowledge and perspectives on corporate governance matters.  Mr. Paladino qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Other Directorships	Mr. Paladino also serves as a director of Henry Schein, Inc., and as a director of Covetrus, Inc. and a member of its Strategy Committee.

PHILIP PELLER
Business Experience

Mr. Peller has served as our Lead Director since December 2007.  Mr. Peller was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999.  He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998.  He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes

Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to the Board.  In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him as an “audit committee financial expert” as defined by applicable SEC rules.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   11

RAHQUEL PURCELL
Business Experience

Ms. Purcell has served as Chief Transformation Officer, North America of L’Oréal USA, a division of L’Oréal S.A., the world’s largest cosmetics company, since October 2022.  Prior to that, she served as Chief Operations Officer, North America of L’Oréal USA from March 2020 to September 2022, as Senior Vice President, Head of Supply Chain, North America of L’Oréal USA from February 2017 to February 2020 and as Vice President, Supply Chain, Americas of L’Oréal USA from January 2016 to January 2017.  Before joining L’Oréal USA, Ms. Purcell was with The Procter & Gamble Company, a consumer products company, for more than 20 years during which time she held a series of progressively responsible global leadership roles, including Director, Global Packaging & Design Purchases from October 2013 to December 2015, Director, New Business Creation from October 2012 to September 2013, and Director, North America Product Supply Operations from October 2009 to September 2012.  Prior to her tenure with The Procter & Gamble Company, Ms. Purcell was with PepsiCo, Inc. and General Motors Company.

Specific Skills and Attributes

Ms. Purcell brings to the Board extensive expertise in the areas of manufacturing, supply chain, purchases, packaging and development, which she has gained through her more than 30 years of experience in the cosmetics, consumer products, beverage and automotive industries.  Her experience in omni-channel leadership also provides the Board with critical insights.  In addition, Ms. Purcell’s interests in sustainability and diversity, equity and inclusion are also valuable to the Board.

RUDINA SESERI
Business Experience

Ms. Seseri is the founder and managing partner of Glasswing Ventures, LLC, an early stage venture capital firm dedicated to investing in the next generation of Artificial Intelligence-powered technology companies.  Prior to launching Glasswing Ventures, LLC, Ms. Seseri was a partner at Fairhaven Capital, a technology venture capital firm, from 2007 to 2015.  Before that, she worked in the Corporate Development Group at Microsoft Corporation from 2005 to 2007, where she was responsible for leading acquisitions and strategic investments for the company.  From 2000 to 2003, Ms. Seseri worked as an investment banker in the Technology Group at Credit Suisse Group AG, where she led public market transactions.

Specific Skills and Attributes

Ms. Seseri brings to the Board extensive investment, technology and operational experience.  She has more than 17 years of investing and transactional experience, including experience building successful technology companies in innovative fields such as artificial intelligence, machine learning, Internet of Things, robotics, block chain, enterprise software, and digital media technologies.  Ms. Seseri provides both vision and practical expertise to help advance our business transformation initiatives.

Other Directorships	Ms. Seseri is also a director of M&T Bank Corporation.

12   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Director Qualifications

The chart below demonstrates how the Board’s nominees for election at the Annual Meeting provide the skills, experiences and perspectives that the Nominating and Corporate Governance Committee and the Board consider important for an effective board of directors.

	Industry Knowledge		Business Management Experience			Financial/Accounting Experience
Name	Business to Business Distribution	Supply Chain Management	Senior Executive Management	Public Company Corporate Governance and Compensation	Mergers and Acquisitions	Financial Literacy	Financial Reporting
Erik Gershwind	✓	✓	✓	✓	✓	✓	✓
Louise Goeser		✓	✓	✓	✓	✓
Mitchell Jacobson	✓	✓	✓	✓	✓	✓	✓
Michael Kaufmann	✓	✓	✓	✓	✓	✓	✓
Steven Paladino	✓	✓	✓	✓	✓	✓	✓
Philip Peller			✓	✓	✓	✓	✓
Rahquel Purcell		✓	✓		✓	✓
Rudina Seseri			✓	✓	✓	✓

The Board OF DIRECTORS recommends THAT YOU vote “FOR” the election of each of
THE EIGHT NOMINEES LISTED ABOVE.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   13

CORPORATE GOVERNANCE

Director Independence

Pursuant to the New York Stock Exchange (the “NYSE”) listing standards, a majority of the members of the Board must be independent.  The NYSE listing standards provide that a director does not qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).  The Board follows the criteria set forth in Section 303A of the NYSE listing standards to determine director independence.  Our independence criteria are also set forth in Section 2 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance.   In addition to applying these guidelines, the Board will consider all of the relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis and as events arise which may affect director independence.  Based upon this review, the Board determined that Mses. Goeser, Purcell and Seseri and Messrs. Kaufmann, Paladino and Peller are independent in accordance with Section 303A.02 of the NYSE listing standards as well as under our Corporate Governance Guidelines.  The Board also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (see membership information below under “― Board Committees”) is independent, including that each member of the Audit Committee is “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Exchange Act.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is a director of Watts Water Technologies, Inc., which is a customer and a supplier of the Company.  Sales to and purchases from Watts Water Technologies, Inc. in fiscal year 2022 were made in the ordinary course of business and amounted to significantly less than 0.5% of Watts Water Technologies, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Ms. Purcell, the Board considered that Ms. Purcell is the Chief Transformation Officer, North America of L’Oréal USA, which is a customer of the Company.  Sales to L’Oréal USA in fiscal year 2022 were made in the ordinary course of business and amounted to significantly less than 0.5% of L’Oréal USA’s gross revenues during its most recent fiscal year.

In evaluating the independence of Ms. Seseri, the Board considered that Ms. Seseri is the founding partner of Glasswing Ventures, LLC, of which NormShield Inc. d/b/a Black Kite, Inc. is a portfolio company.  Black Kite, Inc. is a supplier of the Company.  Purchases from Black Kite, Inc. in fiscal year 2022 were made in the ordinary course of business and amounted to significantly less than 0.5% of Black Kite, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Kaufmann, the Board considered that Mr. Kaufmann was, until his departure in September 2022, the Chief Executive Officer and a director of Cardinal Health, Inc., which is a customer and a supplier of the Company.  Sales to and purchases from Cardinal Health, Inc. in fiscal year 2022 were made in the ordinary course of business and amounted to significantly less than 0.5% of Cardinal Health, Inc.’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Paladino, the Board considered that Mr. Paladino is a director and was, until his retirement in April 2022, the Executive Vice President and Chief Financial Officer of Henry Schein, Inc., which is a customer and a supplier of the Company.  Sales to and purchases from Henry Schein, Inc. in fiscal year 2022 were made in the ordinary course of business and amounted to significantly less than 0.5% of Henry Schein, Inc.’s gross revenues during its most recent fiscal year.

14   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Board Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  The table below provides the current membership of the Board and each of these committees and the number of meetings held by the Board and each of these committees during fiscal year 2022.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Erik Gershwind
Louise Goeser
Mitchell Jacobson
Michael Kaufmann
Steven Paladino
Philip Peller
Rahquel Purcell
Rudina Seseri
Fiscal Year 2022 Meetings	5	5	7	4

Lead Director      Chairperson    Audit Committee Financial Expert   Member

Audit Committee

Principal Functions

The principal functions of the Audit Committee are to:

•

assist the Board in its oversight of (i) the preparation and integrity of our consolidated financial statements, (ii) our compliance with our ethics policies and legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications, performance and independence, and (iv) the performance of our internal audit function;

•	be directly responsible for the appointment, termination, compensation, retention and oversight of the work of our independent registered public accounting firm;
•	have the authority to engage independent counsel and other advisors, at the expense of the Company, as it deems necessary to carry out its duties;
•	recommend to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for filing with the SEC;
•	oversee risk management practices for our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures;
•

assist the Board in overseeing and managing risks associated with the COVID-19 pandemic, and overseeing risk management and responses with respect to the financial risks posed by the COVID-19 pandemic;

•	oversee cybersecurity risks and the Company’s overall cybersecurity risk management program;
•	prepare an audit committee report to be included in our annual proxy statement; and
•	undertake an annual evaluation of its performance.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   15

Composition and Charter

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Kaufmann, Paladino and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the NYSE and to meet the financial literacy requirements of the NYSE.  Mr. Peller is the Chairperson of the Audit Committee.  The Board has determined that each of Messrs. Kaufmann, Paladino and Peller qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.  The Board has approved a written charter for the Audit Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy on Service on Other Audit Committees

Under our Corporate Governance Guidelines, members of the Audit Committee may not serve as members of the audit committees for more than three public companies, including the Audit Committee of the Board.

Compensation Committee

Principal Functions

The principal functions of the Compensation Committee are to:

•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluate our Chief Executive Officer’s performance in light of those goals and objectives;
•	determine and approve our Chief Executive Officer’s compensation level based on its evaluation of his performance;
•	set the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans;
•	review and recommend to the Board for approval any change in control agreements or severance plans or agreements with our Chief Executive Officer and our other executive officers;
•	recommend to the Board the compensation of our non-executive directors;
•	have the sole authority to retain and terminate compensation consultants and other advisors and to approve such consultants’ and other advisors’ fees and retention terms;
•	administer our equity incentive plans;
•	assist the Board in overseeing and managing risks associated with the COVID-19 pandemic;
•	oversee risk management practices for risks relating to our overall compensation structure, including review of our compensation practices, in each case with a view toward assessing associated risks;
•	prepare a compensation committee report to be included in our annual proxy statement; and
•	undertake an annual evaluation of its performance.

Composition and Charter

The Compensation Committee is currently comprised of Mses. Goeser, Purcell and Seseri and Messrs. Kaufmann and Paladino, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the NYSE.  Ms. Goeser is the Chairperson of the Compensation Committee.  The Board has approved a written charter for the Compensation Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management.  Under the MSC Industrial Direct Co., Inc. 2015 Omnibus Incentive Plan (the “2015 Omnibus Incentive Plan”), the Compensation Committee is permitted to delegate its authority under such plan to a committee of one or more directors or

16   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

one or more officers, in all cases to the extent permitted under applicable law, including NYSE listing requirements.  However, as a matter of policy, the Compensation Committee authorizes all grants of awards under the 2015 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers.  In fiscal year 2022, the views and recommendations of Mitchell Jacobson, our Non-Executive Chairman of the Board, and Erik Gershwind, our President and Chief Executive Officer, were considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives and will continue to be considered in the foreseeable future.  In fiscal year 2022, Mr. Jacobson also provided input on Mr. Gershwind’s compensation.  In addition, the Compensation Committee obtains input from Mr. Gershwind on the compensation of the other named executive officers and other executive officers and senior officers.  Our Human Resources department and  our Senior Vice President and Chief People Officer, Elizabeth Bledsoe, assisted the Chairperson of the Compensation Committee in developing the agenda for Compensation Committee meetings and worked with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-executive director compensation.  Ms. Bledsoe and Mr. Gershwind regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed.  The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors.  In connection with compensation decisions made by the Compensation Committee for fiscal year 2022, the Compensation Committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).  FW Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-executive director compensation programs.  FW Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-executive directors.  FW Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of the Company.  As discussed under “Compensation Risk Assessment” on page 48 of this Proxy Statement, FW Cook also conducted a comprehensive risk assessment of our incentive-based compensation plans in fiscal year 2022 to assist the Compensation Committee in its compensation risk assessment.  The Compensation Committee considers, but is not bound by, consultant recommendations with respect to executive and non-executive director compensation.

During fiscal year 2022, the Compensation Committee reviewed the independence of FW Cook, which included a consideration of the factors required by the NYSE listing standards, and determined that FW Cook is independent and that its service does not raise any conflicts of interest that would prevent it from providing independent and objective advice to the committee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2022, Mses. Goeser and Seseri and Messrs. Kaufmann and Paladino served as members of the Compensation Committee.  None of the members of the Compensation Committee were, during or prior to fiscal year 2022, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director and as a de minimis shareholder.  In addition, none of our directors has or had interlocking or other relationships with other boards or compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Principal Functions

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board consistent with criteria approved by the Board;
•

review the qualifications and independence of the director nominees, and conduct an assessment of the Board’s composition, in the context of the Board’s needs and objectives, including consideration of Board diversity and director tenure, age, skills, background and experience;

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   17

•	annually review the background and qualifications of each director;
•

recommend to the Board nominees for membership on the Board (only those candidates recommended by the Nominating and Corporate Governance Committee will be considered by the Board as nominees for director);

•	develop and recommend to the Board corporate governance principles and other corporate governance policies that are applicable to the Company;
•

review and approve any related party transactions between the Company and any officer, director, principal shareholder or immediate family member or other affiliate of such persons proposed to be entered into and, if appropriate, ratify any such transaction previously commenced and ongoing;

•	oversee the evaluation of the Board, the Board committees and our management;
•	oversee risk management practices for risks relating to governance and compliance and ESG risks;
•	assist the Board in overseeing and managing risks associated with the COVID-19 pandemic;
•	assist the Board in succession planning for the Company’s senior executive officers;
•	oversee our ESG efforts;
•	assist the Board in its oversight of our compliance with our ethics policies; and
•	undertake an annual evaluation of its performance.

Composition and Charter

The Nominating and Corporate Governance Committee is currently comprised of Mses.  Purcell and Seseri and Messrs. Paladino and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the NYSE.  Mr. Paladino is the Chairperson of the Nominating and Corporate Governance Committee.  The Board has approved a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of the Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.  There are no specific, minimum or absolute criteria for Board membership.  The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on the Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management.  The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career.  Such a career may include:

•

experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;

•	experience in the management or leadership of a substantial private business enterprise or educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the NYSE and the SEC.  In addition, prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and contributions as an existing director to the Board.

18   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates, if so desired.  The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries.  The Nominating and Corporate Governance Committee uses the same standards for evaluating nominees regardless of whether they are proposed by our directors, our management, our shareholders or any other source.  Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one-year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Vice President, General Counsel and Corporate Secretary, MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747, and providing the following information:

•	the name, Company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the Company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•

the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Vice President, General Counsel and Corporate Secretary and forwarded to Mr. Paladino, the Chairperson of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy.  Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Universal Proxy Rules for Director Nominations

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2024 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than November 27, 2023.   However, if the date of the 2024 Annual Meeting of Shareholders is changed by more than 30 calendar days from January 25, 2024, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Director Meeting Attendance

Each incumbent director attended, or participated by means of remote communication in, 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served during fiscal year 2022.  We encourage attendance by the directors at our annual meeting of shareholders.  Six of the Company’s seven directors in office at the time participated in the Company’s 2022 Annual Meeting of Shareholders, which was held virtually via live audio webcast.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   19

Board Leadership Structure; Executive Sessions of the Independent Directors

The Board functions collaboratively and emphasizes active participation and leadership by all of its members.  The Board currently consists of eight directors, each of whom, other than Messrs. Gershwind and Jacobson, is independent under our Corporate Governance Guidelines and the applicable rules of the NYSE and the SEC.

Mr. Gershwind has served as our President and Chief Executive Officer since January 2013 and as a member of the Board since 2010.  Mr. Jacobson, who is one of our principal shareholders, was elected Chairman of the Board in January 1998 and became Non-Executive Chairman of the Board in January 2013.  Mr. Jacobson previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005.  The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed an independent Lead Director since 2007.

The Board of Directors believes that the most effective Board leadership structure for the Company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated.  Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for the Company and for providing the day-to-day leadership over our operations, and our Chairman of the Board sets the agenda for meetings of the Board and presides over Board meetings.  In addition, our independent directors meet at regularly scheduled executive sessions without members of management present.  Mr. Peller, who has served as our Lead Director since 2007, presides at the executive sessions of the independent directors.  The Lead Director also has such other duties and responsibilities as determined by the Board from time to time.  Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

Role of the Board in Risk Oversight

The Board’s role in risk oversight involves both the full Board and its committees.  The full Board is responsible for the oversight of the Company’s risk management and reviews our major financial, operational, compliance, cybersecurity, ESG, reputational and strategic risks and risks posed by the COVID-19 pandemic, including steps to monitor, manage and mitigate such risks.  In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to its functions.  For example, the Audit Committee has oversight responsibility for our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management, as well as financial and other risks posed by the COVID-19 pandemic.  The Audit Committee is also responsible for oversight of cybersecurity risks and the Company’s overall cybersecurity risk management program.  Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over ESG, governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of our compensation practices, in each case with a view toward assessing associated risks.  Please see “Compensation Risk Assessment” on page 48 of this Proxy Statement.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees.  The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the Company.

20   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at www.mscdirect.com/corporategovernance.

Non-Executive Director Stock Ownership Guidelines

To more closely align the interests of our non-executive directors with those of our shareholders, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has adopted stock ownership guidelines for our non-executive directors.  The ownership guidelines provide for each of our non-executive directors to own a minimum number of shares having a value equal to five times his or her base annual cash retainer on his or her first year of service on the Board (i.e., a value equal to $210,000 for directors whose tenure began before the adoption of the guidelines, a value equal to $250,000 for Messrs. Kaufmann and Paladino, a value equal to $275,000 for Ms. Seseri, and a value equal to $450,000 for Ms. Purcell).  All shares held by our non-executive directors, including unvested restricted stock units (“RSUs”), count toward this guideline.  The guidelines provide for our non-executive directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director was first elected.  Once a non-executive director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership.  If a non-executive director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the vesting of RSUs.  All of our non-executive directors are in compliance with their current stock ownership guidelines.

Overview of Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-executive directors.  The key objective of our non-executive directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management.  In addition, our compensation program is designed to align the interests of the Board with the long-term interests of our shareholders.  The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership.  We compensate our non-executive directors with a mix of cash and equity-based compensation.  Directors who are also executives of the Company do not receive any compensation for their service on the Board.

The Compensation Committee’s policy generally is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-executive directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent.    In August 2021, the Compensation Committee engaged FW Cook to conduct a competitive analysis of our non-executive directors’ compensation. Based on the peer data from its August 2021 analysis, FW Cook concluded that the average total annual compensation per non-executive director (excluding our Non-Executive Chairman) in fiscal year 2021 was below the median of the peer group.  Based on its review and the analysis provided by FW Cook, the Compensation Committee recommended to the Board changes to our non-executive director compensation program beginning in fiscal year 2022, which were approved by the Board.  The changes included increases in the annual retainer amounts, the elimination of meeting attendance fees, increases in the additional annual retainers for serving as Chairperson of a committee of the Board and an increase in the annual grant of RSUs.  In view of these changes, the Compensation Committee did not engage FW Cook to review and benchmark our non-executive directors’ compensation in fiscal year 2022.

Fiscal Year 2022 Director Compensation

For fiscal year 2022, we paid each non-executive director the following compensation:

•	a retainer per director for service on the Board of $90,000 per year;

•	an additional retainer for the Chairperson of the Audit Committee of $25,000 per year;

•	an additional retainer for the Chairperson of the Compensation Committee of $15,000 per year;

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   21

•	an additional retainer for the Chairperson of the Nominating and Corporate Governance Committee of $15,000 per year; and

•

an annual grant of RSUs representing shares having an aggregate fair market value of $125,000 on the date of grant to each director upon his or her election or re-election to the Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

In the event that a director ceases to provide services to the Company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), the vesting of all outstanding RSUs held by the director will accelerate and the shares underlying the RSUs will become fully vested.    In addition, in the event of a change in control of the Company, the vesting of all outstanding RSUs held by the director will accelerate and the shares underlying the RSUs will become fully vested.    A change in control of the Company for purposes of the 2015 Omnibus Incentive Plan is described below under the section entitled “Executive Compensation ― Potential Payments Upon Termination or Change in Control ― Change in Control Arrangements”  beginning on page  55 of this Proxy Statement.

In October 2014, the Compensation Committee recommended, and the Board approved, a change in the non-executive chairman compensation for Mr. Jacobson.  Due to the level of his stock ownership, Mr. Jacobson and the Company would have needed to make a filing and he would have needed to pay a filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the annual equity grant.  Under these circumstances, the Board, upon the recommendation of the Compensation Committee, decided that it was appropriate to pay Mr. Jacobson cash in lieu of the annual equity grant, such amount to be paid quarterly in arrears.

Director compensation is paid quarterly in arrears.    The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served.    Directors who are elected between annual meetings of shareholders receive a pro-rated equity award upon election to the Board.    In addition, we reimburse our non-executive directors for reasonable out-of-pocket expenses incurred in connection with attending in-person Board or Board committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the Company.

22   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Non-Executive Director Summary Compensation in Fiscal Year 2022

The following table presents the compensation paid to our non-executive directors in respect of fiscal year 2022 for their services as directors.  Mr. Gershwind, as an executive officer of the Company, did not receive compensation for his services as a director of the Company in fiscal year 2022.  Ms. Purcell was elected to the Board of Directors on December 1, 2022 and, therefore, she was not a member of the Board in fiscal year 2022 and did not receive compensation as a director of the Company in fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Louise Goeser(4)	102,725	124,962	—	227,687
Mitchell Jacobson(4)	125,750	—	285,700 (5)	411,450
Michael Kaufmann(4)	88,350	124,962	—	213,312
Steven Paladino(4)	103,800	124,962	—	228,762
Philip Peller(4)	110,400	124,962	—	235,362
Rudina Seseri(4)	88,350	124,962	—	213,312

________________________

(1)

Reflects annual cash Board and Board committee chair retainers earned by our non-executive directors for services provided during fiscal year 2022.  Also includes a cash payment of $123,750 to Mr. Jacobson in lieu of the annual equity grant.

(2)

The amounts in this column do not reflect compensation actually received by our non-executive directors nor do they reflect the actual value that will be recognized by the non-executive directors.  Instead, the amounts reflect the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  The grant date fair value of RSU awards was calculated using the closing market price of our Class A Common Stock as reported on the NYSE on the date of grant.  Dividends are not paid on unvested RSUs.  Dividend equivalent units accrue on unvested RSUs and vest at the same time as the underlying RSUs.

(3)

Mses. Goeser and Seseri and Messrs. Kaufmann, Paladino and Peller each received a grant of 1,523 RSUs on January 26, 2022 following our 2022 Annual Meeting of Shareholders.  One-half of these RSUs will vest on January 26, 2023 and the remaining one-half of these RSUs will vest on January 26, 2024, provided that the director continues to serve as a director through the applicable vesting date.

(4)

The table below shows the aggregate number of unvested stock awards held by our non-executive directors as of September 3, 2022, which number includes dividend equivalent units accrued on RSUs through that date.

Name	Stock Awards (Number of Underlying Shares)
Louise Goeser	2,340
Mitchell Jacobson	—
Michael Kaufmann	2,340
Steven Paladino	2,340
Philip Peller	2,340
Rudina Seseri	2,745

(5)

As our Non-Executive Chairman of the Board, Mr. Jacobson continues to participate in the MSC Industrial Direct 401(k) Plan (which includes Company matching contributions of 50% up to the first 6% of his contributions) and our group term life insurance program.  In addition, we provide Mr. Jacobson with access to an associate of the Company to serve as his personal administrative assistant.  We incurred payroll and fringe benefit costs for Mr. Jacobson’s personal assistant in fiscal year 2022 of $170,253 and made $113,797 in tax gross-up payments to Mr. Jacobson to reimburse him for income taxes in respect of the fiscal year 2022 compensation attributed to him for the use of the personal administrative assistant.  Mr. Jacobson received $1,650 in 401(k) matching funds from the Company during fiscal year 2022.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates.  The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance.  We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   23

Corporate Social Responsibility

Our purpose is to provide greater value to our stakeholders, which include our associates, customers, owners, suppliers and communities, by helping them achieve their potential and greater success.  We express that purpose through our “Built to Make You Better” brand promise, and we sum up our values and guiding principles in four simple words: Do the right thing.

The Nominating and Corporate Governance Committee has oversight responsibility for our ESG efforts and initiatives.  During fiscal year 2022, we undertook a variety of Corporate Social Responsibility (“CSR”) and ESG efforts and initiatives, including:

•	having a cross-functional, executive-level ESG Council lead our ESG efforts, including the publishing of our first ESG Report in November 2022;

•

establishing and utilizing an environmental module in our compliance program software, allowing us to more effectively track waste generation, emissions, and natural resource and energy usage across the Company and our supply chain, which enables us to more accurately quantify, track and report our utilization of natural resources, greenhouse gas emissions, and waste management and recycling programs;

•

developing our materiality assessment of ESG topics through the review of material topics identified through ESG assessments and the Global Reporting Initiative (“GRI”) framework.  This assessment includes perspectives from investors, peer companies, customers and MSC leaders as well as comparisons against GRI principles.  We also engaged specific stakeholders to better address and communicate MSC’s position on targeted ESG topics, such as maintaining a Bronze status rating from EcoVadis, collaborating with customers in their supplier ESG assessments and partnering with third-party organizations to impact ESG topics;

•

partnering with our customers to improve our “Environmentally Preferred Products” offering, making public endorsements of industry initiatives, principles or frameworks, and reporting of quantitative indicators associated with the salient risks defined by the ESG Council;

•

expanding our inclusive workforce program in partnership with certain vocational agencies and non-profit organizations to provide workplace opportunities to people with disabilities, which included 21 full-time associates as of May 28, 2022;

•	creating Company-wide diversity and inclusion initiatives, including promoting “Inclusion Champions” and business resource groups, known as “Inclusion Circles,” throughout the organization;

•

continuing our supply chain ISO 45001 journey by maintaining our certification at our Columbus, Ohio customer fulfillment center and expanding its applicability to other supply chain operations.  In December 2020, the Columbus, Ohio customer fulfillment center passed its surveillance audit.  The Columbus, Ohio customer fulfillment center will undergo full recertification in December 2022.  The Elkhart, Indiana and Reno, Nevada customer fulfillment centers have begun their ISO 45001 journey and are currently underway in their planning stages which include identifying risk to our associates and operations;

•

continuing the completion of our strategic goal of enhancing our workplace safety operations and culture through our Safety Leadership System at all of our customer fulfillment centers in the United States and Canada.  Since the inception of the program in 2017, we have expanded our Safety Leadership System into our Field Solutions group, our In-Plant Solutions team and our Sales Organization.  This group operates in parallel but separate from our Supply Chain team addressing specific risks and hazards to our associates who navigate across different customer sites, customer expectations and needs in vending, vending fulfillment and customer onsite inventory management;

•	publishing operational health and safety performance statistics across our business activities in our ESG Report;

•

focusing on creating opportunities for associate growth, development and training education by offering a comprehensive talent program that continues throughout an associate’s career.  Our partnership with an accredited online university doubled associate participation in fiscal year 2021 by offering a full tuition grant when combined with the tuition assistance program.  Currently, there are 39 MSC associates actively enrolled and four recent graduates of the program; and

24   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

•

undertaking a review of our supply chain to identify conflict minerals in products we manufacture or contract to manufacture and publishing a Conflicts Minerals Report in compliance with the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Information about our sustained CSR and ESG efforts is contained in our ESG Report, which is focused on the following stakeholder categories frequently used by investors and other organizations to evaluate CSR and ESG commitment and performance: (i) environment, (ii) community and society, (iii) associates, (iv) suppliers, (v) customers and (vi) shareholders.  Our ESG Report is available on our website at https://investor.mscdirect.com/esg-csr.

For more information on our CSR and ESG initiatives, please visit our website at www.mscdirect.com/corporate/community-relations and www.mscdirect.com/corporategovernance.

Shareholder Communications Policy

Shareholders and other interested parties can communicate directly with any of the Company’s directors by sending a written communication to a director at MSC Industrial Direct Co., Inc., c/o Vice President, General Counsel and Corporate Secretary, 515 Broadhollow Road, Suite 1000, Melville, New York 11747.  Shareholders and other interested parties wishing to communicate with our Non-Executive Chairman of the Board, Lead Director or non-management members of the Board may do so by sending a written communication to Philip Peller, our Lead Director, at the above address.  Communications may be addressed to the Non-Executive Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.  All communications received in accordance with these procedures will be promptly reviewed by the Company’s Vice President, General Counsel and Corporate Secretary before being forwarded to the appropriate director or directors.  The Company generally will not forward to directors a communication that the Vice President, General Counsel and Corporate Secretary determines to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.

Related Party Transactions Policy

We have adopted a written Related Party Transactions Policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the Company and our shareholders.  The Nominating and Corporate Governance Committee must review and approve any related party transaction proposed to be entered into and, if appropriate, ratify any such transaction previously commenced and ongoing.  The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairperson of the Nominating and Corporate Governance Committee, who may act alone.  The Chairperson will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority.  Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related party transaction.

Under our Related Party Transactions Policy, any relationship, arrangement or transaction between the Company and (i) any director, executive officer or any immediate family member of either a director or an executive officer, (ii) any beneficial owner of more than 5% of any class of our securities or (iii) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related party transaction, subject to certain exceptions, including (a) transactions available to all associates generally, (b) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (c) transactions involving executive compensation approved by the Compensation Committee or director compensation approved by the Board and (d) certain charitable contributions.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   25

Related Party Transactions

Other than compensation arrangements, including those described under the sections entitled “Executive Compensation” beginning on page 50 of this Proxy Statement and “― Overview of Director Compensation” on page 21 of this Proxy Statement, since the beginning of fiscal year 2022, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•

in which any director, director nominee, executive officer, beneficial owner of more than 5% of our Class A Common Stock or our Class B Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s Class A Common Stock (collectively, the “reporting persons”) to file with the SEC initial reports of their beneficial ownership of the Company’s Class A Common Stock and reports of changes in their beneficial ownership of the Company’s Class A Common Stock.  Based solely on a review of such reports and written representations made by the Company’s executive officers and directors with respect to the completeness and timeliness of their filings, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements on a timely basis during fiscal year 2022, except for (i) Erik Gershwind, MSC’s President and Chief Executive Officer and a director of the Company, who filed a late report to disclose (a) four separate transfers of shares of our Class B Common Stock to a trust, the beneficiaries of which are family members of Mr. Gershwind, and (b) two separate transfers of shares of our Class B Common Stock to a trust of which Mr. Gershwind is a beneficiary and co-trustee, and (ii) Neal Dongre, MSC’s Vice President, General Counsel and Corporate Secretary, who filed a late report to disclose the vesting of RSUs and related dividend equivalent units.

26   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following is a description of the names and ages of the executive officers of the Company, indicating all positions and offices with the Company held by each such person and each such person’s principal occupation or employment during at least the past five years.  Each executive officer of the Company is elected annually by the Board of Directors and holds office until the meeting of the Board following the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.

Name	Position and Office	Age	Executive Officer Since
Erik Gershwind	President and Chief Executive Officer and Director	51	December 2005
Kristen Actis-Grande	Executive Vice President and Chief Financial Officer	41	August 2020
Douglas E. Jones	Executive Vice President and Chief Supply Chain Officer	58	December 2005
Martina McIsaac	Executive Vice President and Chief Operating Officer	52	October 2022
Elizabeth Bledsoe	Senior Vice President and Chief People Officer	50	November 2020
John Hill	Senior Vice President and Chief Digital & Information Officer	54	April 2022
Kimberly Shacklett	Senior Vice President, Sales & Customer Success	54	April 2022
Neal Dongre	Vice President, General Counsel and Corporate Secretary	43	April 2022

Erik Gershwind

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 8 of this Proxy Statement for the biographical information for Mr. Gershwind.

Kristen Actis-Grande

Ms. Actis-Grande was elected our Executive Vice President and Chief Financial Officer in August 2020.  Prior to joining the Company, Ms. Actis-Grande held various positions of increasing responsibility during her 17-year career at Trane Technologies plc (NYSE: TT; formerly known as Ingersoll-Rand plc) and Ingersoll Rand Inc. (NYSE: IR; formerly known as Gardner Denver Holdings, Inc.; formed following Gardner Denver’s acquisition of Ingersoll-Rand plc’s Industrial segment in February 2020), including serving as Vice President of Investor Relations and Financial Planning & Analysis at Ingersoll Rand Inc. from June 2020 through August 2020, Vice President of Finance, Industrial Technologies and Services EMEIA at Ingersoll Rand Inc. from February 2020 to June 2020, Vice President of Finance, Compression Technologies and Services at Ingersoll-Rand plc from August 2018 to February 2020, Vice President of Finance, Residential HVAC and Supply at Ingersoll-Rand plc from May 2016 to August 2018, and Director of Selling Finance and Business Initiatives, Residential HVAC and Supply at Ingersoll-Rand plc from April 2014 to May 2016.

Douglas E. Jones

Mr. Jones was elected our Executive Vice President and Chief Supply Chain Officer in October 2014, having previously served as our Executive Vice President, Global Supply Chain Operations since October 2009.  Before that, he was our Senior Vice President, Supply Chain Management from April 2008 to October 2009 and our Senior Vice President of Logistics from December 2005 to April 2008.  Mr. Jones joined the Company in July 2001, as Vice President of Fulfillment.  Prior to joining the Company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001.  Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago.  During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.  Mr. Jones has notified the Company of his decision to retire.  He will continue to serve as our Executive Vice President and Chief Supply Chain Officer through March 1, 2023.  From that date until his retirement from the Company on December 31, 2023, Mr. Jones will serve as Executive Advisor, Supply Chain.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   27

Martina McIsaac

Ms. McIsaac was elected our Executive Vice President and Chief Operating Officer in September 2022, effective October 3, 2022.  Prior to joining the Company, Ms. McIsaac was with Hilti Corporation, a multinational company that develops, manufactures and markets hardware, software and services for the construction, building maintenance, energy and manufacturing industries, for nine years.  Most recently, she served as Region Head and Chief Executive Officer of Hilti, Inc., a wholly owned subsidiary of Hilti Corporation.  Prior to joining Hilti, Ms. McIsaac held a series of progressively responsible leadership roles with Avery Dennison Corporation, a Fortune 500 global materials science and manufacturing company.  During her 14-year tenure with Avery Dennison, Ms. McIsaac served in a range of sales, marketing, business development and operational roles in Mexico, Argentina, Chile, Canada and the United States prior to being named Vice President and General Manager of the Performance Polymers Division.

Elizabeth Bledsoe

Ms. Bledsoe was elected our Senior Vice President and Chief People Officer in November 2020.  Previously, she served as our Vice President and Chief People Officer from January 2019 to November 2020, and as our Director, Human Resources – Corporate Functions from February 2015 to January 2019.  Prior to joining MSC, Ms. Bledsoe served in various human resources leadership roles of increasing responsibility at Ingersoll-Rand plc.

John Hill

Mr. Hill was elected our Senior Vice President and Chief Digital & Information Officer in April 2022.  Before joining the Company, Mr. Hill served as Chief Digital & Information Officer at Carhartt, Inc., an American apparel manufacturer, from January 2016 to April 2022.  Prior to that, Mr. Hill was Vice President, Solutions Delivery at W.W. Grainger, Inc., a broad line, business-to-business distributor of maintenance, repair and operating (MRO) products and services with operations primarily in North America, Japan and the United Kingdom, from September 2013 to December 2015.  From September 2011 to September 2013, he was the Chief Information Officer and Vice President, Business Transformation at the Workplace Safety and Insurance Board (WSIB) for the Province of Ontario, Canada.  Mr. Hill has also held various roles in executive leadership positions in information technology, strategic planning, business development and strategic sourcing.  He started his career as an officer in the United States Air Force.

Kimberly Shacklett

Ms. Shacklett was elected our Senior Vice President, Sales & Customer Success in April 2022.  Ms. Shacklett joined the Company in 2006 and has over 30 years of metalworking experience.  From October 2021 to April 2022, she served as our Interim Senior Vice President, Sales & Customer Success.  Prior to that, she served as our Vice President, Customer Care from July 2015 to October 2021.

Neal Dongre

Mr. Dongre was elected our Vice President, General Counsel and Corporate Secretary in April 2022.  Mr. Dongre joined MSC in 2013 as the Company's first Technology Counsel, bringing critical experience in intellectual property, data privacy and technology matters.  In 2018, Mr. Dongre assumed expanded responsibilities as Director, Senior Counsel and Assistant Corporate Secretary.  In 2021, he was elected Vice President, Legal and Assistant Corporate Secretary.  Prior to joining the Company, Mr. Dongre worked in private practice and later as in-house counsel at a Washington, D.C.-based technology company.

28   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002.  The Audit Committee reviewed and discussed the performance of Ernst & Young LLP for fiscal year 2022 prior to its appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2023.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in the Company.  We expect that a representative from Ernst & Young LLP will participate in the Annual Meeting.  This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

Although shareholder ratification of the Audit Committee’s appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2023 is not required, the Board is submitting the appointment of Ernst & Young LLP to the Company’s shareholders for ratification as a matter of good corporate governance.  If the Company’s shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm.  Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

For fiscal years 2022 and 2021, Ernst & Young LLP billed us for its services the fees set forth in the table below.  All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2022	2021
Audit Fees(1)	$1,271,800	$1,292,000
Audit-Related Fees(2)	120,400	44,000
Tax Fees(3)	54,600	51,500
All Other Fees	—	—
Total	$1,446,800	$1,387,500

________________________

(1)

Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting and related opinions, the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, services that were provided in connection with statutory and regulatory filings or engagements and advice on compliance with financial accounting and reporting standards.

(2)

Reflects audit-related fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements.  The nature of the services performed for these fees was the audit of the MSC Industrial Direct 401(k) Plan in fiscal years 2022 and 2021 and due diligence of acquisition targets.

(3)

Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.  The nature of the services performed for these fees was for assistance in Mexico and the United Kingdom and with U.S. federal and state tax compliance and state and local tax consultation.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation.  The Audit Committee may delegate pre-approval authority to the Chairperson of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   29

The Board OF DIRECTORS recommends THAT YOU vote “FOR” the ratifICATION OF the appointment of Ernst & Young LLP TO SERVE as our independent registered public accounting firm for fiscal year 2023.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT of Ernst & Young LLP TO SERVE as our independent registered public accounting firm for fiscal year 2023.

30   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the Company’s financial accounting and reporting processes and systems of internal controls on behalf of the Board.  Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the systems of internal controls.  The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.mscdirect.com/corporategovernance.  The Audit Committee is directly responsible for the appointment, termination, compensation, retention and oversight of the work of our independent registered public accounting firm.  The Audit Committee consists of the four directors named below, each of whom is an independent director as defined by applicable SEC rules and NYSE listing standards.

Each year, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to reengage the current firm.  In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, its capabilities, its technical expertise, its knowledge of our operations and the appropriateness of its fees for audit and non-audit services.  Part of that process includes the solicitation of feedback from members of management and the Chairperson of the Audit Committee.  Based on this evaluation, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements and internal control over financial reporting for fiscal year 2022.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002.  The Audit Committee also oversees the periodic required rotation of the lead audit partner, as required by SEC rules.  It is directly involved in that process through interviews with prospective candidates, assessment of their professional experiences and input received from their audit firm and management, and the Audit Committee selected a new Ernst & Young LLP audit partner commencing for the 2021 fiscal year audit.

Our financial and senior management supervise our systems of internal controls and the financial reporting process.  Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements.  In addition, our independent registered public accounting firm expresses its own opinion on the Company’s internal control over financial reporting.  The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the Company and our independent registered public accounting firm our audited consolidated financial statements for fiscal year 2022, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal control over financial reporting.  Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee also inquired about significant business and financial reporting risks, reviewed the Company’s policies for risk assessment and risk management and assessed the steps management is taking to address these risks.  In addition to reviewing the Company’s assessment and management of regular, ongoing risks, such as cybersecurity risk, the Audit Committee reviewed the effects of the COVID-19 pandemic on the Company.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the Company’s Director of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including our internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.  The Audit Committee also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm.  The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.  The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  All audit and

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   31

permissible non-audit services performed by our independent registered public accounting firm during fiscal years 2022 and 2021 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended September 3, 2022, which was filed with the SEC on October 20, 2022.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairperson)

Louise Goeser

Michael Kaufmann

Steven Paladino

32   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation.  Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the “named executive officers” or “NEOs.”  This discussion focuses principally on compensation and compensation practices relating to the NEOs for fiscal year 2022.  Our NEOs for fiscal year 2022 were:

Name	Position
Erik Gershwind	President and Chief Executive Officer
Kristen Actis-Grande	Executive Vice President and Chief Financial Officer
Douglas E. Jones	Executive Vice President and Chief Supply Chain Officer
Elizabeth Bledsoe	Senior Vice President and Chief People Officer
Steven Baruch	Executive Vice President and Chief Strategy & Marketing Officer

Executive Summary

Fiscal Year 2022 Performance Highlights

In fiscal year 2022, we made continued progress on our strategic plan to transform MSC from a leading spot-buy distributor to an essential partner on the plant floors of our customers.  Despite continued challenges related to inflation and global supply chain interruptions this year, we have been able to align our strategy with our operations and make significant progress in reorganizing our cost structure to become a stronger, more resilient Company.  We continue to execute on our initiatives, supporting our business strategy to serve as a mission-critical partner to our customers, which we believe will further expand our market share to deliver on our growth targets, as well as improve our returns on invested capital.

Early in the year we saw a recovery in demand from our traditional manufacturing end-markets, as most pandemic-related restrictions had been lifted.  Additionally, with the lifting of restrictions and the ensuing economic recovery, the United States experienced and continues to experience disruptions in the supply of certain products and services and disruptions in labor availability.  These disruptions have contributed to a highly inflationary environment which has affected the price and the availability of certain products and services.  We have implemented price realization strategies and continue to monitor the current economic conditions for the impact on our customers and markets and consider both risks and opportunities that may affect our business and operations.

We continue to make progress on our Mission Critical initiatives to accelerate market share capture and improve profitability through fiscal year 2023.  We plan to accelerate our investment in our market-leading metalworking business by adding to our metalworking specialist team, introducing value-added services to our customers, expanding our vending, Vendor Managed Inventory and in-plant solutions programs, building out our sales force, and diversifying our customers and end-markets.  To help us capitalize on additional opportunities for margin enhancement and operational excellence, we recruited Martina McIsaac to the newly created role of Chief Operating Officer.  Ms. McIsaac will focus on driving industry-leading levels of organic growth and profitability, improving our processes and execution capabilities, and creating a more collaborative, cross-functional operating model.  Our operating performance in fiscal year 2022 was highlighted by the following:

•	our net sales increased 13.8% to $3.7 billion. On an ADS basis, net sales increased 10.7% from the prior fiscal year;
•	our gross profit increased 16.9% to $1.6 billion;
•	our operating expenses increased 9.0% to $1.1 billion, as compared to $994.5 million in the prior fiscal year;
•

we incurred $15.8 million in restructuring and other related costs, comprised primarily of $8.2 million in consulting costs related to the optimization of the Company’s operations and $7.6 million in severance and separation benefits charges and other related costs associated mainly with sales workforce realignment;

•	our operating income was $468.7 million, representing an increase of 55.3% from operating income of $301.8 million in the prior fiscal year;

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   33

•	our diluted earnings per share was $6.06 in fiscal year 2022 versus $3.87 in the prior fiscal year;
•	we generated $246.2 million of cash from operations;
•

we paid out $167.4 million in regular cash dividends compared to $362.7 million in cash dividends in the prior fiscal year, comprised of special and regular cash dividends of $195.4 million and $167.3 million, respectively; and

•	we repurchased and immediately retired $22.1 million of MSC’s Class A Common Stock and made two acquisitions for aggregate consideration of $58.7 million.

Fiscal Year 2022 Compensation Highlights

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of the Board (which is referred to in this discussion as the “Committee”) took the following key actions with respect to NEO compensation for fiscal year 2022:

•

Maximum Bonus Payouts for Company Financial Performance.  Based on Company and individual performance, payouts under our performance bonus plan were at 158% of target (the maximum level) for Mr. Gershwind, Ms. Actis-Grande and Mr. Jones and 145% of target for Ms. Bledsoe.    Mr. Baruch terminated his employment with the Company on September 3, 2022 (prior to the payment date for fiscal year 2022 annual performance bonuses) and, therefore, was not eligible to receive an annual performance bonus for fiscal year 2022.

The table below illustrates how our compensation is aligned with our performance by showing the total cash compensation and total direct compensation for each of our NEOs in fiscal year 2022 against the competitive market data:

Named Executive Officer	Fiscal Year 2022 Total Cash Compensation ($)(1)	Competitive Positioning(2) of Total Cash Compensation	Fiscal Year 2022 Total Direct Compensation ($)(3)	Competitive Positioning(2) of Total Direct Compensation
Erik Gershwind	3,156,786	>75th percentile	6,406,676	between 50th & 75th percentiles
Kristen Actis-Grande	1,038,546	between 50th & 75th percentiles	1,688,490	between 25th & 50th percentiles
Douglas E. Jones	811,187	approx. 75th percentile	1,361,048	approx. 75th percentile
Elizabeth Bledsoe	642,420	approx. 50th percentile	967,307	between 25th & 50th percentiles
Steven Baruch	400,000	<25th percentile	799,992	between 25th & 50th percentiles

_________________________

(1)	Total cash compensation is calculated as the sum of (i) base salary in effect as of the fiscal year end and (ii) actual annual performance bonus.
(2)	Please see “― Competitive Positioning” on page 45 for information about our peer companies and our competitive market data.
(3)

Total direct compensation is calculated as the sum of (i) base salary (see Footnote 1 above), (ii) actual annual performance bonus (see Footnote 1 above) and (iii) long-term equity awards granted in fiscal year 2022.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the Company’s performance and, therefore, long-term shareholder value.  Our key compensation goals for our associates, including the NEOs, are to:

•	create a performance driven culture based on personal accountability by linking rewards to Company and individual performance;
•	provide a market competitive compensation opportunity to enable the Company to attract, retain and motivate highly talented associates; and
•	align our executives’ interests with those of our shareholders.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a market competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention.

34   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

The following table provides information about the key elements of our fiscal year 2022 compensation programs:

Compensation Element	Description		Key Objectives
Base Salary	Fixed Annual Cash	•	Attract and retain highly talented executives
		•	Recognize day-to-day contributions and responsibilities
		•	Targeted at or below the median of our competitive market data
		•	Competitive positioning may vary based upon executive’s experience and individual performance
Annual Performance Bonus	Variable Annual Cash	•

Pay-for-performance program that rewards achievement of two key short-term Company financial metrics (organic revenue growth and adjusted operating margin) and meaningful individual goals and objectives (“G&Os”)

		•	“At risk” since there is no payout for any measure when the Company or the executive fails to achieve the threshold level for such measure
		•	Maximum payout of 158% of target realized only if the Company and the executive achieve superior performance for all Company financial and individual measures
		•	The Committee retains discretion to modify annual bonus payouts
Long-Term Incentive Compensation	Variable Equity (Performance Share Units (“PSUs”) and RSUs)	•	Aligns our executives’ interests with our shareholders
		•	Promotes retention
		•	RSUs vest 25% on each of the first through fourth anniversaries of grant
•

PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted return on invested capital over a period of three fiscal years, subject to the grantee’s continued employment

		•	“At risk” since there is no payout on the PSUs if performance is below the threshold level of performance
		•	Dividend equivalents on PSUs vest at the same time as the underlying PSUs, subject to the same performance vesting requirements
		•	PSUs represented 50% of the grant date value of equity awards to executive officers, with 50% of the grant date value represented by RSUs
Welfare Benefits and Perquisites	Generally Track Broad-Based Benefits	•	No supplemental life insurance, financial planning, country club memberships or special health benefits
Retirement	MSC Industrial Direct 401(k) Plan	•	Executives participate on the same basis as our associates
		•	No pension or supplemental retirement plans; no deferred compensation arrangements

The Committee does not maintain policies for allocating among short-term and long-term compensation or among cash and non-cash compensation.  Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the Company’s key compensation goals.  As a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and to manage the dilutive effects of equity compensation through the Company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs.  However, as an executive assumes more responsibility, a greater percentage of total target cash compensation is allocated to annual performance bonus compensation, and a greater percentage of total direct compensation is allocated to equity compensation.  The Committee does not maintain a policy regarding internal pay equity, but the Committee considers internal pay equity as part of its overall review of our compensation programs.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   35

Alignment with Compensation Best Practices

The Committee reviews our compensation programs, competitive market data and best practices in the executive compensation area.  Key features of our compensation programs that the Committee believes align with best practices in executive compensation are as follows:

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES
What We Do	What We Don’t Do

Benchmark executive compensation against market data developed by FW Cook, the Committee’s independent compensation consultant.  Peer companies are reviewed by the Committee annually to ensure their appropriateness.

Provide employment agreements. No NEO has an employment agreement.

Generally target executive compensation at the median of the market data.	Provide unusual or excessive perquisites.

Use a pay-for-performance executive compensation model with a significant portion at-risk and/or long-term.	Provide for tax “gross-ups” in our executive change in control severance plan.

Grant RSUs and PSUs, which promotes retention and aligns executive compensation with the creation of long-term shareholder value.  For fiscal year 2022, PSUs represented 50% of the grant date value of equity awards to executive officers, with the remaining 50% of the grant date value represented by RSUs.

Provide “single trigger” accelerated vesting of equity awards upon a change in control.

Regularly review senior level promotion and succession plans, including for the Chief Executive Officer or “CEO” position.	Maintain executive pension plans or supplemental executive retirement plans, nor do we provide our executives with deferred compensation arrangements.

Maintain a reasonable share burn rate. During fiscal year 2022, our burn rate was 0.40%; our three-year average burn rate for fiscal year 2020 through fiscal year 2022 was 0.46%.	Allow option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights (“SARs”).

Maintain a clawback policy to recoup incentive compensation in the event of a significant financial restatement as well as in cases of breach of non-competition and other covenants.

Allow associates and Board members to engage in short-selling, margin transactions, trading in exchange-traded options or hedging or monetization transactions, or pledging Company shares in margin accounts.  We strictly limit pledging of Company stock as collateral for non-margin account loans.

Maintain a formal investor relations outreach program to solicit the views of institutional shareholders on a variety of topics, including executive compensation.

Maintain stock ownership guidelines for executives, other senior officers and non-executive directors.

36   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Shareholder Engagement and “Say-on-Pay” Vote

We are committed to engaging with our shareholders.  We maintain a formal investor relations outreach program to solicit the views of institutional shareholders on a variety of topics, including executive compensation.  As part of this program, and during fiscal year 2022, our senior management and investor relations team met with many institutional investors, including all of our top 25 investors with actively managed funds, through investor conferences, investor roadshows, virtual meetings and telephone conferences.

We are also committed to continued engagement between shareholders and the Company through the formal “say-on-pay” advisory vote on executive compensation.  At our 2022 Annual Meeting of Shareholders held on January 26, 2022, the advisory vote received the support of more than  97% of the votes cast at the meeting.  In its review of our executive compensation programs, the Committee carefully considered the results of the 2022 advisory vote on executive compensation.  As previously disclosed, we plan to hold the “say-on-pay” advisory vote on an annual basis.  In addition, we continually monitor the views of our major institutional shareholders to assure alignment of our compensation practices with our institutional shareholders’ standards.  The Committee will consider feedback from our shareholders along with the results of the “say-on-pay” advisory vote as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with the Board, the G&Os of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives.  The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to achieve our compensation philosophy.  In consultation with the Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the NEOs and our other executive officers and senior officers.  The Committee also administers our equity compensation plans.  Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

Each August, the Committee receives a formal presentation from FW Cook, its independent compensation consultant, on the competitiveness of the Company’s compensation programs, as well as the alignment of the Company’s compensation programs with the Company’s compensation objectives.  Based on the benchmarking data prepared by the Committee’s independent compensation consultant and the consultant’s evaluation of the Company’s compensation programs, our Human Resources department, with input from our Chief Executive Officer and our Chief Financial Officer, compiles management’s recommendations for our annual performance bonus plan and equity award grants for the upcoming fiscal year.  The Committee meets in September to review and consider the preliminary management recommendations.  At its October meeting, when the Company’s fiscal year financial results are being considered by the Board, the Committee reviews achievement of the prior fiscal year’s annual performance bonus plan financial metrics and each NEO’s individual G&Os, and approves the annual bonus payouts.  Equity grants are approved in early November, after the Company’s Annual Report on Form 10-K has been filed with the SEC.  Depending on Company or individual circumstances, base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews, and the Committee also may make other compensation decisions during the year.

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer and our Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives.  The Committee obtains our Chairman’s input on the compensation of our Chief Executive Officer, and our Chief Executive Officer provides the Committee with input on the compensation of the other NEOs and other executive officers and senior officers.  Our Human Resources department collects and analyzes relevant data, including comparative compensation data prepared by FW Cook, which is used by the Committee to inform compensation decisions.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   37

Compensation Consultant

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors.  Since 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, FW Cook.  To assist the Committee with its compensation decisions, FW Cook recommends to the Committee peer companies and general industry survey data for benchmarking, and provides competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data.  Please see the section below “― Competitive Positioning” on page 45 for information about our peer companies and our competitive market data.  FW Cook also furnishes the Committee with competitive compensation data and analysis for non-executive directors.  In addition, FW Cook assists the Committee with its risk assessment of our compensation programs, and advised on the methodology used for our 2022 CEO pay ratio disclosure.  FW Cook has not provided any other services to the Company and will not provide any other services to the Company without the approval of the Committee.

Fiscal Year 2022 Executive Compensation

Summary of Fiscal Year 2022 Compensation Decisions

The Committee believes that management continued to effectively execute the Company’s transformation from a spot-buy supplier to a mission-critical partner to our customers, where we are positioned as experts who provide highly technical solutions to support our customers across all areas of the plant floor.  In a difficult manufacturing environment, management took swift cost containment measures and continued implementing structural changes to reduce operating expenses as a percentage of sales.

Our results in fiscal year 2022 reflected organic revenue growth and an increase in operating margin, each as computed for purposes of our annual performance bonus plan, above the maximum performance level.  As a consequence, bonus payouts for Company financial performance were 160% of target for our NEOs.  In addition, the Committee determined that Mr. Gershwind,  Ms. Actis-Grande and Mr. Jones were significantly above target in respect to their individual G&Os, resulting in a performance multiplier of 150% of their target awards based on G&O performance, and Ms. Bledsoe achieved aggressive targets in respect to her individual G&Os, resulting in a performance multiplier of 100% of her target awards based on G&O performance.  Mr. Baruch was not eligible for a bonus payout due to the termination of his employment on September 3, 2022.

Based on Company and individual G&O performance, the Committee believes that compensation levels for fiscal year 2022 were appropriate and consistent with the philosophy and objectives of the Company’s compensation programs.  The following summarizes fiscal year 2022 compensation results:

•

base salaries for Ms. Actis-Grande and Mr. Baruch were within 10% of the median of the competitive market data; base salaries for Mr. Gershwind and Ms. Bledsoe were approximately 17% and 12%, respectively, below the market median and Mr. Jones’ base salary was approximately 14% above the market median;

•

based on Company financial performance above the maximum performance goals and the achievement levels of each NEO’s G&Os under our performance bonus plan, and the Committee’s determination of the appropriate individual performance multiplier, payouts under our performance bonus plan were 158% of target for Mr. Gershwind, Ms. Actis-Grande and Mr. Jones and 145% of target for Ms. Bledsoe; and

•

due to the Company’s strong financial performance in fiscal year 2022, Mr. Gershwind’s total cash compensation was above the 75th percentile of the competitive market data, Mr. Jones’  total cash compensation was at the 75th percentile of the competitive market data, Ms. Actis-Grande’s total cash compensation was between the 50th and 75th percentiles of the competitive market data, and Ms. Bledsoe’s total cash compensation was at the 50th percentile of the competitive market data.

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•	base salary;
•	annual performance bonuses;

38   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

•	stock-based compensation in the form of PSUs and RSUs; and
•	other benefits.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and considering competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the Company.  Base salaries are reviewed each year in connection with the executives’ performance evaluations and may be adjusted based on competitive market data, individual performance and promotions or changed responsibilities.  The Committee seeks to target base salary levels at or below the market median.  However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations.  In fiscal year 2022, all NEO base salaries were increased consistent with the overall budget for base salary increases for executive and senior officers.  Mr. Gershwind’s base salary was increased from $771,151 to $794,286 and remained below the market 25th percentile; Ms. Actis-Grande’s base salary was increased from $425,000 to $500,000, approximately the market median; Mr. Jones’ base salary was increased from $423,080 to $435,773, between the market median and the 75th percentile; Ms. Bledsoe’s base salary was increased from $335,000 to $375,000, between the 25th percentile and the market median; and Mr. Baruch’s base salary was increased from $363,699 to $400,000, between the market median and the 75th percentile.

Annual Performance Bonus Program

For fiscal year 2022, we measured financial performance under our annual performance bonus plan based on two financial metrics – organic revenue growth (on an ADS basis) and adjusted operating margin, weighted at 37.5% each.  These were the same financial metrics that we used for our annual performance bonus plan in fiscal year 2021.  Our performance bonus plan for fiscal year 2022 fixed payout levels based on achievement of financial metrics measured against our fiscal year 2022 operating plan.  As in previous years, the remaining 25% of the target bonus opportunity was based on the achievement of individual G&Os.  In addition, award opportunities were subject to an individual performance multiplier.  Maximum bonus payouts are capped at 158% of target.

Bonus award opportunities are designed to provide market-based, competitive award opportunities with target amounts designed to result in total cash compensation approximating the median of the market data and payouts at stretch performance designed to result in total cash compensation approximating the 75th percentile of the market data.  Although the Committee retains discretion to modify annual bonus payouts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of Company and individual performance, the Committee did not make any modifications to the annual bonus payouts for fiscal year 2022.  For threshold, target and maximum dollar amounts of performance bonus opportunities under our performance bonus program for the NEOs, please see the Fiscal Year 2022 Grants of Plan-Based Awards table on page 52 of this Proxy Statement.

Company Financial Metrics

Company financial metrics are established by the Committee based on the Company’s business plan, as reviewed and approved by the Committee, and consistent with analysts’ consensus expectations.  For fiscal year 2022,  Company financial metrics were:

•	organic revenue growth (ADS) (year-over-year); and
•	adjusted operating margin.

The Committee continued with the same financial metrics as in prior fiscal years because these two financial metrics remain two of the most important drivers of value creation for our shareholders and the Committee believes there is a benefit in keeping consistency in metrics year to year.

In setting award opportunities, the plan provides for four payout levels based on achievement of Company financial metrics, as follows:

•	threshold – payout at 25% of target based on minimum level of performance;
•	minimum target – payout at 100% of target based on achievement of target level of performance, which is aligned with our budget;

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   39

•

expected performance – payout at 125% of target based on achievement of stretch goals that represent market leading performance, and intended to provide total cash compensation levels approximating the 75th percentile of the market data; and

•	maximum performance – payout at 160% of target based on superior performance.

The following table sets forth the payout level opportunities available for our NEOs in fiscal year 2022 for each Company financial metric as a percentage of the target award (with each financial metric having a weighting of 37.5%) based on different levels of performance.  No payout for any financial metric is made if the threshold performance level for that financial metric is not achieved.  For performance between the different payout levels indicated below, straight-line interpolation is used to arrive at the actual payout:

	Organic Revenue Growth (ADS) (%)	Adjusted Operating Margin (%)	Payout of Each Metric as a % of Target
Threshold	6.1	11.6	9.4
Minimum Target	7.6	12.2	37.5
Expected Performance	8.1	12.4	46.9
Maximum Performance	8.6	12.6	60.0

Actual Financial Performance vs. Target Goals

The table below shows the actual performance for the Company financial metrics versus target:

	Target	Actual	Payout of Each Metric as a % of Target
Organic Revenue Growth (ADS) (%)	7.6	10.1	60.0
Adjusted Operating Margin (%)	12.2	12.7	60.0

Individual G&Os and Performance Multiplier

Achievement of individual G&Os has a 25% weighting in our performance bonus plan.  Individual G&Os are established annually and include strategic initiatives with both financial and non-financial goals.  Executives are evaluated based upon achievement of these meaningful goals.  At the end of each year, our CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Committee.  The Committee evaluates our CEO’s performance against his pre-established individual objectives.  Based on the Committee’s evaluation of the CEO and the CEO’s recommendations, the Committee determines and approves the achievement and payout level of the G&Os for each executive officer.  Payout levels based on achievement of the individual G&Os are subject to an individual performance multiplier.  We designed our performance bonus plan with this individual performance multiplier to provide increased earning potential based on individual performance, consistent with our performance-based compensation philosophy.  The following table sets forth the performance multiplier payout level opportunities for our NEOs for the individual G&Os based on different levels of performance:

Individual G&O Performance Levels	Performance Multiplier %
Growth Opportunity	50%
Achieving Aggressive Targets	100%
Significantly Above Target	150%

Achievement of Individual G&Os

For fiscal year 2022, the Committee determined that Mr. Gershwind,  Ms. Actis-Grande and Mr. Jones were significantly above target in respect to their individual G&Os, resulting in a performance multiplier of 150% of target and Ms. Bledsoe achieved aggressive targets in respect to her individual G&Os, resulting in a performance multiplier of 100% of target.  Mr. Baruch terminated his employment with the Company at the end of fiscal year 2022 and was not eligible for an annual performance bonus award.

The Committee considered the individual performance goals and performance of each NEO who was eligible for an annual performance bonus award, including the following:

40   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

•

Erik Gershwind –  Led the Company to strong growth and performance emerging from the pandemic. Gained momentum with historic new customer wins and expansion of customer segments.  Outgrew the Industrial Production index by 600 basis points, supported by growth initiatives, new customer wins, strong price realization and two branch-based acquisitions.  Expanded operating margins by 70 basis points, fueled by our Mission Critical initiative, which yielded $25 million in structural cost improvements.  Acquired Engman-Taylor Company, Inc. and Tower Fasteners, LLC to complement market share capture and critical skills.  Navigated the economic inflationary environment through price realization and structural cost removal.  Drove improved performance through additional operational metrics and accountability.  Delivered on financial initiatives again in the second year of the three annual Mission Critical financial metric commitments.  Sponsored continued diversity and inclusion initiatives and the creation of our ESG roadmap.

•

Kristen Actis-Grande – Drove the organization to achieve financial results that exceeded expectations.  Implemented a new strategy deployment process and performance management process focusing on the consistent delivery of short-term and long-term goals.  Advanced functional capabilities and processes within the finance and accounting organizations.  Through leadership of the transformation office, continued to facilitate change, raise the bar, and drive a culture of continuous improvement.  Delivered results on Mission Critical projects.  Provided oversight and directed our subsidiary businesses.

•

Douglas E. Jones – Continued to guide the Company through another year of COVID-19 related challenges from vaccine mandates, return to work, labor shortages and extreme inflationary and supply chain challenges.  Played a key role in successfully standing up our new 4PL award at Marine bases around the world.  Executed on a successful contract re-negotiation with a major transportation provider.  Executed on several key initiatives that will serve to help drive down our operating expenses and help us achieve our Mission Critical goals/commitments, as well as positioning MSC well for the future.

•

Elizabeth Bledsoe – Led the Human Resources team through the remainder of the pandemic, including the federal contractor compliance mandate.  Removed structural cost from human resources while redeploying assets to meet changing associate needs.  Focused on addressing the labor shortages in an unprecedented, tight labor market.  Delivered top-quartile engagement results and significant strides in diversity, equity and inclusion, which support the Company’s strong business performance.  Worked with the Chief Executive Officer to fill several key executive leadership positions.

Fiscal Year 2022 Performance Bonuses for NEOs

The following table summarizes the computations for the performance bonuses earned based on the Company’s performance and the NEO’s individual G&O performance for fiscal year 2022:

Name	Target Bonus (A) ($)	Financial Metrics (B) ($)	Individual G&Os (C) ($)	Individual Performance Multiplier (D)	2022 Actual Bonus (E)=(B)+((C)x(D)) ($)	2022 Actual Bonus As % Target
Erik Gershwind	1,500,000	1,800,000	375,000	150%	2,362,500	158%
Kristen Actis-Grande	341,250	410,577	85,313	150%	538,546	158%
Douglas E. Jones	238,512	285,972	59,628	150%	375,414	158%
Elizabeth Bledsoe	184,167	221,378	46,042	100%	267,420	145%
Steven Baruch(1)	216,672	260,007	54,168	N/A	—	N/A

________________________

(1)

Mr. Baruch terminated his employment with the Company on September 3, 2022 (prior to the payment date for fiscal year 2022 annual performance bonuses) and, therefore, was not eligible to receive an annual performance bonus for fiscal year 2022.

The Committee retains discretion to modify annual bonus payouts otherwise payable under the performance bonus program.  After reviewing the bonus payouts earned by the NEOs, the Committee did not make any modifications to the bonus payouts for fiscal year 2022.

The Committee believes that bonuses awarded under our annual performance bonus program appropriately reflected the Company’s performance and appropriately rewarded the performance of the NEOs.

Long-Term Stock-Based Compensation

The Committee grants PSUs and RSUs.  For fiscal year 2022, PSUs represented 50% of the grant date value of equity awards to executive officers, with the remaining 50% of the grant date value represented by RSUs.  We believe that providing combined grants of RSUs and PSUs effectively focuses our executives on delivering long-term value to our

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   41

shareholders, while aligning compensation with performance, as PSUs only vest if the Company achieves long-term target performance criteria specified by the Committee.  RSUs reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the Company.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target (with straight-line interpolation used for determining payouts with achievement between threshold and target and target and maximum performance levels) based upon our average annual adjusted return on invested capital over a period of three fiscal years (from fiscal year 2022 through fiscal year 2024 for the fiscal year 2022 grants), subject to the grantee’s continued employment.  No payout is made if the performance is below the threshold level.  In setting performance levels, the Committee seeks to set a target level that is a reasonable goal aligned with the Company’s operating plan, with the maximum performance level requiring significant outperformance and the threshold level representing a minimally acceptable performance level.  The Committee has discretion to adjust the computation of the performance level achieved for purposes of determining the number of PSUs that are earned as it deems appropriate to reflect the impact of items that are not indicative of ongoing operating results, including such items as restructuring and severance charges and acquisitions.  Dividends are not paid on unvested RSUs and PSUs; instead, dividend equivalent units accrue on unvested RSUs and PSUs and vest at the same times as the underlying RSUs and PSUs, subject in the case of PSUs to the same performance vesting requirements.  The Committee does not have a fixed policy on allocating between RSUs and PSUs, but seeks to balance the retentive values of RSUs and PSUs, while aligning PSU payouts with long-term growth target levels.

RSUs vest 25% ratably over four years for associates at the director and above levels, including executive officers.  The Committee believes that this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to our shareholders once the shares are issued or vested, and we seek to mitigate this effect by repurchasing shares from time to time under the Company’s share buyback program.  We also evaluate and benchmark the Company’s annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant.  Our burn rate (or the number of shares of Class A Common Stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of common stock) for fiscal year 2022 was 0.40%, between the 25th and 50th percentiles of our peer companies; our three-year average burn rate for fiscal year 2020 through fiscal year 2022 was 0.46%, approximately the 25th percentile of our peer companies.  Our fully diluted equity overhang as of the fiscal year 2022 year end was below the 25th percentile of our peer companies.  Our fully diluted equity overhang attributable to grants outstanding as of the fiscal year 2022 year end was between the 25th and 50th percentiles of our peer companies.

As discussed below under “— Change in Control Arrangements,” the vesting of unvested stock options, RSUs and PSUs only accelerates if there is both a change in control of the Company and if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives who participate in our executive change in control severance plan, a termination by the executive for good reason) within one year (two years for executives who participate in our executive change in control severance plan) following the change in control.  Because there is no acceleration of awards unless there is both a change in control and either the awards would be terminated or the grantee’s employment is terminated following the change in control, our outstanding equity awards are subject to “double trigger” accelerated vesting.

Equity Grants During Fiscal Year 2022

The number of RSUs and PSUs granted to the NEOs in fiscal year 2022, and the grant date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2022 Grants of Plan-Based Awards table on page 52 of this Proxy Statement.  Equity awards granted in November 2021 were benchmarked against the competitive market data and resulted in target total direct compensation between the 25th percentile and the median for all of the NEOs with the exception of Mr. Jones whose target total direct compensation was between the median and the 75th percentile of the competitive market data.

42   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Administration of Equity Award Grants

RSU and PSU awards to executive officers and other senior officers are approved on an annual basis by the Committee in early November, after the Company’s Annual Report on Form 10-K has been filed with the SEC.  The approval process specifies:

•	the individual receiving the grant; and
•	the dollar value of RSUs or PSUs, with the number of RSUs or PSUs to be determined based on the closing price of our shares of Class A Common Stock on the date of grant.

Grants for associates other than officers also are approved by the Committee, and the Committee does not delegate authority for making grants to any member of management.  Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special Committee meetings.  We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy, executive officers and Board members may not engage in short-selling, margin transactions, trading in exchange-traded options or hedging or monetization transactions, such as zero-cost collars and forward sale contracts, with respect to our common stock.  Our insider trading policy also prohibits pledging Company shares in margin accounts.  Executive officers and Board members may only pledge Company shares as collateral for a loan outside of a margin account up to 10% of their ownership of Company shares (excluding options and unvested RSUs and PSUs), provided that shares required to be held pursuant to our stock ownership guidelines may not be pledged.  Our Nominating and Corporate Governance Committee retains discretion to permit limited exceptions to the 10% restriction.  None of our executive officers or Board members currently have pledged any Company shares.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as an automobile allowance and other perquisites.  Our executives can participate in the MSC Industrial Direct 401(k) Plan (which includes Company matching contributions of 50% up to the first 6% of a participant’s contributions), the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan (the “Associate Stock Purchase Plan”) and our health benefit and insurance programs on the same basis as our associates.  Mr. Gershwind does not participate in the Associate Stock Purchase Plan.  We also provide our executives with either a car allowance or a leased vehicle.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change in Control Arrangements

Our NEOs participate in our executive change in control severance plan.  For a description of our executives’ change in control arrangements, please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page  55 of this Proxy Statement.

We believe that our executive change in control severance plan promotes the stability of our business and our key personnel during the transition period surrounding a change in control transaction, and would keep our executives focused on the business rather than on their employment prospects.  The plan serves to assure the retention of key executives in order to successfully execute a change in control transaction.  To this end, the change in control benefits only are provided if the executive remains with the Company through the change in control and if there is a termination of employment without cause or by the executive for good reason, commonly referred to as a “double trigger.”  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Arrangements”  beginning on page  55 of this Proxy Statement.

Under the 2015 Omnibus Incentive Plan and the form of PSU awards, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and RSU and PSU awards shall be continued, assumed or substituted if so provided in the merger agreement.  In the case of PSUs, if the merger agreement provides for assumption, then the PSUs would convert to RSUs based on the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would convert to RSUs at such higher level.  If the merger agreement does not provide for continuation, assumption or substitution of equity awards, the vesting of outstanding options shall accelerate, the restrictions applicable to all RSU

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   43

awards shall lapse and PSUs will vest and be earned at the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would vest and be earned at such higher level.  In addition, following any change in control, if an associate’s employment is terminated without cause within one year following the change in control, vesting shall also accelerate.  For executive officers who participate in our executive change in control severance plan, the protection period is extended to two years and vesting also accelerates in cases of termination by the executive for good reason.  The Committee believes that these provisions provide the Board with appropriate flexibility to address the treatment of options and RSU and PSU awards in a merger or similar transaction that is approved by the Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by the Board.  Because there is no acceleration of awards unless there is both a change in control and either the awards are terminated or the grantee’s employment is terminated following the change in control, our outstanding equity awards are subject to “double trigger” accelerated vesting.  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans”  beginning on page  56 of this Proxy Statement.

MSC Executive Severance Plan

Under the MSC Executive Severance Plan, adopted in October 2016, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the Company are eligible to receive certain severance benefits in the event of limited qualifying termination events.  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — MSC Executive Severance Plan” on page  57 of this Proxy Statement.

44   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Competitive Positioning

In evaluating each element of compensation for the NEOs and other executive officers and senior officers, the Committee reviewed and benchmarked compensation levels against competitive market data developed by FW Cook.  In general, market data developed by FW Cook was comprised of peer group proxy compensation data, together with compensation data by functional position derived from general industry surveys.  Peer companies and the general industry survey sources used for benchmarking fiscal year 2022 compensation were the same as used for fiscal year 2021, except Global Industrial Company was added to the peer group.

The proxy peer group composition is reviewed and approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant, FW Cook.  Key criteria for inclusion include similar size, industry focus, scope and complexity of business as well as companies with which we compete for executive talent.  The fiscal year 2022 peer group is listed in the chart below, together with comparative fundamental statistics.

(Dollars in millions)
Company	Revenue(1)	Net Income(1)	Total Assets(2)	Market Cap(3)	Employees(4)
Applied Industrial Technologies, Inc.	$3,645	$238	$2,384	$3,867	6,008
Beacon Roofing Supply, Inc.	7,875	360	6,283	4,126	6,676
DXP Enterprises, Inc.	1,188	29	902	634	2,490
Fastenal Company	6,569	1,031	4,592	29,515	19,523
Global Industrial Company	1,147	88	505	1,356	1,480
GMS Inc.	4,635	273	3,104	2,263	5,475
MRC Global Inc.	2,799	(19)	1,786	970	2,600
NOW Inc.	1,883	72	1,202	1,224	2,300
Patterson Companies, Inc.	6,499	203	2,742	3,005	7,700
Pool Corporation	5,915	772	3,962	14,162	5,500
Rush Enterprises, Inc.	5,458	289	3,322	2,728	7,141
ScanSource, Inc.	3,420	89	1,841	806	2,200
SiteOne Landscape Supply, Inc.	3,764	281	2,594	6,260	5,250
Watsco, Inc.	6,952	478	3,789	9,552	6,875
WESCO International, Inc.	19,996	632	13,863	6,483	18,000
W.W. Grainger, Inc.	14,215	1,317	7,049	27,775	23,450
Summary Percentiles: 16 Companies
75th Percentile	$6,665	$516	$4,120	$7,251	7,281
Median	5,046	277	2,923	3,436	5,754
25th Percentile	3,265	89	1,827	1,323	2,573

MSC Industrial Direct Co., Inc.	$3,501	$302	$2,619	$4,628	6,472
– Percentile Rank	29%	61%	41%	62%	58%

________________________

(1)	Based on the four most recent fiscal quarters reported prior to August 2022.
(2)	Determined as of the most recent fiscal quarter end reported prior to August 2022.
(3)	Determined as of July 31, 2022, as calculated by a third-party vendor.
(4)	Determined as of the most recent fiscal year end reported prior to August 2022.

The Committee generally seeks to set base salary, total target cash compensation (the sum of base salary and target annual performance bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) at the median, or 50th percentile, of the market data.  Total cash compensation based on achievement of stretch performance goals under our performance bonus plan generally is targeted to approximate the 75th percentile of the market data.  Long-term equity compensation in the form of PSUs and RSUs generally is targeted to approximate the median of the market data.  The Committee believes that this competitive positioning is consistent with the goals of the Company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the Company achieves superior performance.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   45

Executive Incentive Compensation Recoupment Policy

The Company has an Executive Incentive Compensation Recoupment Policy which covers all executive officers of the Company, as well as the Company’s corporate controller, and applies to incentive awards under our annual performance bonus plan and equity awards under our equity plans, granted or awarded after the adoption of the policy.  The policy provides the Board with discretion to obtain recoupment of awards as follows:

•

in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;

•

in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and

•

in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the Company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board may only seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited consolidated financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited consolidated financial statements.

In addition, our equity award documents provide for forfeiture of awards in cases where a grantee violates a confidentiality, non-competition or non-solicitation covenant or agreement and for recoupment in cases where, following a termination of employment, the Company determines that a termination for cause would have been justified prior to such termination.

In the event of a Change in Control (as defined in the 2015 Omnibus Incentive Plan), the Company’s right to seek recoupment shall terminate.

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, the Board of Directors has adopted stock ownership guidelines for our executive officers.  The guidelines require that each of our executive officers own a minimum number of shares having a value equal to the following:

Role	Minimum Value of Shares
Chief Executive Officer	6 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Vice Presidents	1 times annual base salary

All shares held by our executives, including unvested RSUs, but not including unearned PSUs or shares underlying unexercised stock options, count toward these guidelines.  The guidelines provide for our executives to reach these goals within five years from the date on which the executive is elected (or three years in the case of a promotion).  Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership.  If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares (i.e., after tax withholding and shares sold to pay the exercise price of options) received as a result of the exercise of stock options or the vesting of PSUs or RSUs.  All of our executive officers are in compliance with their current stock ownership guidelines.  In addition to our stock ownership guidelines, we

46   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

believe that our long-term stock-based compensation program properly aligns the interests of our executives with those of our shareholders, and encourages and incentivizes long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) imposes a $1.0 million limit on the amount that a publicly held corporation may deduct for compensation paid to its “covered employees.”  Covered employees include any officer who is a named executive officer in any taxable year beginning after December 31, 2016.  Due to the deduction limitation in Section 162(m), compensation paid to our named executive officers in excess of $1.0 million is not deductible.  While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   47

COMPENSATION RISK ASSESSMENT

The Compensation Committee engaged FW Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in fiscal year 2022 to assist the Compensation Committee in its compensation risk assessment.    In its report to the Compensation Committee, FW Cook determined that our incentive plans were well-aligned with sound compensation design principles and that there were no significant areas of concern from a compensation risk perspective.    FW Cook noted that while the compensation plans have evolved over the years to align with market standards, the changes to the plans have not resulted in elevated risk concerns.  FW Cook also noted key risk mitigating practices continue to be present, including among other features, robust stock ownership guidelines and a compensation recoupment policy for executive officers and the Company’s controller.  Based on the Compensation Committee’s review and the FW Cook report, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers.    The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value.    In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive performance bonus program includes the following design features which the Compensation Committee believes properly incentivize senior management:
➢	maximum payouts are capped at 158% of target;
➢

payout levels based on achievement of financial metrics generally are calculated on a straight-line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;

➢	the annual performance bonus is largely based on achievement of multiple financial metrics, rather than a single financial metric;
➢

the annual performance bonus plan includes a weighting for achievement of individual G&Os for directors and above.  In addition, all levels within the organization also include an individual performance multiplier, which is evaluated by the Compensation Committee, which serves to focus management on achievement of strategic business and long-term initiatives;

➢	the Compensation Committee retains discretion to adjust Company financial metrics to account for non-recurring and other similar items; and
➢

the Compensation Committee retains discretion to modify annual bonus payouts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of Company and individual performance;

•

annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance;

•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value;
•	equity awards for associates provide three-year cliff vesting for PSUs and four- or five-year vesting for RSUs, depending on the position of the associate in question; and
•	PSUs vest based on Company performance over a three-year period and provide for maximum payouts of 200% of target.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, we have adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

48   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board,

Louise Goeser (Chairperson)

Michael Kaufmann

Steven Paladino

Rudina Seseri

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   49

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the Company during the fiscal years ended September 3, 2022, August 28, 2021 and August 29, 2020:

•	Erik Gershwind, our President and Chief Executive Officer;
•	Kristen Actis-Grande, our Executive Vice President and Chief Financial Officer; and
•

Douglas E. Jones, Elizabeth Bledsoe and Steven Baruch, who were the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, fiscal year 2022.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement.  Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Erik Gershwind	2022	815,937	—	3,249,890	—	2,362,500	24,916	6,453,243
President and	2021	771,151	500	3,249,925	—	1,124,738	23,789	5,170,103
Chief Executive Officer	2020	697,002	—	3,249,858	—	375,000	22,575	4,344,435

Kristen Actis-Grande(7)	2022	504,808	—	649,944	—	538,546	6,329	1,699,627
Executive Vice President and	2021	408,654	150,000	749,871	—	256,170	14,808	1,579,503
Chief Financial Officer

Douglas E. Jones	2022	449,604	—	549,861	—	375,414	23,069	1,397,948
Executive Vice President and	2021	423,080	500	549,931	—	174,480	22,378	1,170,369
Chief Supply Chain Officer	2020	398,672	—	549,886	54,924	116,347	11,170	1,130,999

Elizabeth Bledsoe(8)	2022	381,731	—	324,887	—	267,420	21,645	995,683
Senior Vice President and Chief People Officer

Steven Baruch(8)	2022	408,404	—	399,992	—	—	26,386	834,782
Executive Vice President and
Chief Strategy & Marketing Officer

_________________________

(1)	The amounts in this column reflect the executive’s actual base salary, including amounts deferred under the MSC Industrial Direct 401(k) Plan.
(2)

The amounts in this column reflect a one-time Thank You Recognition cash bonus of $500 to Messrs. Gershwind and Jones.  All associates received a $500 Thank You Recognition cash bonus for their contribution to the Company during the pandemic.    This column also includes a $150,000 cash sign-on bonus for Ms. Actis-Grande.

(3)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers.  Instead, the amounts reflect the aggregate grant date fair value for grants of RSUs and PSUs made by us and calculated in accordance with FASB ASC Topic 718.  This valuation method values RSUs and PSUs granted during the indicated year, based on the fair market value of our Class A Common Stock (the closing price as reported on the NYSE) on the date of grant.  The amounts shown for fiscal year 2022 attributable to PSUs are as follows: Mr. Gershwind — $1,624,945; Ms. Actis-Grande — $324,972; Mr. Jones — $274,931; Ms.  Bledsoe — $162,444; and Mr.  Baruch — $199,996.  The maximum potential grant date values for PSUs granted in fiscal year 2022 assuming maximum payouts based on performance are as follows: Mr. Gershwind — $3,249,890; Ms. Actis-Grande — $649,944; Mr. Jones — $549,862; Ms.  Bledsoe — $324,888; and Mr.  Baruch — $399,992.  For more information regarding assumptions made in calculating the amounts reflected in this column, please refer to Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 3, 2022.

(4)	The amount in this column represents the incremental fair value relating to the extension of the option expiration date in May 2020.
(5)

The amounts in this column reflect amounts earned pursuant to our annual performance bonus program for our named executive officers.  For more information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2022 Executive Compensation — Annual Performance Bonus Program” beginning on page 39 of this Proxy Statement.

(6)	See the Fiscal Year 2022 All Other Compensation table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2022.

50   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

(7)

Ms. Actis-Grande was elected Executive Vice President and Chief Financial Officer, effective August 31, 2020.  No compensation information for fiscal year 2020 appears in this table for Ms. Actis-Grande because she was not employed by the Company until fiscal year 2021.

(8)

Neither Ms. Bledsoe nor Mr. Baruch was a named executive officer for fiscal years 2021 and 2020.  Therefore, no compensation information for fiscal years 2021 and 2020 appears in this table for Ms. Bledsoe or Mr. Baruch.

Fiscal Year 2022 All Other Compensation

Name	Auto Allowance ($)	401(k) Match ($)	Total ($)
Erik Gershwind	16,366	8,550	24,916
Kristen Actis-Grande	3,444	2,885	6,329
Douglas E. Jones	14,268	8,801	23,069
Elizabeth Bledsoe	11,878	9,767	21,645
Steven Baruch	16,662	9,724	26,386

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   51

Fiscal Year 2022 Grants of Plan-Based Awards

The following table shows the RSUs and the estimated future payouts of the PSUs granted to our named executive officers in fiscal year 2022 and the estimated future payouts under the performance bonus awards granted to our named executive officers in respect of fiscal year 2022 performance.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Erik Gershwind	N/A	375,000	1,500,000	2,400,000	—	—	—	—	—	—	—
	11/5/2021	—	—	—	—	—	—	19,126	—	—	1,624,945
	11/5/2021	—	—	—	9,563	19,126	38,252	—	—	—	1,624,945
Kristen Actis-Grande	N/A	85,313	341,250	546,000	—	—	—	—	—	—	—
	11/5/2021	—	—	—	—	—	—	3,825	—	—	324,972
	11/5/2021	—	—	—	1,913	3,825	7,650	—	—	—	324,972
Douglas E. Jones	N/A	59,628	238,512	381,618	—	—	—	—	—	—	—
	11/5/2021	—	—	—	—	—	—	3,236	—	—	274,931
	11/5/2021	—	—	—	1,618	3,236	6,472	—	—	—	274,931
Elizabeth Bledsoe	N/A	46,042	184,167	294,667	—	—	—	—	—	—	—
	11/5/2021	—	—	—	—	—	—	1,912	—	—	162,444
	11/5/2021	—	—	—	956	1,912	3,824	—	—	—	162,444
Steven Baruch(5)	N/A	54,168	216,672	346,676	—	—	—	—	—	—	—
	11/5/2021	—	—	—	—	—	—	2,354	—	—	199,996
	11/5/2021	—	—	—	1,177	2,354	4,708	—	—	—	199,996

___________________

(1)

These columns reflect the potential threshold, target and maximum annual performance bonuses payable to such named executive officer under our 2022 annual performance bonus program.  Amounts actually earned in fiscal year 2022 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.  Under our 2022 annual performance bonus program, bonus awards for 2022 were based on achievement of two Company financial metrics, each weighted 37.5%, and the remaining 25% was based on the achievement of individual G&Os.  In addition, award opportunities were subject to an individual performance multiplier ranging from 50% to 150%.  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2022 Executive Compensation — Annual Performance Bonus Program” beginning on page 39 of this Proxy Statement.

(2)

These columns reflect the potential threshold, target and maximum amounts of PSUs granted in fiscal year 2022 pursuant to the 2015 Omnibus Incentive Plan.  These PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target (with straight-line interpolation used for determining payouts with achievement between threshold and target and target and maximum performance levels) based upon our average annual adjusted return on invested capital from fiscal year 2022 through fiscal year 2024, subject to the grantee’s continued employment (with exceptions for termination of employment due to death, disability, retirement and change in control).  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2022 Executive Compensation — Long-Term Stock-Based Compensation”  beginning on page 41 of this Proxy Statement and the section entitled “— Potential Payments Upon Termination or Change in Control” beginning on page 55 of this Proxy Statement.

(3)

The amounts in this column represent RSUs granted in fiscal year 2022 pursuant to the 2015 Omnibus Incentive Plan.  These awards vest 25% on each of the first through fourth anniversaries of the grant date (with exceptions for termination of employment due to death, disability, retirement and change in control).  The RSUs granted to our named executive officers have no performance criteria.  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2022 Executive Compensation — Long-Term Stock-Based Compensation” beginning on page 41 of this Proxy Statement and the section entitled “— Potential Payments Upon Termination or Change in Control” beginning on page 55 of this Proxy Statement.

(4)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers.  Instead, the amounts reflect the aggregate grant date fair value of awards as calculated in accordance with FASB ASC Topic 718.  The grant date fair value is the amount that we will expense in our consolidated financial statements over the award’s vesting schedule.  For RSUs and PSUs, fair value is the closing price of a share of our Class A Common Stock as quoted on the NYSE on the date of grant.  The closing price of a share of our Class A Common Stock as quoted on the NYSE on November 5, 2021 was $84.96.  For PSUs, the fair value is based on the Company achieving a target level of performance.  For additional information on the valuation assumptions, please refer to Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 3, 2022.

(5)

Mr. Baruch terminated his employment with the Company on September 3, 2022 (prior to the payment date for fiscal year 2022 annual performance bonuses) and, therefore, was not eligible to receive an annual performance bonus for fiscal year 2022.

Dividends are not paid on unvested RSUs and PSUs; instead, dividend equivalent units accrue on unvested RSUs and PSUs and vest at the same times as the underlying RSUs and PSUs, subject in the case of PSUs to the same performance vesting requirements.  The quarterly dividend rate for fiscal year 2022 was $0.75 per share.

52   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows the amounts of outstanding stock options, RSU awards and PSU awards previously granted and held by the named executive officers as of September 3, 2022.

The market value of the stock awards is based on the closing price of a share of our Class A Common Stock as of September 2, 2022, the last business day of fiscal year 2022, which was $78.58.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Erik Gershwind	72,659	—		—	71.33	10/25/2023	—		—	—		—
	73,469	—		—	79.60	10/19/2024	—		—	—		—
	60,053	20,018	(1)	—	83.21	10/16/2025	—		—	—		—
	—	—		—	—	—	3,660	(2)	287,630	—		—
	—	—		—	—	—	8,533	(3)	670,537	—		—
	—	—		—	—	—	15,417	(4)	1,211,468	—		—
	—	—		—	—	—	19,938	(5)	1,566,740	—		—
	—	—		—	—	—	—		—	24,297	(6)	1,909,258	(7)
	—	—		—	—	—	27,337	(8)	2,148,128	—		—
	—	—		—	—	—	—		—	39,685	(9)	3,118,447	(7)
	—	—		—	—	—	19,843	(10)	1,559,254	—		—
Kristen Actis-	—	—		—	—	—	1,698	(11)	133,401	—		—
Grande	—	—		—	—	—	—		—	4,111	(6)	323,042	(7)
	—	—		—	—	—	4,627	(8)	363,558	—		—
	—	—		—	—	—	—		—	7,936	(9)	623,611	(7)
	—	—		—	—	—	3,968	(10)	311,834	—		—
Douglas E. Jones	20,204	—		—	79.60	10/19/2024	—		—	—		—
	13,211	4,404	(1)	—	83.21	10/16/2025	—		—	—		—
	—	—		—	—	—	1,006	(2)	79,088	—		—
	—	—		—	—	—	1,877	(3)	147,498	—		—
	—	—		—	—	—	2,608	(4)	204,937	—		—
	—	—		—	—	—	3,374	(5)	265,097	—		—
	—	—		—	—	—	—		—	4,111	(6)	323,042	(7)
	—	—		—	—	—	4,627	(8)	363,558	—		—
	—	—		—	—	—	—		—	6,714	(9)	527,586	(7)
	—	—		—	—	—	3,357	(10)	263,816	—		—
Elizabeth Bledsoe	1,653	—		—	79.60	10/19/2024	—		—	—		—
	1,080	361	(1)	—	83.21	10/16/2025	—		—	—		—
	—	—		—	—	—	—		—	—		—
	—	—		—	—	—	82	(2)	6,452	—		—
	—	—		—	—	—	155	(3)	12,173	—		—
	—	—		—	—	—	711	(4)	55,870	—		—
	—	—		—	—	—	921	(5)	72,406	—		—
	—	—		—	—	—	—		—	1,120	(6)	88,010	(7)
	—	—		—	—	—	1,261	(8)	99,128	—		—
	—	—		—	—	—	—		—	3,967	(9)	311,727	(7)
	—	—		—	—	—	1,984	(10)	155,876	—		—
Steven Baruch(12)	3,203	—		—	83.21	10/16/2025	—		—	—		—
	—	—		—	—	—	1,897	(4)	149,066	—		—
	—	—		—	—	—	—		—	2,990	(6)	234,954	(7)
	—	—		—	—	—	—		—	4,884	(9)	383,785	(7)

___________________

(1)	These stock options became exercisable on October 17, 2022.
(2)	This number includes dividend equivalent units accrued through September 3, 2022. The shares underlying these RSUs vested on October 20, 2022.
(3)

This number includes dividend equivalent units accrued through September 3, 2022.  The shares underlying one-half of these RSUs vested on October 17, 2022, and the shares underlying one-half of these RSUs will vest on October 17, 2023.

(4)

This number includes dividend equivalent units accrued through September 3, 2022.  This number represents the number of PSUs that were earned based on the Company’s average annual adjusted operating profit growth for the three fiscal year performance period that ended on September 3, 2022 as shown below:

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   53

	Threshold (%)	Target (%)	Maximum (%)	Actual (%)	PSUs Earned as % of Target
Average Annual Adjusted Operating Profit Growth (%)	1.00	4.00	10.00	4.95	116%

 The NEOs became vested in the PSUs earned on November 6, 2022.

(5)

This number includes dividend equivalent units accrued through September 3, 2022.  The shares underlying one-half of these RSUs vested on November 6, 2022, and the shares underlying one-half of these RSUs will vest on November 6, 2023.

(6)

This number includes dividend equivalent units accrued through September 3, 2022.  This number represents the number of shares underlying PSUs that would vest on November 6, 2023 based on achievement of the maximum level of performance for the three-year performance cycle.    PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted operating profit growth over the three-year performance cycle, subject to the grantee’s continued employment.

(7)	Represents the market value based on achieving the maximum level of performance.
(8)

This number includes dividend equivalent units accrued through September 3, 2022.  The shares underlying one-third of these RSUs vested on November 6, 2022, and the shares underlying one-third of these RSUs will vest on each of November 6, 2023 and November 6, 2024.

(9)

This number includes dividend equivalent units accrued through September 3, 2022.  This number represents the number of shares underlying PSUs that would vest on November 6, 2024 based on achievement of the maximum level of performance for the three-year performance cycle.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted return on invested capital over the three-year performance cycle, subject to the grantee’s continued employment.

(10)

This number includes dividend equivalent units accrued through September 3, 2022.  The shares underlying one-fourth of these RSUs vested on November 5, 2022, and the shares underlying one-fourth of these RSUs will vest on each of November 5, 2023, November 5, 2024 and November 5, 2025. Represents the market value based on achieving the target level of performance.

(11)

This number includes dividend equivalent units accrued through September 3, 2022.  The shares underlying one-third of these RSUs vested on August 31, 2022, and the shares underlying one-third of these RSUs will vest on each of August 31, 2023 and August 31, 2024.

(12)

Mr. Baruch terminated his employment with the Company on September 3,  2022.  Pursuant to the terms of Mr. Baruch’s termination, his outstanding PSUs remained outstanding and vest on the original schedules.  The PSUs will be prorated to one-third of the original PSUs granted.

54   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Fiscal Year 2022 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A Common Stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2022, (ii) the number of RSUs held by the named executive officers which vested in fiscal year 2022 and (iii) the value realized upon the exercise of such stock options and the vesting of such units, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Erik Gershwind	84,059	2,253,622	29,044	2,452,292
Kristen Actis-Grande	—	—	3,149	262,056
Douglas E. Jones	105,055	1,355,660	6,222	523,287
Elizabeth Bledsoe	4,701	46,389	1,090	92,202
Steven Baruch	59,396	513,991	8,452	687,669

_________________________

(1)

The amounts in this column reflect the aggregate dollar amount realized upon the exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	This number includes dividend equivalent units that vested at the same time as the underlying RSUs.
(3)

The amounts in this column reflect the aggregate dollar amount realized upon the vesting of the RSUs determined by multiplying the number of RSUs by the market price of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Change in Control Arrangements

Each of our named executive officers participates in the MSC Industrial Direct Co., Inc. Executive Change in Control Severance Plan (the “Executive Change in Control Severance Plan”).  The Executive Change in Control Severance Plan provides for payment of certain benefits to the named executive officers upon a qualifying termination following a change in control of the Company.  In addition to these arrangements, each of our current named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the Company during his or her employment and after termination.  Each of them also agreed not to compete with the Company or to solicit any associates of the Company during his or her employment and for two years following termination of his or her employment.  All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.  The terms of these arrangements are discussed below.

Under the terms of these arrangements, “cause” is generally defined to include (i) the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the Company, (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the executive’s conviction of, or entering a plea of nolo contendere to, a felony.  A change in the executive’s “circumstances of employment” will generally be deemed to have occurred if there is (a) a material reduction or change in the executive’s employment duties or reporting responsibilities, (b) a reduction in the executive’s annual base salary, (c) a material diminution in the executive’s status, working conditions or other economic benefits, or (d) the Company requiring the executive to be based at any place outside a 30-mile radius from the Company’s offices where the executive was based prior to a change in control.

A change in control of the Company will generally be deemed to have occurred under these arrangements if (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the Company’s voting securities, (ii) there is a change in the Board as a result of which the Board members cease to constitute a majority of the Board, (iii) there is a consummation of a merger or consolidation,

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   55

other than a merger or consolidation that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity, (iv) there is a liquidation or dissolution approved by our shareholders, or (v) there is a consummation of a sale of all or substantially all of the Company’s assets.

The Executive Change in Control Severance Plan provides that if, within two years after the occurrence of a change in control of the Company, (i) we terminate the executive’s employment other than for cause or (ii) the executive terminates his or her employment following a change in the executive’s “circumstances of employment,” then we will be obligated to pay the executive a severance payment equal to (a) two times the executive’s annual base salary, plus (b) two times the executive’s targeted annual cash incentive bonus, plus (c) the pro rata portion of the executive’s targeted annual cash performance bonus.  In addition, any unvested stock options and stock awards would accelerate.  As a condition to receiving his or her severance payments and benefits, the executive would be required to execute a general release in favor of the Company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we are obligated to provide the executive with outplacement services for up to six months and a lump sum payment equal to 18 months of healthcare coverage, and the executive is entitled to receive, at our expense, an automobile allowance for the lesser of two years or the remainder of the automobile lease in effect following the termination of his or her employment.

Under the Executive Change in Control Severance Plan, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased as a result of the payments being classified as “excess parachute payments” under Section 280G of the Code.

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under the 2015 Omnibus Incentive Plan as of September 3, 2022 is listed above in the Outstanding Equity Awards at 2022 Fiscal Year-End table.  All unvested equity awards at the end of fiscal year 2022 were granted to the named executive officers under the 2015 Omnibus Incentive Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the Company.  The terms of these benefits are described below.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the Company’s confidential and proprietary information and to preserve the Company’s competitive advantages.

2015 Omnibus Incentive Plan

The 2015 Omnibus Incentive Plan is a “double trigger” plan, meaning that unvested stock options and RSUs vest if there is a change in control of the Company only if both (i) a change in control occurs and (ii) such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives who participate in the Executive Change in Control Severance Plan, a termination by the executive for good reason) within one year (two years for executives who participate in the Executive Change in Control Severance Plan) following the change in control.  In the case of PSUs, if unvested PSUs are not assumed, the PSUs will vest and be earned at the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would vest and be earned at such higher level.  If in connection with a change in control the PSUs are assumed, then the PSUs would convert to RSUs based on the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would convert to RSUs at such higher level.  In addition, following any change in control, if an associate’s employment is terminated by the Company without cause (or for executives who participate in the Executive Change in Control Severance Plan, a termination by the executive for good reason) within one year (two years for executives who participate in the Executive Change in Control Severance Plan) following the change in control, vesting of any converted RSUs would accelerate.  A change in control of the Company will be deemed to have occurred for purposes of the 2015 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “— Change in Control Arrangements.”

Under the 2015 Omnibus Incentive Plan and awards thereunder, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding RSUs shall lapse and the shares underlying such RSUs shall become fully vested.  The named executive officer will be deemed to have retired if his or her employment is terminated without cause, or upon his or her death or disability, on or after age 65, provided the named executive officer

56   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

has a total of five years of service with the Company.  In the case of PSUs, where a participant retires or voluntarily terminates employment or in cases of a termination without cause (other than in the case of a change in control discussed above and other than in the case of a “qualifying termination” as described below under “— MSC Executive Severance Plan”) if the participant has reached age 55 and the participant’s age plus years of continuous service equals at least 65, the PSUs will pay out on a pro rata basis based on the full number of years of service (rounded down) during the performance period, based on actual performance.  If the participant has reached age 65 with at least five full years of service, then the PSUs would pay out fully, based on actual performance.  In cases of death or disability, the PSUs would pay out fully, based on actual performance.

MSC Executive Severance Plan

The Board adopted, upon the recommendation of the Compensation Committee, the MSC Executive Severance Plan.  Under the MSC Executive Severance Plan, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the Company are eligible to receive certain severance benefits in the event of a qualifying termination.  For purposes of the MSC Executive Severance Plan, a “qualifying termination” means the occurrence of any of (i) the involuntary termination of a participant’s employment with the Company as a result of the elimination of such participant’s job or position with the Company because of reorganization, job elimination or site closure; (ii) the termination of a participant’s employment with the Company upon the participant’s failure to accept a material change in the geographic location where such participant is required to primarily perform his services for the Company, such that the distance between the previous geographic location and the new geographic location exceeds 50 miles (one way); or (iii) the termination of a participant’s employment with the Company upon the participant’s failure to accept a reduction in such participant’s base salary of 20% or more.

Severance benefits consist of a severance allowance, a benefits credit payment, a vesting acceleration benefit and, at the discretion of the plan administrator, outplacement services.  The severance allowance generally will be (i) 18 months of base pay for Executive Vice Presidents, (ii) 15 months of base pay for Senior Vice Presidents and (iii) 12 months of base pay for Vice Presidents, plus in each case a pro rata bonus (based on the average bonus paid for the prior three fiscal years).  The benefits credit will be an amount equal to the credit provided by the Company toward the cost of the participant’s coverage under our healthcare exchange for 18 months in the case of Executive Vice Presidents, 15 months in the case of Senior Vice Presidents and 12 months in the case of Vice Presidents.  The vesting acceleration benefit will be the acceleration of equity awards that otherwise would have vested on the next scheduled vesting date after a participant’s termination date, except that in the case of PSUs, payouts shall be made at 33-1/3% and based on actual performance, except that if the participant has reached age 55 and the participant’s age plus years of continuous service equals at least 65, the PSUs will pay out on a pro rata basis based on the full number of years of service (rounded up) during the performance period, based on actual performance and if the participant has reached age 65 with at least five full years of service, then the PSUs would pay out fully, based on actual performance.  Finally, the plan administrator may, in its discretion, provide outplacement services for such duration as the plan administrator may determine.

As a condition of receiving any severance benefit under the MSC Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the Company in such form and of such content as the plan administrator, in its sole discretion, may require.

Under the MSC Executive Severance Plan, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s qualifying termination, we had cause to terminate the participant due to failure to meet our established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable Company policy.  In addition, if a participant incurs a qualifying termination, and the plan administrator determines, in its sole discretion, that thereafter (i) the participant breached any provision(s) of his severance and release agreement or (ii) the participant breached any provision(s) of any confidentiality, non-compete, non-solicitation, non-disparagement or other restrictive covenant or similar agreement with the Company, any unpaid or unused severance benefits will be immediately forfeited, and the participant will be required to repay to us severance allowance amounts previously paid to such participant.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   57

Potential Payments Upon Termination or Change in Control Table as of September 2, 2022

The following table sets forth the estimated amounts that would be payable to each of our named executive officers upon the termination of his or her employment under certain circumstances or upon a change in control in limited circumstances, assuming that the termination of employment or change in control had occurred on September 2, 2022 (which was the last business day of fiscal year 2022) and based on the price per share of our Class A Common Stock on that date, which was $78.58.  The actual amounts payable can only be calculated at the time of the event.  None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of September 2, 2022, except that Mr. Jones qualifies as having reached age 55 with his age and years of continuous service equaling at least 65, for purposes of the termination provisions under their PSU awards.

Name and Benefits	Change in Control and Termination of Award ($)(1)	Change in Control and Termination of Employment ($)(2)(3)	Death or Disability ($)(4)	Retirement ($)(5)	Termination Under MSC Executive Severance Plan ($)(6)
Erik Gershwind
Severance	—	4,588,571	—	—	—
Auto Allowance	—	32,732	—	—	—
Outplacement Services	—	6,000	—	—	—
Medical Benefits	—	39,371	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock/RSUs	6,232,290	6,232,290	6,232,290	—	—
Accelerated Vesting of PSUs	3,558,285	3,558,285	3,725,369	—	—
Total	9,790,575	14,457,249	9,957,659	—	—

Kristen Actis-Grande
Severance	—	1,682,500	—	—	1,147,358
Auto Allowance	—	6,888	—	—	—
Outplacement Services	—	6,000	—	—	—
Medical Benefits	—	36,160	—	—	31,252
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock/RSUs	808,793	808,793	808,793	—	265,825
Accelerated Vesting of PSUs	473,357	473,357	473,357	—	157,786
Total	1,282,150	3,013,698	1,282,150	—	1,602,221

Douglas E. Jones
Severance	—	1,348,569	—	—	875,739
Auto Allowance	—	28,536	—	—	—
Outplacement Services	—	6,000	—	—	—
Medical Benefits	—	36,160	—	—	31,252
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock/RSUs	1,119,056	1,119,056	1,119,056	—	472,525
Accelerated Vesting of PSUs	602,037	602,037	630,293	190,477	278,416
Total	1,721,093	3,140,358	1,749,349	190,477	1,657,932

Elizabeth Bledsoe
Severance	—	1,118,333	—	—	619,486
Auto Allowance	—	23,756	—	—	—
Outplacement Services	—	6,000	—	—	—
Medical Benefits	—	29,408	—	—	25,463
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock/RSUs	346,036	346,036	346,036	—	120,753
Accelerated Vesting of PSUs	248,077	248,077	255,730	—	85,243
Total	594,113	1,771,610	601,766	—	850,945

Steven Baruch(7)
Severance	—	—	—	—	920,000
Auto Allowance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Medical Benefits	—	—	—	—	23,428
Accelerated Vesting of Stock Options	—	—	—	—	—
Accelerated Vesting of Restricted Stock/RSUs	—	—	—	—	343,734
Accelerated Vesting of PSUs	—	—	—	—	83,887
Total	—	—	—	—	1,371,049

___________________

(1)

Unvested stock awards will vest if there is a change in control of the Company only if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control.  The estimated values of the PSU and RSU awards listed in this column for each of the named executive officers are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on September 2, 2022, which was $78.58.

58   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

(2)

Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the Company during the executive’s employment and after termination.  Each executive also agreed not to compete with the Company or to solicit any associates of the Company during his or her employment and for two years following termination of his or her employment.  All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the Company.

(3)

For the named executive officers, the severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change in control of the Company and (ii) the termination of employment of the named executive officers within two years following such change in control, (a) by the Company, without cause, or (b) by the executive for good reason.  The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of September 3, 2022.  The estimated values of the PSU and RSU awards listed in this column for each of the named executive officers are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on September 2, 2022, which was $78.58.

(4)

The amounts in this column reflect estimated amounts payable upon the death or disability of a named executive officer under the terms of the 2015 Omnibus Incentive Plan and awards thereunder.  The estimated values of the accelerated RSU and PSU awards listed in this column are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on September 2, 2022, which was $78.58.

(5)

The amounts in this column reflect estimated amounts payable upon the retirement of a named executive officer under the terms of the 2015 Omnibus Incentive Plan and awards thereunder.  None of our named executive officers are currently eligible for retirement, except that Mr. Jones qualifies as having reached age 55 with his age and years of continuous service equaling at least 65, for purposes of the termination provisions under his PSU awards.  The estimated values of the PSU awards listed in this column are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on September 2, 2022, which was $78.58.

(6)

The amounts in this column reflect estimated amounts that would be payable under the MSC Executive Severance Plan, which was adopted on October 27, 2016, in the event of a “qualifying termination,” (i) assuming that the qualifying termination had occurred on September 3, 2022 and (ii) based on the price per share of our Class A Common Stock on September 2, 2022, which was $78.58.  Mr. Gershwind is not a participant in the MSC Executive Severance Plan.  The estimated severance amount listed in this column for each of the named executive officers (other than Mr. Gershwind) was calculated using the named executive officer’s base salary that was in effect as of September 3, 2022.  Severance amounts and medical benefits would be payable in equal installments in accordance with the Company’s normal payroll practices over the applicable period of either 15 or 18 months.  As described above under the section entitled “— Potential Payments Upon Termination or Change in Control — MSC Executive Severance Plan,” the accelerated stock options and RSU awards listed in this column consist of awards that otherwise would have vested on the next scheduled vesting date after the named executive officer’s qualifying termination.  The estimated values of the accelerated stock options and RSU awards listed in this column are based on the closing price of a share of our Class A Common Stock as reported on the NYSE on September 2, 2022, which was $78.58.  No values are included for PSUs which only would vest based on actual performance.  As a condition of receiving any severance benefit under the MSC Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the Company in such form and of such content as the plan administrator, in its sole discretion, may require.  In addition, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s qualifying termination, the Company had cause to terminate the participant due to failure to meet Company-established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable Company policy.

(7)	Mr. Baruch’s employment with the Company terminated effective September 3, 2022.

Indemnification Agreements; Directors and Officers Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers.  The indemnification agreements clarify and enhance the rights and obligations of the Company and the indemnitee with respect to indemnification and advancement of expenses already provided for in our Certificate of Incorporation and Second Amended and Restated By-laws.  The indemnification agreements provide that we will indemnify the indemnitee to the fullest extent permitted by New York law against all indemnifiable losses relating to, resulting from or arising out of any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.  The indemnification agreements also provide for the advancement of expenses.  In addition, we have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of the MSC Industrial Direct 401(k) Plan.  These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   59

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate and the annual total compensation of our Chief Executive Officer.

For fiscal year 2022:

•	the annual total compensation of our median associate was $75,101; and
•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table appearing under “Executive Compensation,” was $6,453,243.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median associate for fiscal year 2022 was 86:1.

The SEC rules permit companies to identify the median paid associate once every three years as long as there has been no change in the Company’s associate population or compensation arrangements that significantly impacts the pay ratio disclosure. We determined that there were no changes during fiscal year 2022 that would significantly impact our pay ratio disclosure.  Therefore, the Company used the same median associate identified in fiscal year 2021 to determine the median annual total compensation of all associates (excluding our Chief Executive Officer) and to calculate the pay ratio for the 2022 fiscal year.

To identify the median associate in fiscal year 2021, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•

We selected August 28, 2021 as the date for identifying our median associate.  We determined that, as of August 28, 2021, our associate population, which includes our U.K. and Canada operations, consisted of approximately 6,300 full‑time associates.

•	Our associate population data described above excludes approximately 200 associates of Wm. F. Hurst Co., LLC and MSC Mexico, which we acquired in June and July 2021, respectively.
•

We identified our median associate based on the total cash compensation earned for fiscal year 2021.  Total cash compensation earned for fiscal year 2021 included base salary, bonus and incentives, commissions and overtime earned for such period.

•	For purposes of identifying the median associate, we applied the following exchange rates at August 28, 2021: (i) 1 British pound to 1.38 U.S. dollars and (ii) 1 Canadian dollar to 0.79 U.S. dollars.

We determined our median associate’s annual total compensation for fiscal year 2022 in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table appearing under “Executive Compensation.”  The annual total compensation of our median associate for fiscal year 2022 was determined to be $75,101, which was then compared to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table appearing under “Executive Compensation.”

The SEC’s rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their associate populations and compensation practices.  Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different associate populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the SEC.  This information is being provided for compliance purposes.  Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions for fiscal year 2022.

60   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(PROPOSAL NO. 3)

As required by Section 14A of the Exchange Act, this proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.  This vote is not intended to address any specific item or element of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and the philosophy, principles and policies used to determine compensation.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to: create a performance driven culture based on personal accountability by linking rewards to Company and individual performance; provide a market competitive compensation opportunity to enable the Company to attract, retain and motivate highly talented associates; and recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives.  Our compensation programs include a number of key features designed to accomplish these goals.

The Board urges our shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our NEOs.  Based on Company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2022 were appropriate and consistent with the philosophy and objectives of the Company’s compensation programs.

Accordingly, we are asking shareholders to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders hereby approve the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion.

This vote is advisory, which means that the shareholder vote on this proposal will not be binding on the Company, the Compensation Committee or the Board.  However, the Compensation Committee and the Board value the opinions of the Company’s shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the NEOs of the Company.

As previously disclosed, we plan to hold the “say-on-pay” vote on an annual basis.  Accordingly, the next shareholder advisory vote on executive compensation, following this one, will occur at our 2024 Annual Meeting of Shareholders.

The Board OF DIRECTORS recommends THAT YOU vote “FOR” the approval, on an advisory basis, of the compensation of our NEOS AS DISCLOSED IN THIS PROXY STATEMENT.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” the approval, on an advisory basis, of the compensation of our NEOS AS DISCLOSED IN THIS PROXY STATEMENT.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   61

APPROVAL OF THE MSC INDUSTRIAL DIRECT CO., INC. 2023 OMNIBUS INCENTIVE PLAN

(PROPOSAL NO. 4)

Background

On December 1, 2022, the Board of Directors, upon the recommendation of the Compensation Committee (which is referred to in this Proposal as the “Committee”), adopted the 2023 Omnibus Incentive Plan, subject to the approval of our shareholders at the Annual Meeting.  The 2023 Omnibus Incentive Plan, if approved by our shareholders, will become effective upon such approval and will replace the 2015 Omnibus Incentive Plan.  Upon effectiveness of the 2023 Omnibus Incentive Plan, the 2015 Omnibus Incentive Plan (under which 1,175,542 shares remained available for additional awards as of September 3, 2022) will be frozen and no new awards will be made under the 2015 Omnibus Incentive Plan.  All outstanding awards under the 2015 Omnibus Incentive Plan will continue to be governed by the terms of the 2015 Omnibus Incentive Plan.  We will not grant any awards under the 2023 Omnibus Incentive Plan prior to shareholder approval.

Shareholder approval of the 2023 Omnibus Incentive Plan is required (i) for purposes of complying with the shareholder approval requirements for the listing of our shares of Class A Common Stock on the NYSE and (ii) to allow the Committee to grant incentive stock options that comply with the rules under Section 422 of the Code.

Approval of the 2023 Omnibus Incentive Plan will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming the presence of a quorum.  As further discussed under “What is a broker non-vote?” on page 78 of this Proxy Statement, if you own shares through a bank, broker or other nominee, you must instruct your bank, broker or other nominee how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

Overhang and Annual Share Usage

While the use of equity is a critical part of our compensation program, we are mindful of our duty to our shareholders to be responsible stewards and to exercise prudence in the granting of equity awards.  As a result, we evaluated both our “overhang” and annual share usage, or “burn rate,” in considering the advisability of the 2023 Omnibus Incentive Plan and its potential impact on our shareholders.

Overhang.  Currently, the 2015 Omnibus Incentive Plan is the only plan under which we can grant equity-based awards.  As of the end of our 2022 fiscal year, we had 1,150,000 shares subject to outstanding equity awards of which 614,000 shares were subject to stock options (with a weighted-average remaining term of 2.2 years and a weighted-average exercise price of $78.96), 448,000 shares were subject to unvested restricted stock and RSU awards and 88,000 shares were subject to unvested PSU awards.  Since the end of our 2022 fiscal year, we have granted an aggregate of 229,549 restricted stock, RSU and PSU awards.  As discussed below under “— Summary of Principal Features of the 2023 Omnibus Incentive Plan — Shares Available for Awards,” there will be 2,391,847 shares available for issuance under the 2023 Omnibus Incentive Plan less any grants made under the 2015 Omnibus Incentive Plan between September 4, 2022 and the effective date of the 2023 Omnibus Incentive Plan (subject to adjustment and the provisions discussed below in that section).  The sum of our currently outstanding equity awards plus the number of shares that would be available under the 2023 Omnibus Incentive Plan represents a fully diluted overhang percentage of approximately 6.35%, which represents a fully diluted overhang below the 25th percentile of our peer companies.

Annual Share Usage.  The annual share usage, or burn rate, under our equity compensation plans for the last three fiscal years is as follows:

	Fiscal Year 2022	Fiscal Year 2021	Fiscal Year 2020	Three-Year Average
(A) Restricted/Performance Stock Awards and Units Granted	223,000	266,000	285,000	257,860
(B) Weighted-Average Common Shares Outstanding	55,777,000	55,737,000	55,472,000	55,652,254
Annual Share Usage ((A)÷(B))	0.40%	0.48%	0.51%	0.46%

As shown above, our burn rate for fiscal year 2022 was 0.40%, which was at the 25th percentile of our peer companies, and our three-year average burn rate for fiscal year 2020 through fiscal year 2022 was 0.46%, which was below the 25th percentile of our peer companies.  Although our future annual share usage will depend upon and be influenced by a number of factors, such as the number of plan participants, acquisitions, the price per share of our Class A Common

62   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Stock and our equity award mix, the shares reserved for issuance under the 2023 Omnibus Incentive Plan will enable us to continue to utilize equity awards as an important component of our compensation program and help meet our objectives to attract, retain and incentivize talented personnel.  Our determination of the share reserve for the 2023 Omnibus Incentive Plan took into account, among other things, assumptions regarding our stock price and volatility, our burn rate and overhang, and the existing terms of our outstanding awards.  The results of this analysis were presented to the Committee and the Board for their consideration.    Upon approval of the 2023 Omnibus Incentive Plan, based on the factors described above, we estimate that the shares available for awards under the plan would be sufficient for approximately five years.

The Board of Directors believes that the 2023 Omnibus Incentive Plan will further the Company’s compensation philosophy and programs.  The 2023 Omnibus Incentive Plan was primarily established to attract and retain highly qualified associates, non-executive directors and consultants (“Eligible Participants”), promote the growth and success of the Company’s business by providing incentives to such individuals for outstanding performance, and align the long-term interests of associates and non-executive directors with those of our shareholders.  Eligible Participants will be identified by the Committee.  As of November 18, 2022, approximately 1,000 associates and consultants, including eight executive officers, and five non-executive directors, would be eligible to participate in the 2023 Omnibus Incentive Plan.

Highlights of the 2023 Omnibus Incentive Plan

The 2023 Omnibus Incentive Plan includes terms that reflect our strong commitment to governance measures and plan design features considered important to shareholders.  Among these features are the following:

•	No Repricing. The 2023 Omnibus Incentive Plan prohibits the repricing of stock options and SARs without shareholder approval.

•

No “Single Trigger” Vesting Upon a Change in Control.  The 2023 Omnibus Incentive Plan does not provide for “single trigger” acceleration of vesting of equity awards upon a change in control; the plan provides for “double trigger” vesting where there is both a change in control and either the awards are not assumed or substituted for and there is a termination of employment without cause.

•

Dividends and Dividend Equivalents on Awards Only Vest on the Same Basis as the Underlying Awards.  Dividends and dividend equivalents credited in connection with an unvested award are subject to the same vesting restrictions as the underlying award.

•

Awards to Executives Subject to Recoupment and Clawback Policy.  Cash incentive and equity awards to our executive officers are subject to recoupment and the Company’s clawback policy, which is described on page 46 of this Proxy Statement.

•

Stock Ownership Guidelines Apply to Directors and Executives.  Our directors and executive officers are subject to our stock ownership guidelines, which are described on page 21 and beginning on page 46, respectively, of this Proxy Statement.

•

Prohibition on Liberal Recycling for Appreciation Awards.  Shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to any option or SAR do not become available for issuance as future awards under the 2023 Omnibus Incentive Plan.

•

Limit on Non-Executive Director Compensation.  The aggregate dollar value of shares subject to awards granted under the 2023 Omnibus Incentive Plan, together with any cash compensation earned and paid or payable, during any calendar year to any one non-executive director will not exceed $750,000.

•	No Liberal Change in Control Definition. The 2023 Omnibus Incentive Plan does not include a "liberal" change in control definition (i.e., mergers require actual consummation).

•

No Change in Control/280G Tax Gross-Ups.  The 2023 Omnibus Incentive Plan does not provide for any excise tax gross-up payments or "parachute payments," and, as a general business matter, the Company does not provide for such gross-ups in other arrangements.

•	Transfer Restrictions. The 2023 Omnibus Incentive Plan contains robust transfer restrictions.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   63

•

Fixed Term and Fixed Share Authorization.  The 2023 Omnibus Incentive Plan has a term of 10 years and no evergreen feature (i.e., the amount of shares authorized is fixed and can only be increased with shareholder approval).

Summary of Principal Features of the 2023 Omnibus Incentive Plan

The following is a summary of certain principal features of the 2023 Omnibus Incentive Plan.  This summary is qualified in its entirety by reference to the complete text of the 2023 Omnibus Incentive Plan.  Shareholders are urged to read the complete text of the 2023 Omnibus Incentive Plan, which is attached as Appendix A to this Proxy Statement.  The closing price of our Class A Common Stock on November 18, 2022 was $85.21.

Types of Awards.  Awards under the 2023 Omnibus Incentive Plan may be made in the form of stock options, SARs, restricted stock, RSUs, other share-based awards, and performance cash, performance shares or performance units.

The Committee may, in its sole discretion, grant other types of awards, which awards may be payable in cash, shares, other property or any combination thereof.  Such awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Shares Available for Awards.  If this Proposal is approved by our shareholders, subject to adjustment in accordance with the 2023 Omnibus Incentive Plan, the maximum aggregate number of shares of our Class A Common Stock that may be issued under the 2023 Omnibus Incentive Plan will be 2,391,847 shares,  less each share subject to an award granted under the 2015 Omnibus Incentive Plan after September 3, 2022 and prior to the effective date of the 2023 Omnibus Incentive Plan (the “Share Authorization”), and the number of shares authorized for grant as incentive stock options  within the meaning of Section 422 of the Code shall be no more than the Share Authorization.   The Share Authorization represents the sum of 2,000,000 new shares plus the number of shares that were available under the 2015 Omnibus Incentive Plan for full value awards (i.e., awards other than stock options and SARs) as of September 3, 2022.

If any shares subject to an award are forfeited, an award expires or otherwise terminates without issuance of shares, or an award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such award, such shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Share Authorization on a one-for-one basis.  If any shares subject to an award granted under the 2015 Omnibus Incentive Plan (a “Prior Plan Award”) are forfeited, a Prior Plan Award expires or otherwise terminates without issuance of shares, or such an award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such award, such shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Share Authorization on a one-for-one basis.

In the event that withholding tax liabilities arising from any Award (as defined in the 2023 Omnibus Incentive Plan) other than an option or SAR (or any Prior Plan Award other than stock options or SARs) are satisfied by the tendering or withholding of shares, then in each such case the shares so tendered or withheld shall be added to the share authorization.  However, the following shares shall not be added to the Share Authorization: (i) shares tendered by an Eligible Participant (either actually or by attestation) or withheld by the Company in payment of the exercise price of a stock option under the 2023 Omnibus Incentive Plan (or an option granted under the 2015 Omnibus Incentive Plan), (ii) shares tendered by an Eligible Participant (either actually or by attestation) or withheld by the Company to satisfy any tax withholding obligation with respect to a stock option or SAR under the 2023 Omnibus Incentive Plan (or an option or SAR granted under the 2015 Omnibus Incentive Plan), (iii) shares subject to a SAR (or a SAR granted under the 2015 Omnibus Incentive Plan) that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options (or stock options granted under the 2015 Omnibus Incentive Plan).

Substitute awards granted in assumption of or substitution of awards granted by a company acquired by us will not be counted against the Share Authorization.

Limitations on Awards to Directors.  The 2023 Omnibus Incentive Plan imposes a limitation of $750,000 on the aggregate amount of equity and cash-based awards and other cash fees that may be made to a non-executive director for his or her services to the Company as a non-executive director during any single calendar year.

64   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Administration of the 2023 Omnibus Incentive Plan.  The 2023 Omnibus Incentive Plan will be administered by the Committee.  To the extent not inconsistent with applicable law, or the rules and regulations of the principal U.S. national securities exchange on which the shares are traded, and subject to certain limitations, the Committee may delegate its authority under the 2023 Omnibus Incentive Plan to a committee of one or more directors of the Company or one or more officers of the Company.  Among other matters, the Committee shall have authority to amend the terms and conditions of an award after the granting thereof, including accelerating the exercisability, vesting or payment of an award, to determine and set forth in award agreements whether an award will continue to be exercisable, continue to vest or be earned after the date that an Eligible Participant ceases to provide services to the Company (whether by reason of death, disability, voluntary or involuntary termination of services, or otherwise), and to determine whether an award, other than a stock option or SAR, will have dividend equivalents.

Awards of Stock Options.

The Committee may grant stock options under the 2023 Omnibus Incentive Plan to Eligible Participants for the purchase of such number of shares at such times, and upon such terms and conditions, as the Committee may determine.

Types of Options.  Each option granted under the 2023 Omnibus Incentive Plan will be either an option intended to be treated as an incentive stock option within the meaning of Section 422 of the Code or an option that will not be treated as an incentive stock option, also known as a “nonqualified stock option.”

Exercise Price.  Except in the case of Substitute Awards (as defined in the 2023 Omnibus Incentive Plan), incentive stock options and nonqualified stock options will have an exercise price equal to not less than 100% of the fair market value (generally the closing price of our Class A Common Stock on the NYSE) of our Class A Common Stock on the date of grant; provided, however, that in the case of an incentive stock option granted to a participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary, the exercise price per share will be no less than 110% of the fair market value of one share on the date of grant.

Term of Options.  The term during which an option may be exercised will be such period of time as the Committee may determine, but not exceeding 10 years from the date of grant of the option; provided, however, that the term of the option will not exceed five years from the date the option is granted in the case of an incentive stock option granted to a participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary.  Notwithstanding the foregoing, in the event that on the last business day of the term of an option (other than an incentive stock option) (i) the exercise of the option is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or non-executive directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the option will be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

Vesting of Options.  The Committee shall determine and provide in the award agreement the time or times at which or the circumstances under which an option may be exercised in whole or in part, including based on achievement of performance goals and/or future service requirements.

Exercise of Options.  Subject to the terms and conditions of the award, vested stock options may be exercised, in whole or in part, by giving notice of exercise to the Company in such manner as may be prescribed and payment in full of the exercise price in cash or by use of such other instrument as the Committee may agree to accept.  Payment in full may be made in the form of shares already owned by the Eligible Participant, which shares will be valued at fair market value on the date the option is exercised.  The Committee will have the discretion to authorize or accept payment by other forms or methods or to establish a cashless exercise program, all within such limitations as may be imposed by the 2023 Omnibus Incentive Plan or applicable law.

Awards of SARs.

A SAR is an award that entitles an Eligible Participant to receive an amount of cash, shares, other property or any combination thereof measured by the increase in fair market value of shares of our Class A Common Stock from the date of grant to the date of exercise.

Exercise Price.  SARs will have an exercise price equal to not less than 100% of the fair market value (generally the closing price of our Class A Common Stock on the NYSE) of our Class A Common Stock on the date of grant or, if applicable, on the date of grant of an option with respect to a SAR granted in exchange for or in tandem with, but

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   65

subsequent to, the option (subject to the requirements of Section 409A of the Code), except in the case of Substitute Awards (as defined in the 2023 Omnibus Incentive Plan).

Term of SARs.  The term during which an SAR may be exercised will be such period of time as the Committee may determine, but not exceeding 10 years from the date of grant of the SAR.  Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or non-executive directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR will be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

Vesting of SARs.  The Committee shall determine and provide in the award agreement the time or times at which or the circumstances under which an SAR may be exercised in whole or in part, including based on achievement of performance goals and/or future service requirements.

Exercise of SARs.  SARs may be exercised at the time, to the extent of and subject to the conditions applicable to the award.  The amount paid to the Eligible Participant upon the exercise of an SAR will be the excess of (i) the fair market value of one share of our Class A Common Stock on the date of exercise over (ii) the grant price of the SAR.

Awards of Restricted Stock and RSUs.

Restricted Stock.  Restricted stock is Class A Common Stock issued with the restriction that the holder may not sell, transfer, pledge or assign such stock and with such other restrictions as the Committee, in its sole discretion, may impose.  During the time restricted stock remains subject to the relevant restrictions, the Eligible Participant will become a shareholder of the Company with respect to all shares subject to the award agreement and will have all of the rights of a shareholder, including the right to vote such shares and the right to receive distributions made with respect to such shares (except as provided under “— Dividends and Dividend Equivalents” below).

RSUs.  An RSU is an award that is valued by reference to a share, which value shall be paid to the Eligible Participant in shares upon the satisfaction of such vesting restrictions as the Committee may establish.  An Eligible Participant who holds an RSU award will only have those rights specifically provided for in the award agreement; provided, however, in no event will the Eligible Participant have voting rights with respect to such award.

Vesting of Restricted Stock and RSUs.  Restricted stock awards and RSU awards shall have such vesting periods as the Committee may establish at the time of the award and which may be different for different awards.  The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement under such terms and conditions as the Committee shall deem appropriate.

Other Share-Based Awards.

Types of Other Share-Based Awards.  Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted to Eligible Participants either alone or in addition to other awards granted under the 2023 Omnibus Incentive Plan.

Vesting of Other Share-Based Awards.  Other Share-Based Awards shall have such vesting periods as the Committee may establish at the time of the award and which may be different for different awards.  The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement under such terms and conditions as the Committee shall deem appropriate

.

Settlement of Other Share-Based Awards.  Except as may be provided in an award agreement, Other Share-Based Awards may be paid in cash and/or shares in the sole discretion of the Committee.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Deferral of Director Fees.  Non-executive directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers, provided that such election is made in accordance with the requirements of Section 409A of the Code.

Performance Awards.

66   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

General.  Performance awards may be granted in the form of performance cash, performance shares or performance units, as determined by the Committee in its sole discretion, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the 2023 Omnibus Incentive Plan.

Performance Cash.  Performance cash is any cash incentive granted which is payable to the Eligible Participant upon the achievement of such performance goals as the Committee may establish.

Performance Shares.  A performance share is a grant of a unit valued by reference to a designated number of shares, which value is payable to the Eligible Participant upon the achievement of such performance goals as the Committee may establish.

Performance Units.  A performance unit is a grant of a unit valued by reference to a designated amount of cash or property other than shares, which value is payable to the Eligible Participant upon the achievement of such performance goals as the Committee may establish.

Vesting of Performance Awards.  The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of each performance award.    The performance criteria shall be determined by the Committee and may be described in terms of the achievement of one or more Company‑wide performance goals or one or more performance goals of the Eligible Participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the Eligible Participant is employed and may be measured relative to the performance of other corporations.  Such performance criteria may include, but not be limited to, achievement or growth of specified financial performance metrics, including earnings per share, earnings before interest and taxes, revenue, operating profit or margin, net income, total shareholder return, stock price appreciation or return on net assets, invested capital or equity or earnings per share growth, and achievement of specified management or operational objections, including productivity, workforce management and succession planning, customer and associate satisfaction and safely.  In assessing the achievement of any performance goals, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the reasonable control of management, (iii) acquisitions or divestitures, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles or (vii) foreign exchange gains or losses.

Settlement of Performance Awards.  Except as may be provided in an award agreement, performance awards may be paid in cash, shares, other property or any combination thereof, in the sole discretion of the Committee.  Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Change in Control.  Except as otherwise specifically provided in the applicable award agreement or other agreement approved by the Committee, in the event of a change in control (as described below), (i) each outstanding award that is assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance conditions will be deemed to be achieved at target levels, if the Eligible Participant’s employment is terminated without Cause (as defined in the 2023 Omnibus Incentive Plan) within 24 months following a change in control resulting from a business combination (as described below) or 12 months following the change in control (whether or not resulting from a business combination); and (ii) in the event of a change in control resulting from a business combination, each outstanding award that is not assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance conditions will be deemed to be achieved at target levels immediately upon the occurrence of the change in control.  In the event of a change in control resulting from a business combination, the vesting of all awards held by non-executive directors shall accelerate.

In addition, the Committee may, in its sole discretion, cancel outstanding awards in exchange for a payment in cash, shares, other property or any combination thereof, equal to the value of the award based on the fair market value of the Class A Common Stock shares immediately prior to the change in control or, if the per share exercise price equals or exceeds such fair market value, the outstanding award will terminate and be cancelled.

For purposes of the 2023 Omnibus Incentive Plan, a “change in control” means, in general, the occurrence of any of the following events: (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the Company’s voting securities; (ii) incumbent Board members (or individuals approved by a two-thirds vote of the incumbent Board members) cease to constitute a majority of

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   67

the Board; (iii) consummation of a merger or consolidation (a “business combination”), other than a business combination that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity; (iv) a liquidation or dissolution approved by our shareholders; or (v) consummation of a sale of all or substantially all of the Company’s assets.

Dividends and Dividend Equivalents.  Any dividends or dividend equivalents provided with respect to unvested performance awards or restricted stock, RSUs or Other Share-Based Awards will be subject to the same restrictions and risk of forfeiture as the underlying awards.  No dividend equivalents will be granted with options or SARs.

Term of 2023 Omnibus Incentive Plan.  The 2023 Omnibus Incentive Plan will be effective on the date of the approval of the 2023 Omnibus Incentive Plan by our shareholders.  Awards may be granted under the 2023 Omnibus Incentive Plan at any time and from time to time on or prior to the 10th anniversary of the effective date of the 2023 Omnibus Incentive Plan, on which date the 2023 Omnibus Incentive Plan will expire except as to awards then outstanding under the 2023 Omnibus Incentive Plan.  Such outstanding awards will remain in effect until they have been exercised or terminated, or have expired.

Adjustments.  In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, a split-up, spin-off, split-off or other distribution to Company shareholders (other than a normal or special cash dividend), sale by the Company of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the Company is the surviving corporation, or any other similar corporate transaction having an effect similar to any of the foregoing, the Committee shall make such substitution or adjustments in (i) the number and kind of shares that may be delivered under the 2023 Omnibus Incentive Plan, (ii) the maximum number of shares that may be issued pursuant to incentive stock options, (iii) the number and kind of shares or other property, including cash, subject to outstanding awards, (iv) the exercise price of outstanding options and SARs and (v) other characteristics or terms of the awards, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of Eligible Participants’ rights under the 2023 Omnibus Incentive Plan.

Cancellation of Award; Forfeiture of Gain.  Unless otherwise provided in an award agreement, the Committee reserves the right to cancel all or any portion of any outstanding awards and cause a forfeiture of the gain realized by an Eligible Participant with respect to an award on account of actions taken by, or failed to be taken by, the Eligible Participant in violation or breach of, or in conflict with, any non-competition agreement, agreement prohibiting solicitation of employees or customers of the Company, or non-disclosure covenant, or which otherwise are adverse to the interest of the Company, as determined by the Committee.

Recoupment of Awards.    By accepting an award under the 2023 Omnibus Incentive Plan, each participant agrees that he or she will reimburse the Company for all or any portion of any award, and that the Company or the Committee may terminate any outstanding, unexercised, unexpired or unpaid award, rescind any exercise, payment or delivery pursuant to an award or recapture any shares (whether restricted or unrestricted) or proceeds from the Eligible Participant’s sale of shares issued pursuant to an award to the extent required by any recoupment or clawback policy adopted by the Committee in its sole discretion or to comply with the requirements of any applicable laws.  All awards granted under the 2023 Omnibus Incentive Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

2023 Omnibus Incentive Plan Amendment and Termination.  Generally, the Board may, at any time, alter, amend, suspend or terminate the 2023 Omnibus Incentive Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the shares are traded.  The Board may not (except pursuant to substitute awards or adjustments in certain circumstances as discussed under “— Adjustments” above), without the approval of the Company’s shareholders, cancel a stock option or SAR in exchange for cash, other securities, or other awards, when the exercise or grant price per share of our Class A Common Stock exceeds the fair market value of one share or take any action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares are traded.  In addition, no amendments to, or termination of, the 2023 Omnibus Incentive Plan will impair the rights of an Eligible Participant in any material respect under any award previously granted without such Eligible Participant’s consent.

Section 409A Compliance.  The 2023 Omnibus Incentive Plan is intended to comply and will be administered in a manner that is intended to comply with Section 409A of the Code and will be construed and interpreted in accordance with such intent.  To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the

68   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Code, the award will be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.

Transfer Restrictions.  The rights of an Eligible Participant with respect to any award granted under the 2023 Omnibus Incentive Plan will be exercisable during the Eligible Participant’s lifetime only by the Eligible Participant and will not be transferable by the Eligible Participant other than by will or the laws of descent and distribution.  The Committee may, however, permit transferability without consideration to certain family members, family trusts or other family-owned entities, or for charitable donations, subject to any conditions and limitations that it imposes.   No award may be transferred to a third-party financial institution for value.

U.S. Federal Income Tax Consequences.  The following is a brief summary of certain U.S. federal income tax consequences of awards made under the 2023 Omnibus Incentive Plan based upon the laws in effect on the date of this Proxy Statement.  The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular Eligible Participant under the 2023 Omnibus Incentive Plan.  The income tax consequences under applicable state, local or foreign income tax laws may not be the same as those under U.S. federal income tax laws.  Each Eligible Participant should consult his or her tax adviser as to the U.S. federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

Incentive Stock Options.  The grant of an incentive stock option will not be a taxable event for the Eligible Participant or the Company.  In addition, an Eligible Participant generally will not recognize taxable income upon exercise of an incentive stock option.  An Eligible Participant’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of shares of Class A Common Stock underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.  Any gain realized upon a disposition of the Class A Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the Eligible Participant holds the shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”).  The Company will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

If the holding period requirement mentioned above is not satisfied, the Eligible Participant will recognize ordinary income upon the disposition of the shares in an amount generally equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the option exercise price (but not in excess of the gain realized on the sale).  The balance of the realized gain, if any, will be capital gain.  The Company will be entitled to a U.S. federal income tax deduction to the extent the Eligible Participant recognizes ordinary income (subject to Code Section 162(m) limitations).

Nonqualified Stock Options.  The grant of a nonqualified stock option will not be a taxable event for the Eligible Participant or the Company.  Upon exercising a nonqualified stock option, an Eligible Participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Class A Common Stock on the date of exercise, and such ordinary income will be subject to income tax withholding.  Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option, the Eligible Participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).  The Company will be entitled to a U.S. federal income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income (subject to Code Section 162(m) limitations).

SARs.  The grant of an SAR will not be a taxable event for the Eligible Participant or the Company.  Upon exercising an SAR, an Eligible Participant will recognize ordinary income in an amount equal to the sum of the fair market value of the Class A Common Stock and the cash (if the SARs are settled in whole or in part in cash) received by the Eligible Participant, and such ordinary income will be subject to income tax withholding.  The Company will be entitled to a U.S. federal income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income (subject to Code Section 162(m) limitations).

Restricted Stock.  An Eligible Participant who is awarded restricted stock will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the shares of Class A Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture).  However, the Eligible Participant may elect under Code Section 83(b) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions and such ordinary income will be subject to income tax withholding.  If the Eligible Participant does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation to the Eligible Participant and will be taxable as ordinary income (and will be subject to income tax withholding) in the year the restrictions lapse.  Similarly, if the Eligible

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   69

Participant does not make a Section 83(b) election, dividends paid while the shares are subject to restrictions will be treated as compensation income to the Eligible Participant and will be taxable as ordinary income (and will be subject to income tax withholding).  The Company will be entitled to a U.S. federal income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income (subject to Code Section 162(m) limitations).

RSUs and Performance Awards.  The grant of an award of RSUs or a performance award will not be a taxable event for the Eligible Participant or the Company.  An Eligible Participant who is awarded RSUs or a performance award will be required to recognize ordinary income in an amount equal to the sum of the fair market value of the Class A Common Stock and the cash (if the RSUs or performance award is settled in whole or in part in cash) issued to the Eligible Participant at the end of the restriction period or, if later, the payment date, and such ordinary income will be subject to income tax withholding.  The Company will be entitled to a U.S. federal income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income (subject to Code Section 162(m) limitations).

Other Share-Based Awards.  The grant of Other Share-Based Awards generally will result in ordinary income to the Eligible Participant at the later of the time of delivery of cash, shares or other property, or, in the case of previously delivered shares or other property and in absence of an appropriate Code Section 83(b) election, the time that either the risk of forfeiture or restriction on transferability lapses.  The Company will be entitled to a U.S. federal income tax deduction in the same amount and generally at the same time as the Eligible Participant recognizes ordinary income (subject to Code Section 162(m) limitations).

New Plan Benefits.  All awards under the 2023 Omnibus Incentive Plan will be approved by the Committee or its designee, in its sole discretion, except that awards to non-executive directors will be approved by the Board of Directors.  For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any Eligible Participant in the future under the 2023 Omnibus Incentive Plan.  No awards have yet been granted under the 2023 Omnibus Incentive Plan.  However, upon re-election at the Annual Meeting, each of our non-executive directors, other than Mr. Jacobson, will be granted RSUs having an aggregate fair market value of $125,000.  Equity awards and cash incentive awards granted to our named executive officers during fiscal year 2022 are set forth under “Executive Compensation — Fiscal Year 2022 Grants of Plan-Based Awards.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2023 OMNIBUS INCENTIVE PLAN.  UNLESS OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE 2023 OMNIBUS INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of September 3, 2022 is as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	613,602	78.96	1,175,542 (1)(2)
Associate Stock Purchase Plan	—	—	289,702
Equity compensation plans not approved by security holders	—	—	—
Total	613,602	78.96	1,465,244

___________________

(1)

Represents shares available for future issuance under the 2015 Omnibus Incentive Plan.  Such shares may become subject to stock option grants or SARs or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

(2)

The Board of Directors approved the 2023 Omnibus Incentive Plan effective upon shareholder approval of the plan at the Annual Meeting.  If approved, 2,391,847 shares, less each share subject to an award granted under the 2015 Omnibus Incentive Plan after September 3, 2022 and prior to the effective date of the 2023 Omnibus Incentive Plan, will be available for future issuance under the 2023 Omnibus Incentive Plan.

70   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 31, 2022, except as otherwise noted, regarding the beneficial ownership of our Class A Common Stock and our Class B Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A Common Stock or our Class B Common Stock;
•	each director and nominee for director of the Company;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Class A Common Stock deemed outstanding include (i) shares of Class A Common Stock subject to stock options held by such person that are currently exercisable or exercisable within 60 days of October 31, 2022 and (ii) RSUs and performance share units that are currently vested or vest within 60 days of October 31, 2022.  However, these shares or units are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.  In addition, since all of the shares of Class B Common Stock are convertible at the option of the holder into Class A Common Stock on a share-for-share basis, the beneficial owner of shares of Class B Common Stock is deemed to be a beneficial owner of the same number of shares of Class A Common Stock.  In indicating below the amount and nature of a person’s beneficial ownership of Class A Common Stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A Common Stock all shares of Class B Common Stock of which such person is a beneficial owner.  Furthermore, such shares of Class A Common Stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 47,164,927 shares of our Class A Common Stock and 8,654,010 shares of our Class B Common Stock outstanding as of October 31, 2022.  Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   71

Security Ownership of Certain Beneficial Owners

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson(2)	6,505,535	(3)	13.5%	6,055,593	(4)	70.0%	45.6%
Marjorie Gershwind Fiverson(5)	876,340	(6)	1.8%	467,560	(7)	5.4%	3.8%
Erik Gershwind(2)	2,012,335	(8)	4.2%	1,160,920	(9)	13.4%	9.3%
Stacey Bennett(5)	1,339,879	(10)	2.8%	971,812	(11)	11.2%	7.5%
MSM 2019 Trust(5)	1,989,568	(12)	4.0%	1,989,568	(13)	23.0%	14.9%
BlackRock, Inc.(14)	5,480,861		11.6%	—		—	4.1%
The Vanguard Group, Inc.(15)	4,269,716		9.1%	—		—	3.2%
American Century Investment Management, Inc. and related entities(16)	3,287,349		7.0%	—		—	2.5%

_________________________

(1)

Voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person.  On all matters to be voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.  For the purpose of calculating the voting power of each beneficial owner, (i) shares of Class A Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of October 31, 2022 and (ii) RSUs and performance share units that are currently vested or vest within 60 days of October 31, 2022, are deemed to be outstanding and to be beneficially owned by the person holding such shares or units (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B Common Stock are included on a non-converted basis only.

(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.
(3)

This number consists of (i) 272,450 shares of Class A Common Stock owned directly by Mr. Jacobson; (ii) 177,492 shares of Class A Common Stock held by a family charitable foundation, of which Mr. Jacobson is a director, as to which shares Mr. Jacobson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Bennett); and (iii) 6,055,593 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 4 below.

(4)

This number consists of (i) 1,697,517 shares of Class B Common Stock owned directly by Mr. Jacobson; (ii) 2,038,268 shares of Class B Common Stock held by trusts of which Mr. Jacobson is the settlor and over whose trustees Mr. Jacobson can exercise remove and replace powers (and 1,989,568 shares of which are also reported as beneficially owned by the MSM 2019 Trust); and (iii) 2,319,808 shares of Class B Common Stock held by grantor retained annuity trusts of which Mr. Jacobson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Mr. Jacobson exercises voting and dispositive power.  Mr. Jacobson disclaims beneficial ownership of the 4,358,076 shares of Class B Common Stock that are held by these trusts, except to the extent of his pecuniary interest.

(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., 410 Park Avenue, New York, New York 10022.
(6)

This number consists of (i) 2,913 shares of Class A Common Stock held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director, as to which shares Ms. Gershwind Fiverson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Bennett and Mr. Gershwind); (ii) 324,919 shares of Class A Common Stock held by trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power (and of which 162,457 shares are also reported as beneficially owned by Mr. Gershwind and 162,462 shares are also reported as beneficially owned by Ms. Bennett); (iii) 9 shares of Class A Common Stock held by a trust over whose trustee Ms. Gershwind Fiverson can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Bennett); (iv) 3,638 shares of Class A Common Stock held by trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; (v) 77,301 shares of Class A Common Stock held by a limited liability company over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; and (vi) 467,560 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 7 below.

(7)

This number consists of (i) 14,913 shares of Class B Common Stock owned directly by Ms. Gershwind Fiverson; (ii) 313,521 shares of Class B Common Stock held by grantor retained annuity trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; and (iii) 139,126 shares of Class B Common Stock held by trusts over whose trustees Ms. Gershwind Fiverson can exercise remove and replace powers (and of which 49,818 shares are also reported as beneficially owned by Mr. Gershwind and 89,308 shares are also reported as beneficially owned by Ms. Bennett).  Ms. Gershwind Fiverson disclaims beneficial ownership of the 452,647 shares of Class B Common Stock that are held by these trusts, except to the extent of her pecuniary interest.

(8)

This number consists of (i) 474,266 shares of Class A Common Stock owned directly by Mr. Gershwind; (ii) 153,540 shares of Class A Common Stock issuable upon the exercise by Mr. Gershwind of stock options that are currently exercisable or exercisable within 60 days of October 31, 2022; (iii) 4,960 shares of Class A Common Stock issued upon the vesting of RSUs on November 5, 2022; (iv) 19,080 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2022; (v) 15,417 shares of Class A Common Stock issued upon the vesting of PSUs on November 6, 2022; (vi) 21,695 shares of Class A Common Stock held by family charitable foundations, of which Mr. Gershwind is a director, as to which shares Mr. Gershwind has sole voting and dispositive power for 18,782 shares and shared voting and dispositive power for 2,913 shares (and which 2,913 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Ms. Bennett); (vii) 162,457 shares of Class A  Common Stock held by a trust over whose trustee Mr. Gershwind can exercise remove and replace powers (which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and to which shares Mr. Gershwind disclaims beneficial ownership, except to the extent of his pecuniary interest); and (viii) 1,160,920 shares of Class B  Common Stock, which are convertible into shares of Class A  Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 9 below.

72   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

(9)

This number consists of (i) 813,188 shares of Class B Common Stock owned directly by Mr. Gershwind; (ii) 100,000 shares of Class B Common Stock held by grantor retained annuity trusts of which Mr. Gershwind is the settlor, sole annuitant and trustee; (iii) 49,818 shares of Class B Common Stock, which are held by a trust of which Mr. Gershwind is a co-trustee and beneficiary, as to which shares Mr. Gershwind has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (iv) 83,621 shares of Class B Common Stock, which are held by a trust of which Mr. Gershwind is a trustee (and which shares are also reported as beneficially owned by Ms. Bennett); and (v) 114,293 shares of Class B Common Stock, which are held by a trust over whose trustee Mr. Gershwind can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Bennett).  Mr. Gershwind disclaims beneficial ownership of the 347,732 shares of Class B Common Stock that are held by these trusts, except to the extent of his pecuniary interest.

(10)

This number consists of (i) 6,409 shares of Class A Common Stock owned directly by Ms. Bennett; (ii) 9 shares of Class A Common Stock, which are held by a trust of which Ms. Bennett is a co-trustee and beneficiary, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (iii) 162,462 shares of Class A Common Stock, which are held by a trust over whose trustee Ms. Bennett can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and to which shares Ms. Bennett disclaims beneficial ownership, except to the extent of her pecuniary interest); (iv) 199,187 shares of Class A Common Stock held by family charitable foundations, of which Ms. Bennett is a director, as to which shares Ms. Bennett has sole voting and dispositive power for 18,782 shares and shared voting and dispositive power for 180,405 shares (and of which 177,492 shares are also reported as beneficially owned by Mr. Jacobson and 2,913 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Mr. Gershwind); and (v) 971,812 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 11 below.

(11)

This number consists of (i) 684,590 shares of Class B Common Stock owned directly by Ms. Bennett; (ii) 89,308 shares of Class B Common Stock, which are held by a trust of which Ms. Bennett is a co-trustee and beneficiary, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (iii) 114,293 shares of Class B Common Stock, which are held by a trust of which Ms. Bennett is a trustee (and which shares are also reported as beneficially owned by Mr. Gershwind); and (iv) 83,621 shares of Class B Common Stock, which are held by a trust over whose trustee Ms. Bennett can exercise remove and replace powers (and which shares are also reported as beneficially owned by Mr. Gershwind).  Ms. Bennett disclaims beneficial ownership of the 287,222 shares of Class B Common Stock that are held by these trusts, except to the extent of her pecuniary interest.

(12)

This number consists of 1,989,568 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a share-for-share basis at any time, and which are discussed in more detail in Footnote 13 below.

(13)	This number consists of 1,989,568 shares of Class B Common Stock owned directly by the trust (and which shares are also reported as beneficially owned by Mr. Jacobson).
(14)

Based on information supplied by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed with the SEC on April 8, 2022.  The address of BlackRock is 55 East 52nd Street, New York, New York 10055.  The Schedule 13G/A reports that BlackRock has sole voting power over 4,954,737 shares, shared voting power over no shares and sole dispositive power over all of the shares shown.

(15)

Based on information supplied by The Vanguard Group, Inc. (“Vanguard”) in a Schedule 13G/A filed with the SEC on February 10, 2022.  The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.  The Schedule 13G/A reports that Vanguard has sole voting power over no shares, shared voting power over 22,701 shares, sole dispositive power over 4,204,721 shares and shared dispositive power over 64,995 shares.

(16)

Based on information supplied by American Century Investment Management, Inc. (“ACIM”), American Century Companies, Inc. (“ACC”) and Stowers Institute for Medical Research (“Stowers”) in a Schedule 13G filed jointly with the SEC on February 4, 2022.  ACC is controlled by Stowers.  ACIM is a wholly owned subsidiary of ACC.  The address of each of ACIM, ACC and Stowers is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.  The Schedule 13G reports that each of ACIM, ACC and Stowers has sole voting power over 2,978,457 shares, shared voting power over no shares and sole dispositive power over all of the shares shown.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   73

 Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.  All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A Common Stock			Class B Common Stock
Name	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson	6,505,535	(2)	13.5%	6,055,593	(3)	70.0%	45.6%
Erik Gershwind	2,012,335	(4)	4.2%	1,160,920	(5)	13.4%	9.3%
Louise Goeser	9,763		*	—		—	*
Michael Kaufmann	9,205		*	—		—	*
Steven Paladino	9,205		*	—		—	*
Philip Peller	16,627	(6)	*	—		—	*
Rahquel Purcell	—		*	—		—	*
Rudina Seseri	1,567		*	—		—	*
Kristen Actis-Grande	4,000	(7)	*	—		—	*
Douglas E. Jones	43,642	(8)	*	—		—	*
Elizabeth Bledsoe	6,492	(9)	*	—		—	*
Steven Baruch	16,124	(10)	*	—		—	*
All directors and executive officers as a group (15 persons)(11)	8,630,156	(12)	15.8%	7,216,513	(13)	83.4%	54.9%

__________________________

*Less than 1%

(1)

Voting power represents the combined voting power of Class A Common Stock and Class B Common Stock owned beneficially by such person.  On all matters to be voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.  For the purpose of calculating the voting power of each beneficial owner, (i) shares of Class A Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of October 31, 2022 and (ii) RSUs and performance share units that are currently vested or vest within 60 days of October 31, 2022, are deemed to be outstanding and to be beneficially owned by the person holding such shares or units (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B Common Stock are included on a non-converted basis only.

(2)	See Footnote 3 to the Security Ownership of Certain Beneficial Owners table, located on page 72 of this Proxy Statement.
(3)	See Footnote 4 to the Security Ownership of Certain Beneficial Owners table, located on page 72 of this Proxy Statement.
(4)	See Footnote 8 to the Security Ownership of Certain Beneficial Owners table, located on page 72 of this Proxy Statement.
(5)	See Footnote 9 to the Security Ownership of Certain Beneficial Owners table, located on page 73 of this Proxy Statement.
(6)	Includes 14,896 shares held by an irrevocable trust, of which Mr. Peller is the settlor, Mr. Peller’s daughter is the sole trustee, and Mr. Peller’s wife is the beneficiary.
(7)	Includes: (i) 699 shares of Class A Common Stock issued upon the vesting of RSUs on November 5, 2022 and (ii) 1,088 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2022.
(8)

Includes: (i) 37,819 shares of Class A Common Stock issuable upon the exercise by Mr. Jones of stock options that are currently exercisable or exercisable within 60 days of October 31, 2022, (ii) 509 shares of Class A Common Stock issued upon the vesting of RSUs on November 5, 2022, (iii) 1,581 shares of Class A Common Stock issued upon the vesting of PSUs on November 6, 2022, (iv) 1,958 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2022 and (v) 31 shares of Class A Common Stock purchased but not yet issued as of October 31, 2022 pursuant to the Associate Stock Purchase Plan.

(9)

Includes: (i) 3,094 shares of Class A Common Stock issuable upon the exercise by Ms. Bledsoe of stock options that are currently exercisable or exercisable within 60 days of October 31, 2022, (ii) 349 shares of Class A Common Stock issued upon the vesting of RSUs on November 5, 2022, (iii) 501 shares of Class A Common Stock issued upon the vesting of PSUs on November 6, 2022, and (iv) 621 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2022.

(10)	Includes 350 shares of Class A Common Stock issued upon the vesting of PSUs on November 6, 2022.
(11)	All directors and executive officers as a group excludes Mr. Baruch who ceased to be an executive officer after his termination on September 3, 2022.

74   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

(12)

Includes: (i) 194,453 shares of Class A Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of October 31, 2022, (ii) 6,768 shares of Class A Common Stock issued upon the vesting of RSUs on November 5, 2022, (iii) 17,948 shares of Class A Common Stock issued upon the vesting of PSUs on November 6, 2022, (iv) 23,496 shares of Class A Common Stock issued upon the vesting of RSUs on November 6, 2022, (v) 31 shares of Class A Common Stock purchased but not yet issued as of October 31, 2022 pursuant to the Associate Stock Purchase Plan, and (vi) 322 RSUs scheduled to vest on December 17, 2022.  Also includes 7,216,513 shares of Class B Common Stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Non-Executive Chairman of the Board, or Mr. Gershwind, our President and Chief Executive Officer and a director of the Company, which are convertible into shares of Class A Common Stock on a share-for-share basis at any time.  See also Footnotes 3 and 8 to the Security Ownership of Certain Beneficial Owners table, located on page  72 of this Proxy Statement.

(13)

Includes shares of Class B Common Stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind.  See also Footnotes 4 and 9 to the Security Ownership of Certain Beneficial Owners table, located on pages 72 and 73, respectively, of this Proxy Statement.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   75

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders submitted under Rule 14a-8 of the Exchange Act and intended for inclusion in our proxy statement and form of proxy for our 2024 Annual Meeting of Shareholders must be received by us no later than August 17, 2023.  Any such shareholder proposals may be included in our proxy statement and form of proxy for our 2024 Annual Meeting of Shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC.  For shareholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act which are not included in our proxy statement and form of proxy and which may properly be presented for consideration at our 2024 Annual Meeting of Shareholders, and in accordance with Rule 14a-4(c) of the Exchange Act, the proxy holder will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 31, 2023.  Shareholder proposals should be directed to our Vice President, General Counsel and Corporate Secretary at MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.

INFORMATION ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Wednesday, January 25, 2023 via live audio webcast at www.virtualshareholdermeeting.com/MSM2023.  There will not be an option to attend the Annual Meeting in person.

How do I participate in the live audio webcast of the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on December 7, 2022, the record date, or hold a valid proxy for the meeting.  To participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MSM2023,  you must enter the unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card.  If you are a beneficial shareholder, you may contact the shareholder of record (e.g., your bank, broker or other nominee) if you have questions about obtaining your control number.  If you do not have a control number, you may still access the live audio webcast of the Annual Meeting as a guest, but you will not be able to submit questions or to vote during the meeting.

The question and answer session will include questions submitted live during the Annual Meeting.  Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/MSM2023.

We encourage you to access the Annual Meeting before it begins.  Online check-in will start approximately 15 minutes before the Annual Meeting on January 25, 2023.  The agenda and rules of conduct for the Annual Meeting will be available at www.virtualshareholdermeeting.com/MSM2023.

What if I have technical difficulties or trouble accessing the live audio webcast of the Annual Meeting?

If you encounter any difficulties accessing the live audio webcast of the Annual Meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/MSM2023.

How do I vote?

If you are a shareholder of record, you may vote your shares in advance of the Annual Meeting via the Internet at www.proxyvote.com, by telephone or by completing, signing, dating and mailing your proxy card.  You may request a printed proxy card by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received.  Detailed instructions for Internet voting are provided in the Notice of Internet Availability of Proxy Materials and instructions for Internet voting and telephone voting are provided in the printed proxy card.  You may also participate in the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/MSM2023 and vote during the meeting.

If you are a beneficial shareholder, you must follow the voting procedures provided by your bank, broker or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

76   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Shareholders will need their unique 16-digit control number which appears on their Notice of Internet Availability of Proxy Materials or proxy card in order to vote shares or ask questions prior to or during the Annual Meeting.  If you are a beneficial owner and you do not have your control number, you must contact your bank, broker or other nominee to obtain a control number or voting instructions.

If you are a shareholder of record and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all eight of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and “FOR” the approval of the 2023 Omnibus Incentive Plan).

If your shares are held in the MSC Industrial Direct 401(k) Plan, you may vote via the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials or proxy card.  The trustee of the MSC Industrial Direct 401(k) Plan, T. Rowe Price Trust Company, will vote all shares of Class A Common Stock of the Company allocated to your 401(k) account in accordance with your instructions.  If your proxy card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the proxy card will not be voted.  If your shares are held in the MSC Industrial Direct 401(k) Plan, you must deliver your voting instructions to the trustee no later than 11:59 p.m., Eastern Time, on January 22, 2023.

What am I voting on?

You are voting on the following proposals:

•	to elect the eight directors nominated by the Board of Directors;
•	to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023;
•	to approve, on an advisory basis, the compensation of our named executive officers;
•	to approve the 2023 Omnibus Incentive Plan; and
•	to consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote “FOR” the election of each of the eight directors nominated by the Board, “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and “FOR” the approval of the 2023 Omnibus Incentive Plan.

Who is entitled to vote?

Only shareholders of record of our Class A Common Stock and our Class B Common Stock as of the close of business on December 7, 2022, the record date, are eligible to vote at the Annual Meeting.  On that date, there were 47,318,037 shares of our Class A Common Stock and 8,654,010 shares of our Class B Common Stock outstanding.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Trust Company, N.A.

What is a beneficial shareholder?

You are a beneficial shareholder if a bank, broker or similar organization holds your shares in its name for your benefit.  This form of ownership is often called ownership in “street name,” since your name does not appear in our records.  If you are a beneficial shareholder, you may vote by following the voting instructions provided by your bank, broker or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   77

What is a broker non-vote?

If you hold shares beneficially in street name and you do not provide the organization that holds your shares with voting instructions, then your shares could constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters.  The proposal to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023 is the only routine matter being considered at the Annual Meeting.

We encourage you to provide instructions to your bank, broker or other nominee so that your shares may be voted.  If you do not provide instructions to your bank, broker or other nominee, your shares will not be voted in the election of directors, on the advisory vote to approve the compensation of our named executive officers or on the vote to approve the 2023 Omnibus Incentive Plan.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting.  Under New York law and our Second Amended and Restated By-laws, the presence, in person or by proxy, of the holders of a majority of the total shares of our Class A Common Stock and our Class B Common Stock that are entitled to vote is necessary to constitute a quorum at the Annual Meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting.  The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023, the approval, on an advisory basis, of the compensation of our named executive officers, the approval of the 2023 Omnibus Incentive Plan and the approval of any other matters each requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.  “Withhold” votes will have no effect on the election of director nominees.  Abstentions will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.  Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with “withhold” votes and abstentions, are considered present and entitled to vote for purposes of determining a quorum for the Annual Meeting.

On all matters to be voted upon at the Annual Meeting and any adjournment or postponement thereof, the record holders of our Class A Common Stock and our Class B Common Stock vote together as a single class, with each holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

Can I ask questions if I participate in the live audio webcast of the Annual Meeting?

Shareholders as of the close of business on the record date who participate in the live audio webcast of the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting.  Shareholders must have available their unique 16-digit control number provided on their Notice of Internet Availability of Proxy Materials or proxy card.

What will happen if another matter properly comes before the Annual Meeting?

The Board does not intend to bring any matter before the Annual Meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does the Board know of any matters that anyone else proposes to present for action at the meeting.  However, if any other matters are properly presented at the Annual Meeting for a vote, the enclosed proxy card confers discretionary authority to the proxy holders to vote the shares represented by proxy as to those matters.

If I plan to participate in the live audio webcast of the Annual Meeting, should I still vote by proxy?

All shareholders are cordially invited to participate in the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/MSM2023.  To ensure your representation at the Annual Meeting, you are urged to vote via the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card as promptly as

78   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

possible.  If you participate in the live audio webcast of the Annual Meeting, you may vote your shares online during the meeting even though you have submitted proxies or authorized a proxy to vote online.  You will need your unique 16-digit control number which appears on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote your shares online during the Annual Meeting.  If you are a beneficial owner and you do not have a control number, you may contact your bank, broker or other nominee to obtain a control number or voting instructions.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the Annual Meeting.  Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses that they incur in forwarding material to the beneficial owners of shares of our Class A Common Stock.

How can I revoke my proxy or change my vote?

Shareholders of record may revoke their proxy or change their vote at any time prior to the taking of the vote at the Annual Meeting by (i) submitting a written notice of revocation to our Vice President, General Counsel and Corporate Secretary at MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747; (ii) delivering a proxy bearing a later date (either in writing, by telephone or via the Internet) and until the applicable deadline for each method of voting specified in the Notice of Internet Availability of Proxy Materials or proxy card; or (iii) participating in the meeting via live audio webcast and voting online during the meeting prior to the closing of the polls.  Participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote online during the meeting prior to the closing of the polls.  For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial shareholders may revoke or change their voting instructions by participating in the Annual Meeting via live audio webcast and voting online during the meeting prior to the closing of the polls or by following the instructions of their bank, broker or other nominee.  If you are a beneficial shareholder and do not have your control number, you must contact your bank, broker or other nominee for instructions on how to revoke or change your voting instructions.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this Proxy Statement, copies of our 2022 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement.  All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report.  If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Vice President, General Counsel and Corporate Secretary of the Company, mailing the duplicate copy to the account or accounts you select.  Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or notices of internet availability of proxy materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their bank, broker or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A Common Stock, your bank, broker or other nominee may deliver only one copy of this Proxy Statement and our 2022 Annual Report to Shareholders or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders.  If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your bank, broker or other nominee to request multiple copies.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2022 Annual Report to Shareholders or the Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered.  A registered shareholder who wishes to receive a separate copy of the proxy statement and the annual report to shareholders or the notice of internet availability of proxy materials, as applicable, now or in the future, should submit this request by writing to Vice President, General Counsel and Corporate Secretary, MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive offices?

The mailing address of our principal executive offices is 515 Broadhollow Road, Suite 1000, Melville, New York 11747.  We also maintain a co-located headquarters at 525 Harbour Place Drive, Davidson, North Carolina 28036.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   79

OTHER MATTERS

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended September 3, 2022, including the financial statements and the financial statement schedules, required to be filed with the SEC, or any exhibit thereto.  Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 515 Broadhollow Road, Suite 1000, Melville, New York 11747.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares which you hold.  If you are a registered shareholder, we urge you to vote promptly via the Internet, by telephone or by completing, signing, dating and mailing a printed proxy card.  If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your bank, broker or other nominee.

Cautionary Note Regarding Forward-Looking Statements

Statements in this document may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of present or historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this document does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include the following: general economic conditions in the markets in which we operate; changing customer and product mixes; volatility in commodity and energy prices, the impact of prolonged periods of low, high and rapid inflation, and fluctuations in interest rates; competition, including the adoption by competitors of aggressive pricing strategies and sales methods; industry consolidation and other changes in the industrial distribution sector; our ability to realize the expected benefits from our investment and strategic plans, including our transition from being a spot-buy supplier to a mission-critical partner to our customers; our ability to realize the expected cost savings and benefits from our restructuring activities and structural cost reductions; the potential impact of the COVID-19 pandemic on our sales, operations and supply chain; the retention of key personnel; the credit risk of our customers, including changes in credit risk as a result of the COVID-19 pandemic, higher inflation and fluctuations in interest rates; the risk of customer cancellation or rescheduling of orders; difficulties in calibrating customer demand for our products, such as personal protective equipment or “PPE” products, which could cause an inability to sell excess products ordered from manufacturers resulting in inventory write-downs or could conversely cause inventory shortages of such products; work stoppages, labor shortages or other business interruptions (including those due to extreme weather conditions) at transportation centers, shipping ports, our headquarters or our customer fulfillment centers; disruptions or breaches of our information technology systems, or violations of data privacy laws; the retention of qualified sales and customer service personnel and metalworking specialists; the risk of loss of key suppliers or contractors or key brands or supply chain disruptions, including due to import restrictions or global geopolitical conditions; changes to governmental trade or sanctions policies, including the impact from significant import restrictions or tariffs or moratoriums on economic activity with certain countries or regions; risks related to opening or expanding our customer fulfillment centers; our ability to estimate the cost of healthcare claims incurred under our self-insurance plan; litigation risk due to the nature of our business; risks associated with the integration of acquired businesses or other strategic transactions; financial restrictions on outstanding borrowings; our ability to maintain our credit facilities or incur additional borrowings on terms we deem attractive; the interest rate uncertainty due to the London InterBank Offered Rate reform; the failure to comply with applicable environmental, health and safety laws and regulations, including government action in response to the COVID-19 pandemic, and other laws applicable to our business; the outcome of government or regulatory proceedings or future litigation; goodwill and intangible assets recorded resulting from our acquisitions could be impaired; our common stock price may be volatile due to factors outside of our control; and the significant control that our principal shareholders exercise over us, which may result in our taking actions or failing to take actions which our other shareholders do not prefer.  Additional information concerning these and other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the reports on Forms 10-K and 10-Q that we file with the SEC.  We assume no obligation to update any of these forward-looking statements, except to the extent required by applicable law.

80   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

By Order of the Board of Directors,

Neal Dongre
Vice President, General Counsel and Corporate Secretary
Melville, New York
December 15, 2022

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement   81

APPENDIX A

MSC INDUSTRIAL DIRECT CO., INC.

2023 OMNIBUS INCENTIVE PLAN

MSC Industrial Direct Co., Inc., a New York corporation (the “Company”), hereby establishes and adopts the following 2023 Omnibus Incentive Plan.  Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Prior Plan.

Article 1. PURPOSES OF THE PLAN

The purposes of the Plan are to (i) attract and retain highly qualified Associates, Non-Executive Directors and Consultants and (ii) promote the growth and success of the Company’s business by providing incentives to such individuals for outstanding performance which contributes to the success of the Company, and aligning the long-term interests of Associates and Non-Executive Directors with those of the Company’s shareholders.

Article 2. DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1. “Annual Incentive Award” shall mean a Performance Award in the form of Performance Cash with a Performance Period that is the Company’s fiscal year or other 12-month (or shorter) Performance Period as specified under the terms of the Award as approved by the Committee.

2.2. “Associate” shall mean any individual providing services as an employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.3. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.4. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium, including any appendix containing terms for Participants residing outside the United States.

2.5. “Board” shall mean the board of directors of the Company.
2.6. “Business Combination” shall have the meaning set forth in Section 10.2.

2.7. “Cause” shall have the meaning specified in an Award Agreement or other agreement between a Participant and the Company, and, unless otherwise provided in such Award Agreement or other agreement, for purposes of Article 10 shall mean, with respect to a Participant, (i) the willful and continued failure by the Participant to substantially perform his or her duties with the Company and its Subsidiaries (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise or (iii) the Participant’s conviction of, or entering a plea of nolo contendere to, a felony.  For purposes of clauses (i) and (ii), no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith or without reasonable belief that his or her action or omission was in the best interest of the Company and its Subsidiaries.  Unless there has been a Change in Control, the determination of Cause shall be made by the Committee, in its sole discretion.

2.8. “Change in Control” shall have the meaning set forth in Section 10.2.
2.9. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-1

2.10. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Committee to act as the Committee hereunder.  Each Committee shall consist of no fewer than two directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules; provided that any action taken by the Committee shall be valid and effective, whether or not one or more members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this definition or otherwise provided in the charter of the Committee.

2.11. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the SEC for registration of shares of stock on a Form S-8 registration statement.

2.12. “Dividend Equivalents” shall have the meaning set forth in Section 11.6.
2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14. “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported, (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the closing price of the Shares reported on the inter-dealer quotation system on such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion.  In the case of an Award that is an Option or Stock Appreciation Right, the determination of Fair Market Value for purposes of the exercise price of such Award shall be determined in accordance with the requirements for exempt stock rights under Section 409A of the Code.  The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.15. “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.
2.16. “Non-Executive Director” shall mean a member of the Board who is not an executive officer of the Company.

2.17. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.18. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.
2.19. “Participant” shall mean an Associate, Non-Executive Director or Consultant who is selected by the Committee to receive an Award under the Plan.
2.20. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.21. “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant based upon and with payout levels a function of the achievement of such performance goals during the Performance Period as the Committee shall determine, and includes an Annual Incentive Award.

2.22. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.23. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value shall be payable to the Participant based upon and with payout levels a function of the achievement of such performance goals during the Performance Period as the Committee shall determine.

A-2   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

2.24. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares (for example, the Committee could grant units with a designated value of $1.00 per unit), which value shall be payable to the Participant based upon and with payout levels a function of the achievement of such performance goals during the Performance Period as the Committee shall determine.

2.25. “Plan” shall mean this 2023 Omnibus Incentive Plan, as amended from time to time.
2.26. “Prior Plan” shall mean the Company’s 2015 Omnibus Incentive Plan.
2.27. “Prior Plan Award” shall have the meaning set forth in Section 3.2(b).

2.28. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and subject to such vesting restrictions as the Committee may determine, which restrictions may lapse separately or in combination at such time or times, under such circumstances (including based on the achievement of performance goals or such other criteria as the Committee may determine, and/or future service requirements), in installments or otherwise, and in cases where vesting is based on the achievement of performance goals, with the levels of the lapsing of restrictions a function of the achievement of such performance goals, all as the Committee shall determine.

2.29. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.30. “Restricted Stock Unit” shall mean a bookkeeping unit representing the equivalent of, and the right to receive upon settlement, one Share and subject to such vesting restrictions as the Committee may determine, which restrictions may lapse separately or in combination at such time or times, under such circumstances (including based on the achievement of performance goals or such other criteria as the Committee may determine, and/or future service requirements), in installments or otherwise, and in cases where vesting is based on the achievement of performance goals, with the levels of the lapsing of restrictions a function of the achievement of such performance goals, all as the Committee shall determine.

2.31. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.
2.32. “SEC” means the Securities and Exchange Commission.
2.33. “Share Authorization” shall have the meaning set forth in Section 3.1.
2.34. “Shares” shall mean the shares of Class A common stock of the Company, par value $0.001 per share.
2.35. “Stock Appreciation Right” shall mean a right granted to a Participant pursuant to Article 6.

2.36. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant direct or indirect ownership interest or that is directly or indirectly controlled by the Company.

2.37. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.38. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.
Article 3. SHARES SUBJECT TO THE PLAN; LIMITS ON AWARDS

3.1. Share Authorization.  Subject to adjustment as provided in Section 3.2 and Section 11.2, the number of Shares authorized for issuance pursuant to Awards under the Plan shall be 2,391,847 Shares, less one Share for every one Share granted under the Prior Plan after September 3, 2022 and prior to the effective date of the Plan (the “Share Authorization”), and the number of Shares authorized for grant as Incentive Stock Options shall be no more than the

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-3

Share Authorization. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.
3.2. Share Counting. Each Share that is subject to an Award under the Plan shall reduce the Share Authorization by one (1.0) Share.

(a) If any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Share Authorization on a one-for-one basis. If any Shares subject to an award granted under the Prior Plan (a “Prior Plan Award”) are forfeited, a Prior Plan Award expires or otherwise terminates without issuance of Shares, or such an award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Share Authorization on a one-for-one basis.

(b) In the event that withholding tax liabilities arising from any Award other than an Option or Stock Appreciation Right (or any Prior Plan Award other than stock options or stock appreciation rights) are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Share Authorization on a one-for-one basis.  Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Share Authorization: (A) Shares tendered by a Participant (either actually or by attestation) or withheld by the Company in payment of the exercise price of an Option (or option granted under the Prior Plan); (B) Shares tendered by a Participant (either actually or by attestation) or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right (or option or stock appreciation right granted under the Prior Plan); (C) Shares subject to a Stock Appreciation Right (or stock appreciation right granted under the Prior Plan) that are not issued in connection with its stock settlement on exercise thereof, and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or options granted under the Prior Plan).

(c) Substitute Awards shall not reduce the Share Authorization, nor shall Shares subject to a Substitute Award be added to the Share Authorization as provided in paragraphs (b) and (c) above.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination, and subject to adjustment as provided in Section 11.2) may be used for Awards under the Plan and shall not reduce the Share Authorization (and Shares subject to such Awards shall not be added to the Share Authorization); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Associates, Non-Executive Directors or Consultants prior to such acquisition or combination.

3.3. Limit on Awards to Non-Executive Directors.  Notwithstanding any other provision of the Plan to the contrary and excluding any Awards made pursuant to Section 8.5, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all equity-based Awards and the amount of any cash-based Awards or other cash fees that may be granted or paid to any Non-Executive Director as compensation for services as a Non-Executive Director during any single fiscal year of the Company shall not exceed $750,000; provided, however, the foregoing limitation shall not apply to (a) amounts paid to a Non-Executive Director for services rendered as an employee of or consultant to the Company or any Subsidiary or (b) any severance or other payments paid to a Non-Executive Director for prior or current service as an employee of or consultant to the Company or any Subsidiary.  For the avoidance of doubt, any compensation earned for services rendered as a Non-Executive Director that is deferred shall be counted toward this limit for the year in which it was earned and became vested, and not when paid or settled if later.

Article 4. ELIGIBILITY AND ADMINISTRATION; NO REPRICING
4.1. Eligibility. Any Associate, Non-Executive Director or Consultant shall be eligible to be selected as a Participant.

4.2. Administration.   The Plan shall be administered by the Committee.  The Committee shall have full and plenary power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not

A-4   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Associates, Non-Executive Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by an Award or the cash amount that may be payable under an Award; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; (viii) amend the terms and conditions of an Award after the granting thereof to a Participant (including accelerating the exercisability, vesting or payment of an Award and/or extending the period of time for which an Option or Stock Appreciation Right is to remain exercisable following the Participant’s cessation of services); (ix) interpret and administer the Plan and any instrument or agreement entered into, under or in connection with the Plan, including any sub-plan or Award Agreement; (x) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (xi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(a) Any determination made by the Committee with respect to an Award will be made in its sole discretion at the time of grant of the Award or at any later time, and such determination of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.  A majority of the members of the Committee may determine its actions.  Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Non-Executive Director shall require the prior approval of the Board.

(b) To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to Associates who are not directors or executive officers of the Company: (A) designate Associates to be recipients of Awards, and (B) determine the number of Shares subject to such Awards to be received by such Associates; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

4.3. No Repricing.  Notwithstanding any other provision of the Plan to the contrary and other than adjustments made pursuant to Section 11.2 or in connection with a Change in Control, without the approval of a majority vote of the Company’s shareholders, present in person or by proxy at any special or annual meeting of the shareholders, the Company may not (a) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights; (b) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; or (c) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the Fair Market Value thereof in exchange for cash, other securities or other Awards.

Article 5. OPTIONS

5.1. Grant.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may determine.

5.2. Award Agreements.  All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee may determine which are not inconsistent with the provisions of the Plan.  The terms and conditions of Options need not be the same with respect to each Participant.

5.3. Exercise Price.  Other than in connection with Substitute Awards, the exercise price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the exercise price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant.

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-5

5.4. Term of Options.  The term of each Option shall be fixed by the Committee; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.  Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Associates or Non-Executive Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

5.5. Vesting of Options.  The Committee shall determine and provide in the Award Agreement the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements).

5.6. Exercise of Options.  Vested Options granted under the Plan shall be exercised by the Participant (or the Participant’s executors, administrators, guardian or legal representative) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased.  The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(a) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including through a broker-assisted cashless exercise program), or (vi) any combination of any of the foregoing; provided, however, to the extent required by applicable law, that the Participant must pay in cash an amount not less than the aggregate par value (if any) of the Shares being acquired.  The notice of exercise and payment of the purchase price shall be made by physical or electronic delivery as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.  In no event may any Option granted hereunder be exercised for a fraction of a Share.

(b) Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option (as such term may be extended as provided in Section 5.4), the Fair Market Value of one Share exceeds the exercise price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and minimum statutory withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.7. Incentive Stock Options.  The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year (under all plans of the Company) may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, such Options shall be treated as non-qualified stock options.  Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be treated as a non-qualified stock option.

Article 6. STOCK APPRECIATION RIGHTS

6.1. Grant.  The Committee may grant Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award, in each case upon such terms and conditions as the Committee may determine.  Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price of the Stock Appreciation Right.  The

A-6   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

Committee shall determine and provide in the Award Agreement whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

6.2. Award Agreements.  All Stock Appreciation Rights shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.  The terms and conditions of Stock Appreciation Rights need not be the same with respect to each Participant.

6.3. Exercise Price.  A Stock Appreciation Right shall have an exercise price per Share of not less than 100% of the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2.

6.4. Term.  The term of each Stock Appreciation Right shall be fixed by the Committee; provided that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date the Stock Appreciation Right is granted.  Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Associates or Non-Executive Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

6.5. Vesting.  The Committee shall determine and provide in the Award Agreement the time or times at which or the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements).

6.6. Exercise of Stock Appreciation Rights.  Vested Stock Appreciation Rights granted under the Plan shall be exercised by the Participant (or the Participant’s executors, administrators, guardian or legal representative) as to all or part of the Stock Appreciation Rights covered thereby, by giving notice of exercise to the Company or its designated agent.  The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(a) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right (as such term may be extended as provided in Section 6.4), the Fair Market Value of one Share exceeds the exercise price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not otherwise expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day.  In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for minimum statutory withholding taxes; any fractional Share shall be settled in cash.

Article 7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants.  Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award,” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation.  The Committee shall determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the grant of Restricted Stock or Restricted Stock Units, subject to such minimum consideration as may be required by applicable law.

7.2. Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares, except as otherwise provided in this Section.  A Participant who holds a

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-7

Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement, which may include the right to receive Dividend Equivalents (subject to the requirements of Section 409A of the Code); provided, however, in no event shall the Participant have voting rights with respect to such Award.  Notwithstanding the foregoing provisions of this Section (and subject to the requirements of Section 409A of the Code), cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award either (i) shall not be paid or credited or (ii) shall be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, stock or other property has been distributed, and paid at the time or times (or later) as such restrictions and risk of forfeiture lapse.

7.4. Vesting Period. Restricted Stock Awards and Restricted Stock Unit Awards shall have such Vesting Periods as the Committee may establish at the time of the Award and which may be different for different Awards.  The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

7.5. Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  Any such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

Article 8. OTHER SHARE-BASED AWARDS

8.1. Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2. Award Agreements.  The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement, which may include the right to receive Dividend Equivalents (subject to the requirements of Section 409A of the Code) and shall contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of such Awards need not be the same with respect to each Participant.  Other Share-Based Awards may be subject to such vesting restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, under such circumstances (including based on the achievement of performance goals and/or future service requirements), in installments or otherwise, as the Committee may provide. Dividend Equivalents with respect to the Shares covered by an Other Share-Based Award shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such Dividend Equivalents have been credited.

8.3. Vesting Period.  Other Share-Based Awards shall have such Vesting Periods as the Committee may establish at the time of the Award and which may be different for different Awards.  The Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

8.4. Payment.  Upon settlement, Other Share-Based Awards may be paid in cash and/or Shares, as provided in the Award Agreement.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.5. Deferral of Non-Executive Director Fees.  The Committee may, in its discretion, permit Non-Executive Directors to elect to defer their cash fees or retainers and receive Other Share-Based Awards in the form of deferred stock units (based on the Fair Market Value of a Share) in lieu of all or a portion of their annual retainer, any chair retainer, any committee chair retainer, or meeting (Board or committee) fees pursuant to such rules and procedures as it deems appropriate and adopts for such elections and for payment in deferred stock units, subject to the requirements of Section 409A of the Code.

Article 9. PERFORMANCE AWARDS

9.1. Grants.  Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The performance goals to be achieved for each Performance Period shall be determined by the Committee and may be described in terms of the achievement of one or more Company‑wide performance goals or one or more

A-8   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

performance goals of the Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed and may be measured relative to the performance of other corporations.  Such performance goals may include, but not be limited to, achievement or growth of specified financial performance metrics, including earnings per share, earnings before interest and taxes, revenue, operating profit or margin, net income, total shareholder return, stock price appreciation or return on net assets, invested capital or equity  or earnings per share growth, and achievement of specified management or operational objections, including productivity, workforce management and succession planning, customer and associate satisfaction and safely.

In assessing the achievement of any performance goals, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, but not limited to, (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (c) acquisitions or divestitures, (d) asset write-downs, (e) litigation or claim judgments or settlements, (f) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (g) foreign exchange gains or losses.

9.2. Award Agreements.  The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents (subject to the requirements of Section 409A of the Code).  The terms of Performance Awards need not be the same with respect to each Participant.  Dividend Equivalents with respect to the Shares covered by a Performance Award shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by a Performance Award with respect to which such Dividend Equivalents have been credited.

9.3. Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award.  The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate.

9.4. Payment.  Upon settlement, Performance Awards shall be paid in cash, Shares, other property, or any combination thereof, as may be established by the Committee at the time of an Award or thereafter.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Article 10. CHANGE IN CONTROL PROVISIONS

10.1. Impact of Certain Change in Control Events.  Notwithstanding any other provision of the Plan to the contrary and except as otherwise provided in an Award Agreement or other agreement approved by the Committee, in the event of a Change in Control resulting from a Business Combination: subject to clause (iii) of this paragraph , the vesting and exercisability of any Options and Stock Appreciation Rights outstanding immediately prior to the date such Change in Control is determined to have occurred and not then vested and exercisable shall become fully vested and exercisable and shall thereafter terminate upon such Change in Control if not exercised; subject to clause (iii) of this paragraph , any restrictions applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Share-Based Awards shall lapse and the Shares relating to such Awards shall become free of all restrictions and fully vested and transferable, and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at target performance levels or as otherwise provided in an Award Agreement, which may provide that the Award shall be deemed to be earned or shall vest on a pro rata basis based on achievement of the performance goals through the period immediately prior to the Change in Control; provided, however, that, other than with respect to Awards held by Non-Executive Directors as to which the provisions of clauses (i) and (ii) of this paragraph (a) shall govern, (iii) Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Share-Based Awards shall be subject to any agreement relating to a Business Combination that effects a Change in Control and shall not be subject to clauses (i) and of this paragraph , if such agreement provides for: (A) the continuation of the outstanding Awards by the Company, if the Company is the surviving corporation, (B) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (C) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for outstanding Awards; or (D) subject to Section 409A of the Code, settlement of each Share subject to an outstanding Award for the Fair Market Value of a Share immediately prior to the Change in Control (less, to the extent applicable, the per share exercise price, or, if the per share exercise price equals or exceeds such Fair Market Value, the outstanding Award shall terminate and be cancelled).

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-9

(a) For the purposes of this Section 10.1, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.  In cases where an Award includes performance conditions, such Award shall be considered assumed or substituted for if following the Change in Control the Award is converted into restricted stock or restricted stock units assuming achievement of the performance conditions at target levels or as otherwise provided in the Award Agreement, which may provide that the Award shall convert on a pro rata basis based on achievement of the performance goals through the period immediately prior to the Change in Control.

(b) Except as otherwise provided in an Award Agreement or other agreement approved by the Committee, in the event of a Change in Control (whether or not resulting from a Business Combination), if a Participant's employment is terminated without Cause within 24 months following such Change in Control (whether by the Company or by any other surviving corporation in any Business Combination or any affiliate of the Company or such surviving corporation), any Options or Stock Appreciation Rights held by such Participant (including any assumed or substituted options or stock appreciation rights) shall become fully vested and exercisable and shall remain exercisable for a period of three (3) months following such termination (but not later than the expiration date of such Award), and any restrictions applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Other Share-Based Awards held by such Participant (including assumed or substituted restricted stock, restricted stock units, performance shares and other share-based awards) shall lapse and the Shares (or other securities) relating to such Awards (or awards) shall become free of all restrictions and fully vested and transferable, and any performance conditions imposed with respect to such Awards (or awards) shall be deemed to be achieved at target performance levels, or as otherwise provided in an Award Agreement, which may provide that the Award shall be deemed to be earned or shall vest on a pro rata basis based on achievement of the performance goals through the period immediately prior to the termination.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine; provided that if the per Share exercise price of any Option or Stock Appreciation Right equals or exceeds such Fair Market Value, then the Option or Stock Appreciation Right shall terminate without any payment.

10.2. Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section 10.2;

(b) during any twenty-four (24) month period, individuals who, at the beginning of such period, constitute the Board, together with any new director(s) (other than (i) a director designated by a Person who shall have

A-10   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

entered into an agreement with the Company to effect a transaction described in paragraphs (a) or (c) of this Section 10.2 and (ii) a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twenty-four (24) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) consummation of a reorganization, merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined  voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Company’s outstanding voting securities, (ii) no Person (excluding any corporation resulting from such Business Combination) other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d) a liquidation or dissolution of the Company approved by the shareholders; or
(e) consummation of a sale of all or substantially all of the assets of the Company.

10.3. Payments upon a Change in Control.  Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Section 409A of the Code shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary.

Article 11. GENERALLY APPLICABLE PROVISIONS

11.1. Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable tax or securities laws, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not, without the approval of the Company’s shareholders to the extent required by such applicable law, amend the Plan to (a) increase the number of Shares comprising the Share Authorization (except for adjustments pursuant to Section 11.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 4.3’s prohibition on repricing, (e) amend Section 5.3 or Section 6.3 to eliminate the requirements relating to minimum exercise price, (f) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.4, or (g) extend the term of the Plan.  In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

11.2. Adjustments.  In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or other distribution to Company shareholders, other than a normal or special cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the Company is the surviving corporation, or any other corporate transaction or other event involving the Company and having an effect similar to any of the foregoing, the Committee shall make such substitution or

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-11

adjustments in (a) the number and kind of shares that may be delivered under the Plan, (b) the maximum number of Shares that may be issued pursuant to Incentive Stock Options, (c) the number and kind of shares or other property, including cash, subject to outstanding Awards, (d) the exercise price of outstanding Options and Stock Appreciation Rights and (e) other characteristics or terms of the Awards, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of Participants’ rights under the Plan; provided, however, that the number of shares subject to any Award shall always be a whole number; provided, further, that any adjustment pursuant to this Section 11.2 with respect to any Option or Stock Appreciation Right shall be made in accordance with Section 409A of the Code and, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

11.3. Transferability of Awards.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company.  Except as otherwise permitted by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Non-Executive Directors).  An Award may be exercised during the life of a Participant only by the Participant or the Participant’s guardian or legal representative.  The Committee by express provision in the Award Agreement or an amendment thereto may, subject to applicable laws, permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, but not limited to, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish and on a basis consistent with the Company’s lawful issuance of securities. No Award may be transferred to a third-party financial institution for value.

11.4. Termination of Services.  The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to provide services to the Company or any Subsidiary (including as a Non-Executive Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.

11.5. Deferral.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Any Award deferred pursuant to this Section 11.5 shall be deferred in accordance with the requirements of Section 409A of the Code.

11.6. Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, and subject to the requirements of Section 409A of the Code, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive cash, stock or other property equal in value to dividends paid on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee.  The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.  Notwithstanding the foregoing, Dividend Equivalents credited in connection with an unvested Award shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

11.7. No Pledging or Hedging.  All Shares from Awards are subject to the prohibitions in the Company’s policies on hedging of Shares (including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds) and pledging of Shares (including holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan).

Article 12. MISCELLANEOUS

12.1. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares of Company stock entitled to vote at a duly constituted meeting of the shareholders of the Company.  The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.  Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section.  Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

A-12   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

12.2. Award Agreements.  Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require.  The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

12.3. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan.  The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to a Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.  If the Participant shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.  The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the minimum required tax withholding rate for the Participant or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

12.4. Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Associate, Non-Executive Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Associate, Non-Executive Director or Consultant at any time for any reason.  The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.  No Associate, Non-Executive Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Associates, Non-Executive Directors or Consultants under the Plan.

12.5. Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.6. Cancellation of Award; Forfeiture of Gain.  Notwithstanding anything to the contrary contained herein, unless otherwise provided in an Award Agreement, if a Participant, without the consent of the Company, while providing services to the Company or any Subsidiary or after cessation of such service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.  Notwithstanding the foregoing, in the event of a Change in Control, the Company’s right to cancel Awards or to require forfeiture or repayment, as provided above, shall terminate without prejudice to any rights that the Company otherwise may have under applicable law.

12.7. Recoupment of Awards.  By accepting an Award hereunder, each Participant agrees that he or she shall reimburse the Company for all or any portion of any Award, and that the Company or Committee may terminate any outstanding, unexercised, unexpired or unpaid Award, rescind any exercise, payment or delivery pursuant to an Award or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to an award to the extent required by any recoupment or clawback policy adopted by the Committee in its discretion or to comply with the requirements of any applicable laws. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-13

employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

12.8. Stop Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.9. Nature of Payments.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary (or as may be required by the terms of such plan).

12.10. Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.11. Severability.  The provisions of the Plan shall be deemed severable.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the Shares are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

12.12. Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.13. Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

12.14. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

12.15. Foreign Associates and Consultants.  Awards may be granted to Participants who are foreign nationals or providing services outside the United States, on such terms and conditions different from those applicable to Awards to Associates or Consultants providing services in the United States as may,  in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Associates or Consultants on assignments outside their home country.

12.16. Compliance with Section 409A of the Code.   This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, except as otherwise determined by the Committee.  Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be

A-14   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with Section 409A of the Code.

(a) Notwithstanding anything in the Plan or any Award Agreement to the contrary, in the event that a Participant is identified as a “specified employee” (as such term is defined in Section 409A of the Code) as of the date of such Participant’s separation from service, any Awards subject to Section 409A of the Code and payable upon the Participant’s separation from service, shall, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service, or if earlier, the date of the Participant’s death.

12.17. No Representations or Covenants with Respect to Tax Qualification.  Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

12.18. No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

12.19. No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise or vesting of any Award, or (c) the sale of any Shares issued upon the exercise or vesting of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing.  In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon the exercise or vesting of any Award, or (z) the sale of any Shares issued upon the exercise or vesting of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

12.20. Data Privacy.  As a condition of acceptance of an Award, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that the Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (the “Data”), for the purpose of implementing, managing and administering the Plan.  The Participant further understands that the Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, management and administration of the Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company in the implementation, management, and administration of the Plan.  The Participant understands that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Participant, through participation in the Plan and acceptance of an Award under the Plan, authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares.  The Participant understands that the Data will be held only as long as is necessary to implement, manage, and administer the Participant’s participation in the Plan.  The Participant understands that if he or she resides outside the United States, he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status and position with the Company or its Subsidiary will not be affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Awards or administer or maintain such Awards.  Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan.  For more information on the

MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement  A-15

consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

12.21. Indemnity.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.22. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

A-16   MSC Industrial Direct Co., Inc.  Notice of 2023 Annual Meeting and 2022 Proxy Statement

BUILT TO MAKE YOU BETTER MSC INDUSTRIAL DIRECT CO., MC 515 BRAODHOLLOW ROAD, SUITE 1000 MELVILLE, NY 11747-3705 SCAN TO r\ VIEW MATERIALS & VOTE VOTEBYNTERNET Before The Meeting – go to www.proxyyvobe.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic deliver of information. Vote by 11:50 p.m., Eastern Time, on January 24, 2023 for shares held directly Vote by 11:59 p.m., Eastern Time on January 22, 2023 for shares held in the MSC Industrial Direct 401(k) Plan. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting – Go to www.virtualsahreholdermeeting.com/MSM2023 You may attend the meeting virtually via the internet and vote during the meeting. Have the information that is printed on the box marked by the arrow available and then follow the instructions VOTE BY PHONE – 1.800.690.6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on January 23, 2023 for shares held directly Vote by 11:59 p.m., Eastern Time, on January 22, 2023 for shares held in the MSC Industrial Direct 401 (K) Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by MSC Industrial Direct Co., Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail of the Internet. To sign up for electronic delivery, please follow the instructions above to vote use the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D93693-Z63935-PB3068 THIS PROXY CARD IS VAUD ONLY WHEN SIGNED AND DATED. _ KEEP THIS PORTION FCft YOUR RECORD! DETACH AND RETURN THIS PORTON ONL' MSC INDUSTRIAL DIRECT CO, INC. MSCs Board of Directors recommends that you vote "FOR ALL" of the nominees named in Proposal No. 1. Proposal No. 1: Election of Directors Nominees: 01) Erik Gershwind 05) Steven Paladino 02) Louise Goeser 06) Philip Peller 03) Mitchell Jaccbson 07) Rahquel Purcell 04) Michael Kaufmann OS) Rudina Seseri For Withhold For All All All Except To withhold authority to vote for any Individual nominee(s). mark "For AJI Except" and write the numbers) of the nominee (s) on the II ne below. MSC's Board of Directors recommends that you vote "FOR" Proposal Nos. 2.3 and 4. For Against Abstain Proposal No. 2: Ratification of the Appointment of Independent Registered Public Accounting Firm To ratify the appointment of Ernst & Young LLP to serve as MSC’s independent registered public accounting firm for fiscal year 2023. Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation To approve, cn an advisory basis, the compensation of MSC's named executive officers. Proposal No. 4: Approval of the MSC Industrial Direct Co, Inc. 2023 Omnibus Incentive Plan To approve the MSC Industrial Direct Co, Inc. 2023 Omnibus Incentive Plan. NOTE: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. EACH OF PROPOSAL NOS. 1. 2. 3 AND 4 HAS BEEN PROPOSED BY MSC INDUSTRIAL DIRECT CO, INC. Authorized Signatures - Sign and Date Below - This section must be completed for your vote to be counted. Please sign exactly as your name(s) appeals) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such, Joint owners should each sign personally. All holders must sign, it a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [please sign within box] Date signature (joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2023 Annual Meeting and 2022 Proxy Statement and the 2022 Annual Report to Shareholders are available at https://inve5tor.mscdirect.com/annual-reports. 0936W ZB39J5 -PB3066 MSC INDUSTRIAL DIRECT CO.. INC 2023 ANNUAL MEETING OF SHAREHOLDERS JANUARY 25. 2023 THIS PROXY IS SOUCITED ON BEHALF OF MSC’S BOARD OF DIRECTORS. The undersigned hereby appoint(s) lohn Chironna and Neal Dongre. and each of them, as attorneys-in-fact, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co.. Inc. (the ‘Company') that the undersigned would be entitled to vote if persona»y present at the 2023 Annual Meeting of Shareholders of the Ccm parry to be held at 9:00 a.m.. Eastern Time, on Wednesday, January 25. 2023 via live audio webcast at www.virtualshareholdermeeting.com/MSM2023. and any adjournment or postponement thereof, and. without limiting the generality of the power hereby conferred, the proxy holders are specifically directed to vote as indicated on the reverse side. In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. For participants in the MSC Industrial) Direct 401 (k) Plan, this card constitutes voting instructions to T. Rewe Price Trust Company or its successor, as trustee under the MSC Industrial Direct 401 (k) Plan. The undersigned, if a participant in the MSC Industrial Direct 40Ilk) Plan, directs T. Rowe Price Trust Company Directed Trustee, to vote al shares of Class A Common Stock of the Company allocated to hrs or her account, as specified on the reverse s*de. at the 2023 Annual Meeting of Shareholders, or any adjournment or postponement thereof. Voting instructions to the trustee of the MSC Industrial Direct 401 <k) Plan must be received by January 23, 2023. All shares of the Company’s common stock registered in your name and/or held for your benefit in the MSC Industrial Direct 401(k) Plan are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be *FOR All” of the director nominees named in Proposal No. 1. 'FOR* Proposal Nos. 2. 3 and 4. and in the discretion of the proxy holders with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. Regarding the MSC Industrial Direct 401 (k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted. PLEASE MARK. SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE